UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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2026 Annual Report & Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Identity is the control plane for the AI enterprise.

Idira is the next-generation identity security platform that discovers, controls, and governs your human and agentic workforce, seamlessly integrating modern privileged access management, machine, and agentic identity security.

One platform to secure every identity.

Letter from our Chair

“This year, we combined the leading identity and cybersecurity platforms to become the premier cyber guardian for the AI era.”
Dear Fellow Shareholders:
Fiscal 2026 was a pivotal inflection point in Palo Alto Networks’ transformation journey — a year that reinforced platformization as the only viable strategy to secure the modern enterprise. We closed the two largest acquisitions in our history, CyberArk and Chronosphere, both of which are exceeding our expectations. Our disciplined execution, sustained innovation, and unwavering focus on customer outcomes have allowed us to deliver strong results and significant shareholder value. I continue to be incredibly proud of the work we undertake to achieve our vision: a world where each day is safer and more secure than the one before.
FISCAL 2026 ACHIEVEMENTS
Fiscal 2026 emerged as a landmark year for the cybersecurity space. As artificial intelligence (“AI”) fundamentally redefines the security landscape, customers are more intent than ever to fortify their cybersecurity defenses. Against this backdrop, we delivered another year of strong financial achievement. Our total revenue reached $11.48 billion, growing 24% from the prior year. This was accompanied by an acceleration of our next-generation security annualized recurring revenue (“NGS ARR”) to $9.10 billion, an impressive 63% increase year-over-year, while adding nearly $1 billion of net new NGS ARR in our fourth quarter of fiscal 2026 alone. Our remaining performance obligations (“RPO”) surpassed $20 billion for the first time, ending the year at $21.2 billion, a 34% increase year-over-year. Our profitable-growth framework remained strong, and we delivered adjusted free cash flow margin for a fourth consecutive year at 38% or better and an expansion of our non-GAAP operating margin, while absorbing a partial year of the largest acquisition in our history. We also saw a record amount of platformization adoption in fiscal 2026 and remain on track toward our long-term goal of more than 4,000 platformizations and $20 billion in NGS ARR by fiscal 2030.
The dedication and engagement of our over 21,000 employees enable these accomplishments. Our employees are the driving force behind our industry leadership, consistently developing cutting-edge products and services, and furthering us on our mission to be the cybersecurity partner of choice, protecting our digital way of life.
DELIVERING THE END-TO-END SECURITY COMPANY FOR THE AI ERA
The cybersecurity landscape continues to be redefined by the emergence and prevalence of generative and agentic AI. In fiscal 2026 alone, we believe there were three distinct inflection points — the shift from standard large language models to autonomous agentic action, the weaponization of AI to identify and exploit enterprise vulnerabilities at machine speed, and the accelerating move toward a fragmented ecosystem of open-weight and sovereign models, each meaningfully expanding the attack surface we aim to protect.
We responded with sustained innovation across our AI security portfolio. Prisma® AIRS™ evolved into a comprehensive solution for the agentic AI security lifecycle, including by helping secure agentic identities, providing agent observability, including at the endpoint through Agentic Endpoint Security, and funneling traffic through the AI Agent Gateway to enforce security policies in real time. At the same time, utilizing our strategic partnerships with leading frontier labs allowed us to introduce our Unit 42® Frontier AI Defense, enabling our customers to fortify their environments against AI-driven attacks.

2026 Proxy Statement	3

Letter from our Chair

Fiscal 2026 also marked the completion of our acquisition of CyberArk, the leader in Identity Security, which we have since rebranded as Idira®, establishing Identity Security as a core pillar of our platformization strategy. CyberArk brought foundational leadership in Privileged Access Management and Machine Identity, which are critical capabilities as enterprises deploy thousands of AI agents, many of which today operate outside of formal governance. Idira extends the same sophisticated identity security and privilege controls provided to humans and machines to AI agents, helping ensure each agent or machine action is authorized, scoped, and auditable.
We also completed our acquisition of Chronosphere, which expanded our portfolio to include next-generation observability, enabling our customers to gain deep, real-time visibility into their applications, infrastructure, and AI systems, while maintaining control over data cost and value. We also defined a new category of protection in Agentic Endpoint Security through our acquisition of Koi to secure vibe coding agents and autonomous endpoint tools as well as extend visibility and security to agentic AI on the endpoint.
Together, these actions have deepened our multi-platform strategy across Network Security; Security Operations, Observability, and Cloud Security; and Identity Security, empowering our customers to respond more rapidly to escalating AI threats and providing the bedrock for Palo Alto Networks to serve as the cyber guardian for our customers, helping deliver end-to-end security for the AI era.
OUR ANNUAL MEETING
This year’s Proxy Statement is once again designed to provide clarity and understanding about our strategies, successes, and challenges. The following are select highlights worth prefacing:
Shareholder Engagement. We remain guided by, and appreciative of, the perspectives of our shareholders as expressed through their engagement with us. We engaged in meaningful shareholder outreach, holding discussions with shareholders representing approximately 63% of our outstanding shares and offering discussions with shareholders that represented approximately 69% of our outstanding shares, in each case as of June 30, 2026. These discussions covered a wide variety of topics, including the structure of our board of directors, business strategy, risk management oversight, mergers and acquisitions, executive compensation, and corporate governance. We remain steadfast in our commitment to meaningful outreach and engagement with our shareholders and believe having a true dialogue with our investors is vital.
Executive Compensation. We remain committed to an executive compensation program that is truly pay-for-performance. For fiscal 2026, 100% of our named executive officers’ equity compensation awards were performance-based, with different performance metrics than the short-term incentive compensation plan. Likewise, approximately 98% of my total compensation and an average of approximately 96% of the total compensation across our other current executive officers was performance-based and at risk. Recognizing the feedback received through the results of last year’s “Say-on-Pay” vote and our discussions with you, our Compensation and People Committee made a number of meaningful changes to our executive compensation programs, in particular to the equity compensation program. In the pages that follow, our Lead Independent Director, John M. Donovan, and our Compensation and People Committee describe these changes to you in detail.

For important information regarding our use of forward-looking statements, please see page 11 of this Proxy Statement.

4	2026 Proxy Statement

Letter from our Chair

Corporate Governance. In response to last year's shareholder proposal on Board declassification, the Board spent considerable time in fiscal 2026 evaluating our Board structure and engaging with shareholders and has developed a proposal for your consideration. It would give shareholders an annual advisory vote on the continued service of every director that is not up for election at the annual meeting while preserving the continuity and stability of our classified board structure. This proposal strikes the right balance between shareholder accountability and Board stability during this critical period for our industry. I encourage you to read John’s letter and this Proxy Statement for additional information regarding this proposal.
Our Commitment to Responsible Business Practices. Corporate responsibility is integrated into our business strategy and supports our mission of protecting our digital way of life. By helping us manage risks and respond to stakeholder expectations, our corporate responsibility efforts strengthen trust and support the long-term resilience and success of our business. Elsewhere in this Proxy Statement, we discuss our efforts throughout fiscal 2026 to execute meaningful corporate responsibility initiatives that include advancing environmental sustainability, investing in our people, and operating with integrity.
You are cordially invited to attend the 2026 Annual Meeting of Shareholders of Palo Alto Networks, Inc. to be held on Tuesday, December 8, 2026 at 11:00 A.M., Pacific Time.
This year’s annual meeting will be a virtual meeting conducted via a live webcast. You will be able to listen to the annual meeting, submit your questions, and vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/PANW2026 and entering the 16-digit control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the instructions that accompanied your proxy materials. If you did not receive a 16-digit control number, please reach out to your broker for further instructions.
On behalf of our Board, we thank you for your investment in Palo Alto Networks and for your continued trust. We look forward to the annual meeting on December 8, 2026.
Thank you,
Nikesh Arora
Chair and Chief Executive Officer

2026 Proxy Statement	5

Letter from our Lead Independent Director

“Your feedback informed our most important decisions this year. In direct response to shareholder input, we are taking meaningful action with respect to our governance and executive compensation, and remain committed to earning your continued support.”
Dear Fellow Shareholders:
As Lead Independent Director of the Palo Alto Networks Board of Directors, it is my foremost responsibility to ensure that the Board provides independent and effective oversight of the Company’s efforts to deliver meaningful and sustainable value to our shareholders. We highly value the perspectives of our investors, and your input has informed Board deliberations on strategy, governance, and executive compensation. Fiscal 2026 was a year in which shareholder feedback shaped some of the most consequential decisions our Board has made in recent years.
FISCAL 2026 WAS A YEAR OF TRANSFORMATION AND DELIVERY FOR PALO ALTO NETWORKS
Our fiscal 2026 results are a testament to the culture of innovation and embracing transformation to capitalize on industry inflection points that Nikesh Arora has fostered through his leadership as our Chief Executive Officer. Total revenue grew to $11.48 billion, NGS ARR reached $9.10 billion, and we attained RPO of $21.2 billion. These results evidence the resonance of our platformization strategy and commitment to innovation. In all, we delivered a one-year total shareholder return of 91% — representing the 94th percentile rank among the companies in the S&P 500 index and the 100th percentile among our compensation peer group.
Under Nikesh’s leadership, we have successfully navigated multiple inflection points, and fiscal 2026 marked another year of significant change and evolution as AI continues to redefine the landscape. The transition from AI as experimentation to full scale enterprise deployment has catalyzed the need to secure every human, machine, and agentic identity operating within the enterprise. With our acquisition of CyberArk earlier this year, we are seizing this inflection point by establishing Identity Security as a core pillar of our platformization strategy. Together with the acquisitions of Chronosphere, to provide next-generation observability; Koi, to provide Agentic Endpoint Security; and Portkey, which brought an AI Gateway to Prisma AIRS, and our organic advancements across our platforms, the combined company is leading the way to provide the end-to-end cybersecurity platform for the AI era. On behalf of the Board, I want to welcome all the talented teams that have joined the Palo Alto Networks family through our recent acquisitions.
SHAREHOLDER ENGAGEMENT
At our 2025 annual meeting of shareholders, we were disappointed to receive 46% support for our “Say-on-Pay” advisory resolution to approve our fiscal 2025 executive compensation. At the same time, the shareholder proposal to elect all our directors annually received 93% support at our 2025 annual meeting. We heard your message clearly. From these results, we recognized that additional and substantive action was required from the Board on both our executive compensation program and our governance framework.
Accordingly, I led a significant shareholder outreach effort to ensure that I heard from you directly, meeting with shareholders representing 24% of our outstanding shares and offering meetings to holders of 57% of our outstanding shares. As a direct result of your feedback, we are responding with meaningful changes to our executive compensation program, and a proposal for shareholder consideration at this Annual Meeting that we believe addresses your central concern regarding annual Board accountability.

17 Meetings with investors

24% Representing 24% of our outstanding shares, while offering meetings to investors representing 57% of our outstanding shares (each as of June 30, 2026).

6	2026 Proxy Statement

Letter from our Lead Independent Director

STRENGTHENING OUR BOARD ACCOUNTABILITY
Our Board takes seriously its responsibility to ensure that our governance framework and Board structure reflect both best governance practices and the priorities that you have raised with us.
Last year, a shareholder proposal to elect each of our directors annually received meaningful shareholder support. In response, during fiscal 2026, we spent considerable time evaluating our board structure and engaging directly with shareholders on whether to move to annual director elections. In those conversations, one theme came through clearly: shareholders want the ability to provide annual feedback on all our directors, not only those standing for election in a given year. This includes the shareholder proponent of last year’s shareholder proposal to elect each of our directors annually, who conveyed the same sentiment.
After careful consideration, the Board developed an innovative and responsive solution. Under Proposal 5, the Board is asking shareholders, on a non-binding advisory basis, to support an annual non-binding advisory vote on the continued service of each director who is not up for election at the annual meeting of shareholders. Each year, except during years where there is a contested director election, shareholders would vote on every director, including those who are not otherwise up for election at that annual meeting. We would also update our corporate governance guidelines to provide that any director who does not receive a majority of votes cast would be expected to tender a resignation, which would take effect if accepted by the Board. If implemented, this annual advisory vote would begin at our 2027 annual meeting of shareholders.
In practice, this proposal would give shareholders the same ability to provide feedback on every director, every year, as they would have if the Board were declassified. The difference is accountability without disruption. Each director, regardless of where they stand in their term, would face an annual shareholder vote, and any director who fails to earn majority support would be expected to tender their resignation to step down.
At the same time, maintaining a classified board structure preserves important benefits for all shareholders, particularly during a period of profound transformation in our industry driven by the rapid advancement of AI. A classified board provides stability and continuity of leadership, insulates the Board from short-term pressures, and allows our directors to remain focused on the long-term strategic decisions that this moment demands. These benefits are especially valuable when the competitive landscape is evolving as rapidly as it is today.
This proposal strikes the right balance, preserving the strategic advantages of a classified board while giving shareholders a meaningful, annual voice on every director. The shareholder proponent of last year’s shareholder proposal to elect each of our directors annually informed us that he supports and intends to vote in favor of Proposal 5. We urge you to join in that support for Proposal 5.
EXECUTIVE COMPENSATION ENHANCEMENTS
Building on the changes to executive compensation programs introduced in fiscal 2024 and fiscal 2025, our Compensation and People Committee distilled meaningful enhancements to our executive compensation program, some of which were reflected in our fiscal 2026 program (as previewed in our 2025 proxy statement) and additional changes that were implemented for our fiscal 2027 program. Consistent with our commitment to continually evolve our executive compensation practices and benefit from the important insights of our shareholders, these changes are designed to further strengthen the alignment between executive pay and long-term shareholder value creation. The key changes include:
•For our performance-based restricted stock units (“PSUs”), the relative total shareholder return (“TSR”) modifier performance target for 1.0x achievement was increased to the 55th percentile rank from the 50th percentile.
•For our fiscal 2026 PSUs, the maximum achievement of 300% for the NGS ARR performance measure requires exceeding the target for a particular fiscal year by at least $400 million, a 33.3% increase from the prior year’s PSUs, while the threshold for no payout has similarly been lowered to missing the target by at least $400 million.
•The fiscal 2026 PSUs and fiscal 2027 PSUs exclude the NGS ARR contribution from acquisitions in which the purchase price for the acquisition exceeds 4% of our market capitalization at the time of the acquisition.
•For our fiscal 2027 PSUs, we have redesigned our PSUs to lower the maximum payout from 400% to 300%, a decrease of 25%, of the target amount of PSUs.

2026 Proxy Statement	7

Letter from our Lead Independent Director

•For our fiscal 2027 PSUs financial performance metrics, we deepened the pay-for-performance alignment by:
◦increasing our NGS ARR performance targets to require exceeding the target for a particular fiscal year by at least $450 million, a 12.5% increase from the prior year’s PSUs, to attain the maximum achievement of 300%, while the threshold for no payout has similarly been lowered to missing the target by at least $450 million; and
◦the threshold for no payout on the non-GAAP net income per diluted share performance measure has been increased to achieving 93% of target for a particular fiscal year, an increase of three percentage points from the prior year’s PSUs, while the threshold for a maximum achievement of 300% has similarly been lowered to achieving at least 107% of target.
We encourage you to read the letter from our Compensation and People Committee, as well as our entire Compensation Discussion and Analysis. We believe that you will conclude that we have taken meaningful action in response to your feedback and designed an executive compensation program deserving of your support.
On behalf of our Board, I thank you for your investment in Palo Alto Networks and your continued trust. I look forward to the Annual Meeting on December 8, 2026.
Thank you,
John M. Donovan
Lead Independent Director

8	2026 Proxy Statement

Notice of Annual Meeting of Shareholders

Date and Time Tuesday, December 8, 2026 11:00 AM Pacific Time	Virtual Meeting Site www.virtualshareholder meeting.com/PANW2026	Who Can Vote Shareholders of record as of October 9, 2026 are entitled to vote
Voting Items

Items of Business		Board Vote Recommendation	For Further Details
1.	To elect four Class III directors named in the accompanying Proxy Statement to serve until our 2029 annual meeting of shareholders and until their successors are duly elected and qualified.	“FOR” each director nominee	Page 48
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2027.	“FOR”	Page 65
3.	To approve, on an advisory basis, the compensation of our named executive officers.	“FOR”	Page 68
4.	To approve an amendment to the Palo Alto Networks, Inc. 2021 Equity Incentive Plan to increase the number of plan shares reserved for issuance.	“FOR”	Page 125
5.	To approve, on a non-binding advisory basis, an annual voting policy to provide for an annual non-binding advisory vote to approve the continued service of each director who is not up for election at the annual meeting of shareholders.	“FOR”	Page 138
6.	To consider and vote upon a shareholder proposal, if properly presented at the Annual Meeting, regarding a study of a potential broad-based employee ownership transaction.	“AGAINST”	Page 142
Shareholders will also act on such other business that may properly come before the 2026 Annual Meeting of Shareholders (the "Annual Meeting") or any adjournments or postponements thereof.
YOUR VOTE IS IMPORTANT. Please act as soon as possible to vote your shares, even if you plan to attend the Annual Meeting. On or about October 27, 2026, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report and how to vote. For instructions to vote your shares and more information, see “About the Annual Meeting” on page 149.
We appreciate your continued support of Palo Alto Networks and look forward to receiving your proxy.
By Order of the Board of Directors,

Bruce Byrd
Executive Vice President, General Counsel and Corporate Secretary
October 27, 2026
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 8, 2026: THE NOTICE OF 2026 ANNUAL SHAREHOLDERS’ MEETING, PROXY STATEMENT, AND 2026 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.PROXYVOTE.COM.

HOW TO VOTE
Online
Visit www.proxyvote.com 24 hours a day, seven days a week.
By Phone
Call the phone number located on the accompanying proxy card or voting instruction form.
By Mail
Complete, sign, date, and return the accompanying proxy card or voting instruction form in the envelope provided.
QR CODE
Scan the QR code on your voting materials to vote with your mobile device.

2026 Proxy Statement	9

Table of Contents

3	Letter from our Chair
6	Letter from our Lead Independent Director
9	Notice of Annual Meeting of Shareholders
13	About Us
16	Our Board at a Glance
19	Executive Compensation at a Glance
	19	Our Compensation Best Practices
	20	Significant At-Risk Compensation
	20	Executive Compensation Program Changes
21	Corporate Governance
	21	Corporate Governance Highlights
	22	Board Responsiveness to Shareholders
	25	Leadership Structure
	28	Board Committees and Responsibilities
	33	Annual Board and Committee Self-Evaluations
	35	Board’s Role in Strategy Oversight
	35	Board’s Role in Risk Oversight
	37	Select Oversight Areas
	38	Enterprise Risk Management Program
	39	Succession Planning
	39	Communications with the Board of Directors
	40	Corporate Governance Guidelines and Code of Business Conduct and Ethics
	40	Compensation and People Committee Interlocks and Insider Participation
41	Corporate Responsibility
	41	Overview
	41	Awards and Recognition
	42	Oversight
	43	Advancing Environmental Sustainability
	43	Investing in People
	44	Operating with Integrity
46	Voting Roadmap
48		Proposal No. 1 Election of Directors
	49	Director Tenure and Refreshment
	49	Board Makeup
	50	Board Skills and Experience Matrix
	51	Directors
	61	Identification and Evaluation of Director Nominees
	62	Director Independence
	62	Director Compensation
	64	Director Stock Ownership Guidelines
	64	Director Attendance
65		Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
	65	Fees Paid to the Independent Registered Public Accounting Firm
	65	Auditor Independence

	66	Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
	67	Report of the Audit Committee
68		Proposal No. 3 Advisory Vote on the Compensation of our Named Executive Officers
69	Executive Compensation
	69	Letter from our Compensation and People Committee
	72	Compensation Discussion and Analysis
	80	Fiscal 2026 Executive Compensation Program
	95	Executive Compensation Policies and Practices
	106	Report of the Compensation and People Committee
	107	Executive Compensation Tables
	123	Executive Officers
125		Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan
	125	Why Should Shareholders Vote to Approve the Amendment to the 2021 Plan?
	127	The 2021 Plan Includes Compensation and Governance Best Practices
	129	Summary of the 2021 Plan
138		Proposal No. 5 Advisory Vote on Annual Voting Policy for Directors
	138	Background
	138	Annual Voting Policy
	139	Corporate Governance Review and Shareholder Engagement
	140	Purpose and Effect of the Annual Voting Policy
	141	Commitment to Director Performance Assessment
142		Proposal No. 6 Shareholder Proposal - Study of Broad-Based Employee Ownership Transaction
	142	Shareholder’s Proposal and Supporting Statement
	143	Company Opposing Statement
146	Security Ownership of Certain Beneficial Owners and Management
148	Related Person Transactions
149	About the Annual Meeting
156	Other Matters
	156	Delinquent Section 16(a) Reports
	156	Fiscal 2026 Annual Report and SEC Filings
157	Appendix A
	157	Calculation of Billings, Organic Operating Margin, and Organic Revenue
	158	Calculation of Non-GAAP Net Income Per Diluted Share and Non-GAAP Weighted-Average Shares
	159	Calculation of Organic Non-GAAP Net Income and Organic Non-GAAP Net Income Per Diluted Share
	160	Calculation of Adjusted Free Cash Flow Margin
	161	Non-GAAP Financial Measures and Other Key Metrics
163	Appendix B
	163	Amended and Restated 2021 Equity Incentive Plan

10	2026 Proxy Statement

Table of Contents

Forward-Looking Statements
This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical or current facts, including statements regarding our future prospects, corporate responsibility matters and plans, governance matters and plans, and executive compensation programs and plans, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “continue,” “estimate,” “expects,” “future,” “intends,” “may,” “plan,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ materially from those expected or implied in any forward-looking statement include, but are not limited to those discussed in the section titled “Risk Factors” in our 2026 Annual Report on Form 10-K and other filings we may file with the SEC from time to time. Unless otherwise provided herein, all statements in this Proxy Statement are as of the date of the filing of this Proxy Statement, and we do not assume any obligation to update forward-looking statements.
References to our website in this Proxy Statement are not intended to function as a hyperlink. Unless specifically provided otherwise, the information contained on, or that can be accessed through, a website hyperlinked in this Proxy Statement is not incorporated into, and does not form a part of, this Proxy Statement.
In this Proxy Statement, the terms “the Company,” “we,” and “our” refer to Palo Alto Networks, Inc. and the term “Board” refers to the Board of Directors of Palo Alto Networks, Inc.
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the Letters from our Chair, our Lead Independent Director and our Compensation and People Committee, and the sections of this Proxy Statement titled “Report of the Audit Committee” and “Report of the Compensation and People Committee” shall not be deemed to be so incorporated, unless specifically stated otherwise in such filing.
Note on per share figures
After the close of trading on December 12, 2024, we effected a two-for-one stock split. Accordingly, all share and per-share amounts presented in this Proxy Statement have been retroactively adjusted to reflect the stock split.

Highlights
16	Our Board at a Glance
19	Executive Compensation at a Glance
46	Voting Roadmap
69	Letter from our Compensation and People Committee
72	Compensation Discussion and Analysis
125	Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan
138	Proposal No. 5 Advisory Vote on Annual Voting Policy for Directors

2026 Proxy Statement	11

12	2026 Proxy Statement

About Us
Our Company
Palo Alto Networks® is a global artificial intelligence (“AI”) cybersecurity provider with a vision of a world where each day is safer and more secure than the one before. We were incorporated in Delaware in 2005 and are headquartered in Santa Clara, California. Our principal executive offices are located at 3000 Tannery Way, Santa Clara, CA 95054.
Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. Our platforms help secure enterprise users, networks, clouds, endpoints, AI apps and agents, and identities by delivering comprehensive cybersecurity backed by AI and automation, and provide real-time visibility and monitoring across cloud infrastructure, applications, and AI workloads. A key element of our strategy is to help our customers simplify their security architectures through consolidating disparate point products. We execute on this strategy by developing our capabilities and packaging our offerings into platforms which are able to cover many of our customers’ needs in the markets in which we operate. Our platformization strategy combines various products and services into a tightly integrated architecture for more secure, faster, and cost-effective outcomes.

Our Corporate Values
Our corporate values, which were co-created by our employees, serve as the foundation of our culture and the guide for our corporate decisions. Foremost among these is integrity, which is the foundation of everything we do and every decision we make. We believe that collaboration enhances our ability to disrupt entrenched beliefs, which we think ultimately leads to innovation. Our ability to execute on our innovations and deliver products and services that address the cybersecurity needs of our customers is critical to our long-term success. Finally, we are intentional about including varied points of view, perspectives, experiences, and ideas in our decision-making process. We believe that our core values make us a better company.

Recognized in “World’s Best Employers” by Forbes (2025)	Recognized in multiple categories including Company Outlook, Leadership, Engineering, and Women by Comparably

2026 Proxy Statement	13

About Us

Our Fiscal 2026 Highlights
Our strategic approach and disciplined execution has delivered another year of robust financial results for our shareholders. Highlights include:
•Total revenue increased by 24% year over year to $11.48 billion
•NGS ARR increased by 63% year over year to $9.10 billion(1)
•RPO increased by 34% year over year to $21.2 billion
•Our one-year total shareholder return (“TSR”) was 91%, the 100th percentile rank among our compensation peer group
•Net income per diluted share decreased 75% year over year to $0.40, driven in part due to our acquisition activity in fiscal 2026, while Non-GAAP net income per diluted share (“Non-GAAP EPS”) increased by 15% year over year to $3.84(2)
•Drove innovation with several new offerings, including Idira™, Agentic Endpoint Security, Prisma® Browser™ for Business, Prisma AIRS™ 3.0, Prisma SASE 4.0, and Cortex®AgentiX™
•Capitalized on industry inflection points with our acquisitions of CyberArk Software Ltd. (“CyberArk”) to enter Identity Security and Chronosphere, Inc. (“Chronosphere”) to enter Observability

Delivered Accelerating Growth Driven by Platformization

Total Revenue Grew 24% y/y ($ in billions)	NGS ARR Grew 63% y/y ($ in billions)

RPO Grew 34% y/y ($ in billions)	1-Year TSR: 100th Percentile vs. Peers

100%
80%
60%
40%
20%
0%
-20%
-40%
Palo Alto Networks, Inc.
91.1%
25th Percentile
-30.1%
50th Percentile
-25.5%
75th Percentile
-8.9%

(1)Our NGS ARR represents the annualized allocated revenue of all active contracts as of the final day of the reporting period related to all product, subscription and support offerings, excluding revenue from hardware products, legacy attached subscriptions, support offerings and professional services. For more information, please see Appendix A.
(2)See Appendix A for a reconciliation of GAAP to non-GAAP measures and other information.

14	2026 Proxy Statement

About Us

Delivering Continued Superior Shareholder Returns
Five-Year Total Shareholder Return
Our total shareholder return over the past five years significantly outperformed the S&P 500 and our 2026 compensation peer group. See “Executive Compensation Policies and Practices—Compensation-Setting Process—Competitive Positioning” for the list of our 2026 compensation peer group.
Source: S&P Capital IQ, based on the latest closing price as of the beginning of the period and as of July 31, 2026. The compensation peer group TSR is the weighted-average TSR, based on the respective market capitalization of each peer at the beginning of each fiscal year, over the time period, and includes only publicly-traded companies as of such date. Reflects companies that are a member of the S&P 500 at the end of the period and have trading data available for the period shown.

2026 Proxy Statement	15

Our Board at a Glance
Our Board comprises a group of highly qualified leaders in their respective fields who bring unique perspectives. All directors have either held senior leadership positions at large companies or otherwise gained significant and wide-ranging management experience in their respective fields (including strategic, financial, public company financial reporting, compliance, risk management, and leadership development). Many of our directors also have public company experience (serving as chief executive officer, chief operating officer, chief legal officer, chief people officer, chief marketing officer, chief financial officer, or on boards of directors and board committees), and as a result have a deep understanding of corporate governance practices, including risk and management oversight.

16	2026 Proxy Statement

Our Board at a Glance

2026 Proxy Statement	17

Our Board at a Glance

Skills and Experience
Our directors have the breadth and depth of expertise necessary to guide our business strategy and create shareholder value. The Board is independent, with varied backgrounds, experience and perspectives.

Leadership & Governance
Senior Leadership Experience	Global/International Experience	Public Company Board Experience and Corporate Governance

10/10	9/10	10/10

Risk Management	Financial Knowledge and Expertise	Human Capital Management
Risk Management Experience	Financial Knowledge and Expertise	Human Capital Management

10/10	8/10	10/10

Strategic
Industry and IT/AI Technical Expertise	Cybersecurity/Information Security/Security	Backgrounds and Experiences

7/10	7/10	10/10

AI, Emerging Technologies and Business Models Experience	Sales, Marketing and Brand Management Experience

9/10	5/10

18	2026 Proxy Statement

Executive Compensation at a Glance
Our Compensation Best Practices
Our executive compensation program is based on a robust pay-for-performance philosophy and is designed to drive value creation for our shareholders by directly linking compensation to the achievement of our strategic and financial goals. Maintaining a competitive compensation program that can retain and motivate our leadership team is critical to our long-term success. Accordingly, our compensation programs reflect recognized best practices supported by the market.

INDEPENDENT DECISION-MAKING, ALIGNED WITH OUR CORPORATE VALUES

100% Independent Compensation and People Committee Independent compensation consultant		Annual review of compensation strategy Consideration of annual Say-on-Pay vote and other shareholder feedback Maintain our commitments to our shareholders

COMPENSATION BEST PRACTICES

Pay for Performance	Compensation Policies	What We Don’t Do

  Substantially all of compensation is performance-based and at-risk — 98% for our CEO and ~96% (on average) for our other current NEO
100% of equity awards granted to our NEOs in fiscal 2026 were performance-based and at-risk
  100% of short-term incentive compensation is performance-based and at-risk
  Inclusion of corporate responsibility modifier in short-term incentive plan
  Use of multiple financial performance measures in both the short-term incentive plan and long-term equity incentive program
Short-term incentive plan and long-term equity incentive program use different financial performance measures

  Robust stock ownership guidelines for NEOs
  One-year post-vest holding period for all NEOs, including our CEO, subject to limited exceptions
  Meaningful compensation recovery and clawback policies
  Reasonable perquisites and personal benefits
  Assessing and implementing the advice of independent compensation consultant, including a decision-making framework to further ensure alignment of executive compensation decision with our pay-for-performance philosophy

   No single trigger vesting of equity awards on occurrence of a change in control
   No dividends paid on unvested equity
   No hedging or pledging, except in limited circumstances with the prior approval of the Governance and Nominating Committee
   No defined benefit plans or special executive retirement plans

2026 Proxy Statement	19

Executive Compensation at a Glance

Significant At-Risk Compensation
Our executive compensation program is based on a pay-for-performance philosophy and is designed to drive value creation for our shareholders by directly linking compensation to the achievement of our strategic and financial goals. The graphs below illustrate the predominance of performance-based components included in our fiscal 2026 executive compensation program, based on total target annual compensation in fiscal 2026.
Our equity-focused compensation strategy, which includes granting 100% performance-based equity to our named executive officers (“NEOs”) for their annual compensation (a practice we started five years ago in fiscal 2021), is highly effective and has helped us deliver exceptional results to our shareholders. Our five-year total shareholder return (“TSR”) is 399%, which is at the 100th percentile rank of our compensation peer group and the 95th percentile rank of the S&P 500.

CEO	Average of Other NEOs[1]

(1)Mr. Zuk has been omitted from the analysis of other NEOs in this graphic for presentation purposes because he was not an executive officer as of the end of our fiscal 2026.
Executive Compensation Program Changes
In fiscal 2026, we implemented certain changes to our executive compensation program that were outlined in our 2025 Proxy Statement. In addition, following the disappointing support for our Say-on-Pay advisory resolution to approve our fiscal 2025 executive compensation, we conducted extensive and meaningful shareholder engagement efforts. From this engagement and following consultation with our independent compensation consultant, the Compensation and People Committee implemented important changes to our equity compensation program that we believe address core concerns raised by our shareholders.

Executive Compensation Program Changes

For Fiscal 2026	Target for a 1.0x relative TSR modifier was increased to the 55th percentile rank from the 50th percentile rank
  For the NGS ARR measure in our PSUs, the maximum achievement level of 300% requires exceeding the target by at least $400 million instead of $300 million—a 33.3% increase—while the threshold for no payout has similarly been lowered to being below target by at least $400 million

  NGS ARR contributions from acquisition transactions will be excluded from the NGS ARR measure in the fiscal 2026 PSUs where the purchase price of the acquisition exceeds 4% of our market capitalization

For Fiscal 2027	Reduced the maximum payout of PSUs from 400% to 300% of the target number of PSUs, a decrease of 25%	For the fiscal 2027 PSUs, aligned treatment of NGS ARR contributions from acquisition transactions to the treatment in the fiscal 2026 PSUs described above

  For the NGS ARR measure in our PSUs, the maximum achievement level of 300% will require exceeding the target by at least $450 million instead of $400 million—a 12.5% increase—while the threshold for no payout has similarly been lowered to being below target by at least $450 million

  For the non-GAAP EPS performance measure, the threshold for no payout has been increased to achieving 93% of the target for a particular fiscal year (a three percentage point increase), while the threshold for the maximum achievement level was lowered to achieving at least 107% of target

20	2026 Proxy Statement

Corporate Governance
Corporate Governance Highlights
Our Board is governed by our Corporate Governance Guidelines, which are amended from time to time to incorporate certain current best practices in corporate governance. Our Corporate Governance Guidelines can be found on our website at https://investors.paloaltonetworks.com.
In addition to a strong, independent Board, we are committed to corporate governance structures that promote long-term shareholder value creation through a sound leadership structure and by providing our shareholders with both the opportunity to provide direct feedback, and substantive rights and policies to ensure accountability.

BOARD CORPORATE GOVERNANCE PRACTICES AND SHAREHOLDER RIGHTS INCLUDE:

  Majority voting for uncontested elections of board members, with an associated resignation policy
  Strong Lead Independent Director
  Lead Independent Director authority to call special Board meetings
  Board composed of 80% independent directors
  100% Independent Audit Committee, Compensation and People Committee, and Governance and Nominating Committee
  Annual review of Board leadership structure
  Board refreshment
  Changes in director circumstances actively assessed
  Board and Committee access to management
  Annual Board and Committee Evaluations
  Board and Committee authority to retain outside advisors
  Board and Committee risk oversight
  Board Continuing Education Program
  No "Poison Pill"
  Single Class of Shares
  An annual non-binding advisory vote to approve the continued service of each director who is not up for election at the annual meeting of shareholders, with an associated resignation policy (if Proposal 5 is approved and the policy is implemented)

  Board-level Security Committee with oversight over security issues, including cybersecurity
  Annual review of Committee charters and governance policies
  Independent compensation consultant
  Fair director compensation practices
  Active Board oversight of management succession
  Active management of director conflicts of interest
  Annual “Say-on-Pay” vote
  Continuous shareholder engagement program
  Stock ownership guidelines for directors and executive officers
  Code of Business Conduct and Ethics for Directors, Officers and Employees
  Anti-Hedging Policy
  Restrictive Pledging Policy
  SEC and Nasdaq-compliant Compensation Recovery Policy and an additional Clawback Policy
  Regular meetings of independent directors without management present
  Proxy Access Bylaws

2026 Proxy Statement	21

Corporate Governance

Board Responsiveness to Shareholders
Our Board is committed to actively engaging with our shareholders and maintaining outreach that is truly a dialogue with our shareholders. Through year-round engagement and outreach, we regularly provide shareholders with opportunities to deliver feedback on our corporate governance, compensation programs, and corporate responsibility practices. We regularly meet with investors, prospective investors, and investment analysts. These meetings can include participation by our Chair and Chief Executive Officer, Chief Financial Officer, Chief Product and Technology Officer, General Counsel and Corporate Secretary, or other members of our management, and often focus on our executive compensation programs, governance structures, and strategy. Members of our Investor Relations team also participate in meetings with our shareholders and, as appropriate, members of the Board participate, in particular our Lead Independent Director and the Chair of our Compensation and People Committee. In fiscal 2026, our Lead Independent Director participated in 17 meetings with investors representing 24% of our outstanding shares, while offering meetings to investors representing 57% of our outstanding shares (each, as of June 30, 2026).
In fiscal 2026, including following our 2025 annual meeting of shareholders, we once again reinvigorated our approach and practices to shareholder engagement and implemented a strategy that focused on extensive engagement on a wide range of topics. Our Lead Independent Director played an active and central role in our shareholder engagement efforts in fiscal 2026, and our management team regularly communicated topics discussed and shareholder feedback to the Board and our Board committees for consideration in their decision-making.

Who we met with
•Investors holding 63% of shares outstanding engaged with us in discussions, while offering meetings to investors holding 69% of outstanding shares
•Offered meetings with Lead Independent Director to shareholders holding 57% of outstanding shares
•Investors holding 24% of outstanding shares met with Lead Independent Director over the course of 17 meetings

Our engagement team	•Lead Independent Director •Chair of Compensation and People Committee •Investor Relations team •General Counsel & Corporate Secretary •People team (human resources) •Corporate Responsibility team

What we discussed	•Executive compensation •Board structure and annual director elections •Board composition and governance, including Board refreshment •Board risk oversight •Board leadership •Corporate Responsibility

22	2026 Proxy Statement

Corporate Governance

WHAT WE HEARD OVER THE YEARS	HOW WE RESPONDED

Board Governance Classified Board and election of directors, and dual role of Chair and CEO
•Adopted a majority voting requirement for uncontested elections of directors, including a resignation policy in the event a director does not receive a majority of the votes cast
•Annual review of our Board leadership structure, including whether an independent director should be the Chair of our Board
•Maintaining a strong Lead Independent Director, who can call special meetings of the Board
•If Proposal 5 is supported by our shareholders, we intend to implement an annual non-binding advisory vote to approve the continued service of each director who is not up for election at the annual meeting of shareholders, with an associated resignation policy
•Annual survey of the members of our Board and self-evaluation of the Board and its committees

Board Oversight of Risks, Including Cybersecurity and Corporate Responsibility Risks How the Board addresses oversight of increased, varied, and new risks
•Formed a Security Committee of our Board to enhance oversight of security issues facing our Company, including cybersecurity, which is now chaired by our Chief Product and Technology Officer providing deep technical expertise and leadership
•Annually assess the allocation of corporate responsibility matters among our Board committees, clearly identifying and affirming the responsibilities of each committee
•Appointed Carl Eschenbach as a member of our Governance and Nominating Committee and Corporate Development Committee
•Added additional disclosure in this Proxy Statement relating to Board oversight

Board Refreshment The duration of Board service by certain long-standing directors and the makeup of the Board
•In fiscal 2026, we appointed two new directors — Mark Goodburn, Chair of the Audit Committee and independent director, and Lee Klarich, Chief Product and Technology Officer
•Average tenure of all our directors is approximately eight years with four of our directors having served less than six years
•Expanded disclosure in our Proxy Statement of the rationales as to why each of our directors continue to serve on our Board

Shareholder Engagement Continued investor outreach and discussions on executive compensation, our governance structures, and other matters of interest to our shareholders
•Conducted robust and meaningful shareholder outreach and engagement
•In fiscal 2026, engaged in discussions with shareholders holding 63% of our outstanding shares, as of June 30, 2026
•In fiscal 2026, our Lead Independent Director participated in 17 meetings, engaged in discussion with shareholders holding 24% of our outstanding shares, and offered meetings to 57% (each, as of June 30, 2026)
•Shareholder feedback guided several changes to our executive compensation programs and led to Proposal 5 in this Proxy Statement regarding annual Board accountability to our shareholders

2026 Proxy Statement	23

Corporate Governance

STAKEHOLDER FEEDBACK	HOW WE RESPONDED

Corporate Responsibility Initiatives and Disclosures
We heard from stakeholders over the years that they would like to see more information about how we develop and manage our corporate responsibility programs

•Publish an annual Corporate Responsibility Report with details on our programs, and include disclosure of our corporate responsibilities programs in our Annual Report on Form 10-K and Proxy Statement
•Communicated our decarbonization pathway
•Detailed our comprehensive approach to attract, hire, onboard, enable, listen to, and engage employees, in order to enable a workforce that is nimble, high-performing, and innovative
•Enhanced our disclosure of topics related to responsible use of AI within our cybersecurity solutions and across our business operations
•Shared our approach to building AI fluency that further enables our employees to innovate, adapt, and meet evolving customer needs
•Operationalized our corporate responsibility governance structure through a cross-functional Corporate Responsibility Steering Committee, which reports regularly to our Corporate Responsibility Executive Council and the Board

Executive Compensation
Prioritize and ensure the retention of Chief Executive Officer and executive leadership, stand by our pay-for-performance philosophy and the commitments made in our prior year’s Proxy Statement relating to our executive compensation program and enhanced disclosure, reduce stock-based compensation expense as a percentage of revenue, and continue to be responsive to shareholder input on our executive compensation program

•Incentivized our Chief Executive Officer and executive leadership to remain at the Company for the long term to enhance our prospects of delivering sustained shareholder value
•Committed not to grant our Chief Executive Officer additional one-time equity awards of any variety with vesting or performance metrics that would overlap with the one-time performance-based restricted stock unit retention award granted to him in June 2023
•100% of the equity awards granted to our NEOs in fiscal 2026 were performance-based, with different performance targets than the short-term incentive compensation plan
•Maintained a corporate responsibility modifier to our short-term incentive compensation plan and continued to disclose scorecard measures and related performance data in our proxy statement
•Maintained a one-year post-vesting holding period for all NEOs, including our Chief Executive Officer, subject to limited exceptions for equity grants made as part of first becoming an executive officer
•Reduced stock-based compensation expense as a percentage of revenue from 21.8% in fiscal 2021 to 15.8% in fiscal 2026
•For fiscal 2026, we refined our PSUs, providing that the maximum achievement of 300% requires exceeding the target NGS ARR for the particular fiscal year by at least $400 million–an increase of 33.3%—and that a target relative TSR modifier of 1.0x is only achieved if our three-year TSR is at the 55th percentile rank
•For fiscal 2027, we made a significant change to our PSUs to reduce the maximum payout to 300% from 400% (a decrease of 33.3%), and further refined the structure of our targets in the PSU financial performance measures to ensure a clear pay-for-performance alignment

24	2026 Proxy Statement

Corporate Governance

Leadership Structure
Our Corporate Governance Guidelines provide that our Board is free to choose its chairperson (the “Chair”) based on our Board’s view of what is in the best interest of the Company and our shareholders. The Chair and the Chief Executive Officer may, but need not be, the same person.
Annual Evaluation of Leadership Structure
As part of its annual review and evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chair and Chief Executive Officer is in the best interests of the Company and our shareholders. The Board also considers:
•The effectiveness of the policies, practices, and people in place at the Company to help ensure strong, independent Board oversight.
•The importance of consistent, unified leadership to execute and oversee the Company’s strategy.
•The strength of our Chief Executive Officer’s vision for the Company and the quality of his leadership.
•Our performance and the effect the leadership structure could have on our performance.
•The Board’s performance and the effect the leadership structure could have on the Board’s performance.
•The meaningful and robust responsibilities and the performance of our Lead Independent Director.
•The views of our shareholders through our ongoing engagement efforts.
•The practices at other similar companies and trends in governance.
•The current state of our Company.
If the Board determines that it remains in the best interests of the Company and its shareholders that our Chief Executive Officer also serve as our Chair, the independent members of the Board then appoint a Lead Independent Director as provided in our Corporate Governance Guidelines.
Why Our Leaders Are Ideally Suited for Their Roles
The Board believes that the independent Board members should have the flexibility to respond to changing circumstances and choose the Board leadership structure that best fits the then-current situation. As it does annually, in August 2026, the Board reviewed our leadership structure. Following that review, the Board determined that the combination of the Chair and Chief Executive Officer roles, along with the robust authority given to our experienced Lead Independent Director, effectively maintains independent oversight of management. The Board consists of eight independent directors and exercises a strong, independent oversight function through frequent executive sessions, independent Board committees, and by having a strong Lead Independent Director with clearly delineated and comprehensive authority and duties.
The Board strongly believes that its leadership structure strikes the right balance of allowing our Chair and Chief Executive Officer to promote a clear, unified vision of the Company’s strategies, while ensuring robust, independent oversight by the Board and our Lead Independent Director. The Board also believes there is value in presenting a single face to our customers through combining the Chair and Chief Executive Officer roles, and that this structure of having the Board and management operate under the unified leadership of a highly experienced Chief Executive Officer best positions the Company to successfully implement its strategies and deliver value to our shareholders.
Accordingly, in August 2026, the Board determined that it is in the best interests of our shareholders to maintain our Board leadership structure with Mr. Arora serving as Chair and John M. Donovan serving as our Lead Independent Director.

2026 Proxy Statement	25

Corporate Governance

Nikesh Arora Chair and Chief Executive Officer	John M. Donovan Lead Independent Director

•Substantial knowledge and deep understanding of our business and the challenges we face
•Substantial international business experience and business acumen and valued strategic, financial, and operational insights
•Day-to-day insight into our prospects, opportunities, strategies, and challenges facilitates the timely deliberation by the Board of the most important matters
•Brings a unique, shareholder-focused insight to assist the Company to most effectively execute its strategy and plans to maximize shareholder value
•Serves as an important bridge between the Board and management, and provides critical leadership for carrying out our strategic initiatives and confronting challenges
•Provides the Board with more complete and timely information about the Company
•Provides a unified structure and consistent leadership direction internally and externally, allowing the Company to act rapidly and proactively
•Proven success in leading Palo Alto Networks since joining the Company

•Independence, confidence and gravitas, enabling strong oversight of executive leadership
•Deep understanding of our business and strategy
•Strong working relationship with our Chair and Chief Executive Officer
•Strength and effectiveness of communication with our Chair and Chief Executive Officer, resulting in active and visible oversight of our issues, risks, plans, and prospects
•Strong working relationship with other management and our independent directors
•Strong background in corporate governance
•Strong background as a technologist, including serving as chief technology officer and chief executive officer at a large multinational company
•Dedicated to his service as our Lead Independent Director, as demonstrated by hosting 17 meetings with shareholders holding 24% of our outstanding shares and offered to meet with shareholders holding 57% of our outstanding shares in fiscal 2026
•Promotes a collaborative and collegial environment for Board decision-making
•Actively and effectively engages with our shareholders on an annual basis

26	2026 Proxy Statement

Corporate Governance

OVERVIEW OF LEAD INDEPENDENT DIRECTOR ROLE, AUTHORITY, AND RESPONSIBILITIES
The role, authority, and responsibilities of the Lead Independent Director are robust and clearly defined. The Lead Independent Director provides critical independent leadership for the Board and exercises active oversight authority that ensures the Board functions with effective, balanced governance at the highest level.
The Lead Independent Director works in close partnership with the Chair on all significant Board matters, and engages in frequent, substantive dialogue with Mr. Arora and the independent directors, including keeping Mr. Arora apprised of any concerns, issues, feedback, or determinations made during the independent sessions of the Board. The Lead Independent Director also advises Mr. Arora on strategic, operational, and governance matters pertinent to the Company and the Board.
As part of the Board’s annual review and evaluation, the Board further defined the role and responsibilities of our Lead Independent Director to include:
•Presiding at all meetings of the Board at which the Chair is not present, and independently calling, setting the agenda for, and presiding over executive sessions and meetings of the independent directors, ensuring that the independent directors have a dedicated forum for candid discussion and decision-making.
•Providing essential independent Board leadership and serving as a primary governance voice alongside the Chair, including facilitating open communication and alignment between the Chair and the independent directors on all Board matters.
•In collaboration with the Chair, developing and approving Board meeting agendas, establishing the cadence and pacing of Board meetings, and ensuring adequate time is allocated for full Board discussions and deliberations, including communicating directly with independent Board members to ensure that matters of interest and strategic importance are reflected on Board meeting agendas.
•In coordination with the independent directors and management, exercising independent judgment to approve the type, quality, and sufficiency of information and materials provided to the Board members and directing that such materials are provided to the Board sufficiently in advance of Board meetings to allow for thorough review, preparation, and meaningful participation.
•Ensuring the Board exercises rigorous and comprehensive risk management oversight, including providing direct guidance and direction to management regarding the identification, assessment, and mitigation of key enterprise risks.
•Having full authority to independently call meetings of the Board and the independent directors at any time, including developing and setting agendas for such meetings.
•Leading the Board’s rigorous evaluation of the performance of our Chief Executive Officer, including establishing the evaluation framework, soliciting input from independent directors, and communicating assessment results and feedback directly to the Chief Executive Officer.
•Leading the Board’s annual self-evaluation process, including identifying areas for enhancement in the Board’s performance, effectiveness, and governance practices, overseeing the implementation of resulting recommendations, and reporting on progress to the full Board.
•Serving as the Board's independent point of contact for direct engagement and communication with major shareholders, including with respect to corporate governance, Board composition, executive compensation, and other significant Board and Company matters.

In addition to the responsibilities outlined above, our Lead Independent Director also:
•Has biennial one-on-one discussions with each independent director, as part of the Board’s annual evaluation process.
•Has access to all committee materials.
•Has the authority to engage independent consultants.
•Interviews Board candidates and assesses future Board needs.
•Spends time with senior management outside of Board meetings, as necessary, to ensure a deep understanding of the business and strategy of the Company.
•Participates in shareholder engagement planning and activities.

2026 Proxy Statement	27

Corporate Governance

Independent Director Sessions
A meeting of the independent directors is scheduled at every regular Board meeting and regular Board committee meeting for the independent directors to meet in an executive session. These independent sessions are organized and chaired by our Lead Independent Director, and our Lead Independent Director provides direct feedback to Mr. Arora after these executive sessions.
Independent Committee Leadership
The Audit Committee, Compensation and People Committee, and Governance and Nominating Committee are each composed solely of, and led by, independent directors, and provide independent oversight of management. In addition, with respect to these committees:
•Each committee chair meets with management in advance of meetings to review and refine agendas, add topics of interest, and review and comment on materials to be delivered to the committee.
•Every independent director has access to all committee materials.
•Each committee chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board.
•Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee).
•Each committee effectively manages its Board-delegated duties and communicates regularly with the Chair, Lead Independent Director, the Board, and members of management.
•The Compensation and People Committee has an effective process for monitoring and evaluating our Chief Executive Officer’s compensation and performance, and the Governance and Nominating Committee has a robust process for periodically reviewing our succession planning process for our Chief Executive Officer and other members of our senior management team.
Board Committees and Responsibilities
Our Board has a standing Audit Committee, Compensation and People Committee, Corporate Development Committee, Governance and Nominating Committee, and Security Committee, which have the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our Board.
The membership and meetings and the primary functions of each of the standing committees are described below, in all cases as of the end of our fiscal 2026.

Board of Directors	Audit Committee	Compensation and People Committee	Corporate Development Committee	Governance and Nominating Committee	Security Committee
Nikesh Arora			●
Aparna Bawa*	●	●			●
John M. Donovan**		●			●
Carl Eschenbach*			●	●	●
James J. Goetz*	●		●		●
Mark Goodburn*					●
Rt Hon Sir John Key*	●				●
Lee Klarich
Helle Thorning-Schmidt*				●	●
Lorraine Twohill*					●

●	Member
Committee Chair or Co-Chair
**	Lead Independent Director
*	Independent Director
Financial Expert

28	2026 Proxy Statement

Corporate Governance

Audit Committee
Chair: Mark Goodburn	Members: Aparna Bawa James J. Goetz	Right Honorable Sir John Key	Number of meetings in fiscal 2026: 7

Our Audit Committee is responsible for, among other things:
•Selecting and hiring our independent registered public accounting firm, including leading the review and selection of the lead audit engagement partner.
•Evaluating the performance and independence of our independent registered public accounting firm.
•Approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm.
•Reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices.
•Reviewing and participating in the selection of our chief audit executive and periodically reviewing the activities and reports of the internal audit function and any major issues encountered in the course of the internal audit function’s work.
•Reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures.
•Overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters.
•Reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed periodic reports.
•Reviewing and approving or ratifying any proposed related person transactions.
•Preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The composition of our Audit Committee meets the requirements for independence for audit committee members under the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of our Audit Committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our Board has determined that Mr. Goodburn is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.
Our Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Audit Committee is available on our website at http://investors.paloaltonetworks.com.

2026 Proxy Statement	29

Corporate Governance

Compensation and People Committee
Chair: Right Honorable Sir John Key	Members: Aparna Bawa John M. Donovan	Number of meetings in fiscal 2026: 10

Our Compensation and People Committee is responsible for, among other things:
•Reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment arrangements, severance arrangements, and change in control agreements, and any other benefits, compensation or arrangements.
•Establishing and administering our equity compensation plans.
•Overseeing our overall compensation philosophy, compensation plans, and benefit programs.
•Preparing the Compensation and People Committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in this Proxy Statement.
•Administering our compensation recovery and clawback policies.
•Overseeing our talent management and human capital management, including effectiveness of strategic initiatives to attract, engage, motivate, and retain employees, our performance management and talent management practices and programs, and our pay equity reviews and results.
•Reviewing and discussing with management the risks arising from our compensation philosophy and practices applicable to employees to mitigate such risks.

The composition of our Compensation and People Committee meets the requirements for independence for compensation committee members under the listing standards of Nasdaq and the rules and regulations of the SEC. Each member of our Compensation and People Committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Our Compensation and People Committee operates under a written charter that was adopted by our Board and satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our Compensation and People Committee is available on our website at http://investors.paloaltonetworks.com.

Corporate Development Committee
Co-Chairs: John M. Donovan Aparna Bawa	Members: Nikesh Arora Carl Eschenbach	James J. Goetz	Number of meetings in fiscal 2026: 4

Our Corporate Development Committee is responsible for, among other things:
•Assisting the Board in fulfilling its responsibilities relating to the review, evaluation, and approval of strategic, corporate development and other opportunities to enhance and complement our product suite, improve stakeholder satisfaction, and increase shareholder return.
•Reviewing and evaluating proposed acquisition and investment strategies with management.
•Reporting to the Board its approval or recommendation of acquisitions or investment transactions and of such activity in general.

Our Corporate Development Committee operates under a written charter that was adopted by our Board. In light of the strategic significance of our corporate development activities, in August 2026, the Board determined to reconstitute the Corporate Development Committee to include all members of the Board.

30	2026 Proxy Statement

Corporate Governance

Governance and Nominating Committee
Co-Chairs: John M. Donovan Lorraine Twohill	Members: Helle Thorning-Schmidt Carl Eschenbach	Number of meetings in fiscal 2026: 5

Our Governance and Nominating Committee is responsible for, among other things:
•Identifying and evaluating individuals who are qualified to become members of the Board and selecting and recommending to the Board individuals as director nominees for appointments to the Board.
•Evaluating and making recommendations regarding the composition, organization, and governance of our Board and its committees, including issues of integrity, experience, and expertise of membership.
•Considering Board leadership structure, including the separation of the chairperson and chief executive officer roles and the appointment of a lead independent director and making recommendations to the Board.
•Overseeing our succession planning process for our Chief Executive Officer and members of our management team.
•Evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees.
•Reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations.
•Reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our Audit Committee.
•Overseeing our annual Board and committee self-assessment process.
•Overseeing our Corporate Responsibility efforts and priorities and related policies and programs.

The composition of our Governance and Nominating Committee meets the requirements for independence under the listing standards of Nasdaq and the rules and regulations of the SEC.
Our Governance and Nominating Committee operates under a written charter that was adopted by our Board and satisfies the applicable listing standards of Nasdaq. A copy of the charter of our Governance and Nominating Committee is available on our website at http://investors.paloaltonetworks.com.

2026 Proxy Statement	31

Corporate Governance

Security Committee
Chair: Lee Klarich	Members: Aparna Bawa Carl Eschenbach John M. Donovan James J. Goetz	Mark Goodburn Rt Hon Sir John Key Helle Thorning-Schmidt Lorraine Twohill	Number of meetings in fiscal 2026: 4

Our Security Committee is responsible for, among other things:
•Overseeing (i) our policies, plans, metrics and programs relating to the physical security of our facilities and employees, and enterprise cybersecurity and data protection risks associated with our security-related infrastructure and related operations, and (ii) the effectiveness of our programs and practices for identifying, assessing and mitigating such risks across our business operations.
•Overseeing our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities.
•Overseeing the safeguards used to protect the confidentiality, integrity, availability, safety and resiliency of our employees, facilities, intellectual property and business operations.
•Overseeing our compliance with applicable information security and data protection laws and industry standards, new or updated legal implications of security, data privacy, or other regulatory or compliance risks to us or our employees, facilities and business operations and the threat landscape facing our business operations.
•Reviewing and advising on our physical and cybersecurity strategy, crisis or incident management and security-related information technology planning processes and review strategy for investing in our security systems.
•Reviewing and discussing with management our public disclosures relating to the security of our products, employees, facilities and information technology systems, including privacy, network security and data security.
•Reviewing and discussing with management the cybersecurity risks associated with our outside partners (such as vendors, suppliers, operations partners, etc.).
•Reviewing and discussing with management the cybersecurity and data protection risks associated with our products.

Our Security Committee operates under a written charter that was adopted by our Board. A copy of the charter of our Security Committee is available on our website at http://investors.paloaltonetworks.com.

32	2026 Proxy Statement

Corporate Governance

Annual Board and Committee Self-Evaluations
Our Board and each of its committees perform an annual self-assessment to evaluate the effectiveness of our Board and its committees in fulfilling their respective obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors.
Our Lead Independent Director, who is also Co-Chair of our Governance and Nominating Committee, leads our Board in its review of the results of the annual self-assessment and takes further action as needed. As part of the annual evaluation, each director receives a survey to complete to evaluate the Board and separate surveys for each committee on which they serve. These surveys include detailed questions regarding, among other things: the effectiveness and performance of the Board and committees; Board and committee composition and refreshment; the timing, agendas, and content of Board and committee meetings; the quality and sufficiency of meeting materials; Board dynamics and function; Board structure; access to and performance of management; and executive succession planning. At least biennially our Lead Independent Director also conducts one-on-one meetings with each director to receive their feedback and assessment of the Board and its committees. A summary of the results is presented to the Board and each committee on an anonymous basis.
In addition, all members of our Board have the opportunity to attend director education programs to assist them in remaining current with best practices and developments in corporate governance.
Board Annual Self-Assessment Process

Self-assessment questionnaire	▶	Results analyzed	▶	Individual discussions

▲				▼

Feedback incorporated	◀	Ongoing feedback	◀	Summary of results

1	Self-assessment questionnaire		Provides director feedback on the Board and each of the Committees as well as each director
▼

2	Results analyzed		Results of the self-assessment analyzed by the Lead Independent Director and each Committee Chair
▼

3	Individual discussions		Lead Independent Director engages with individual directors as appropriate, and at least biennially
▼

4	Summary of results		Summary of the Board and Committee self-assessment results provided to each Committee and the Board
▼

5	Ongoing feedback		Directors are encouraged to provide ongoing feedback in addition to the annual self-assessment
▼

6	Feedback incorporated		Policies and practices updated as appropriate as a result of the annual self-assessment and ongoing feedback

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Corporate Governance

ACTION ITEM	ANNUAL BOARD AND COMMITTEE ASSESSMENT

Assessments and Discussions
Each director completes a survey to evaluate the Board and a separate survey for each committee on which they serve.
Topics covered include, among others:
•Board and committee size, composition, refreshment, background, independence, and expertise
•Board and committee culture, effectiveness, dynamics, function, and strategic focus
•Board and committee structure, membership, independence, responsibilities, and performance
•Board structure
•Board education
•Board and committee processes, including number of meetings, time allotted, sufficiency of executive sessions, availability of management, and quality and sufficiency of meeting materials
•Risk oversight, access to information, and ethics
•Relationship with management, access to management, and management responsiveness
•Corporate governance policies and procedures
•Board and management succession planning
•Lead Independent Director meets individually with members of Board at least biennially to evaluate the Board and its committees

Analysis and Discussion
Results of these surveys are analyzed and processed as follows:
•Our General Counsel reviews and summarizes the responses from each director’s assessments for the Chair, the Lead Independent Director, and each committee chair
•Results are reviewed and discussed with the full Board and each committee
•Each director participates in a one-on-one, open-ended interview facilitated by the Lead Independent Director to discuss the results of the evaluations, and the Lead Independent Director solicits input and feedback on the performance and effectiveness of the Board and its committees
•Directors are encouraged to provide ongoing feedback in addition to the annual self-assessment

Incorporation of Feedback and Action Planning
These self-evaluations show that our Board and its committees operate effectively and help ensure continued effectiveness.
These evaluation processes have led to various refinements over recent years, including, for example:
•Ensuring the responsibilities of our Board committees are well defined, including with the establishment of our Security Committee for dedicated risk oversight of security matters
•Ensuring the Board and committee agendas continue to be focused on the Company’s key strategic priorities
•Increasing Board focus on succession planning, Board refreshment, and committee membership and role refreshment
•Prioritizing regular director education regarding our industry, the industry landscape, and current events, including the impact of rapidly evolving technology, such as AI

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Corporate Governance

Board’s Role in Strategy Oversight
Our Board is responsible for overseeing the development of the Company’s strategy (including product development roadmaps), which articulates objectives for the business, helps establish and maintain effective risk management and internal controls frameworks, and provides direction to senior management to determine which business opportunities to pursue. The Board is also actively engaged in ensuring that the Company’s culture reflects our commitment to our core values of disruption, collaboration, execution, inclusion, and integrity.

Annually holds a strategy offsite, receiving detailed presentations from, and engagement with, senior management across the Company	Annually reviews and approves the Palo Alto Networks operating plan	At least quarterly engagement with senior management on critical business matters that tie to our overall strategy	Regularly interacts with the next generation of leadership to ensure the talent pipeline remains inclusive and up to the task

Board’s Role in Risk Oversight
Risk is inherent with every business, including strategic, financial, business and operational, legal and compliance, and reputational risks. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks our Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk.

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Corporate Governance

Board of Directors
•Meets with our Chief Executive Officer and other members of the senior management team at meetings of our Board that are held at least quarterly, where, among other topics, they discuss risks facing our Company, as well as at such other times as they deem appropriate
•Reviews strategic and operational risk in the context of reports from the management team, including data privacy, information security and cybersecurity, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions

Audit Committee
•Assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of liquidity risk, internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment, risk management and risk mitigation
•Reviews our antifraud programs and controls
•Reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures

Governance and Nominating Committee
•Assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board organization, leadership, membership and structure, and corporate governance
•Reviews and monitors compliance with the Company’s Code of Business Conduct and Ethics
•Oversees and periodically reviews the Company’s risks relating to corporate responsibility
•Oversees and discusses, as needed, with management, compliance with applicable laws, regulations and internal compliance programs

Compensation and People Committee
•Assists our Board in fulfilling its oversight responsibilities with respect to our compensation programs
•Assesses risks created by the incentives inherent in our compensation programs and policies, and determines whether they encourage excessive risk taking

Security Committee
•Assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with cybersecurity, information security, and physical security of the Company

Management
•Responsible for our Company’s day-to-day risk management, including identifying risks and developing controls for significant business activities. Provides reports to the Audit Committee, Compensation and People Committee, Governance and Nominating Committee, and Security Committee

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Corporate Governance

Select Oversight Areas

Enterprise Risk Management	The Audit Committee reviews overall risk exposures as presented to the Board, considers input from external advisors to assess and oversee identification and management of risks, and reviews allocation of responsibilities between the Board and management. In addition, the Audit Committee, at each quarterly meeting, discusses with management risks and steps management has taken to monitor, control, and mitigate exposures. The Audit Committee also reviews periodic and annual reports on a quarterly basis for the sufficiency of risk factors and known trends and uncertainties disclosure.

Internal Audit	The Audit Committee oversees the internal audit function, receiving at least quarterly status reports and annual internal audit plan reviews and on a regular basis, meets separately with the head of the internal audit function to discuss any issues warranting additional attention.

Cybersecurity	The Security Committee oversees our management of cybersecurity and information security risk. The Security Committee receives at least quarterly reports from management about the prevention, detection, mitigation, and remediation of cybersecurity incidents. Our Security Committee directly oversees our cybersecurity program and receives regular updates from management on cybersecurity risk.

Artificial Intelligence	The Board, in coordination with the Security Committee and the Governance and Nominating Committee, is responsible for overseeing our AI governance program, including our Policy for Responsible Use of AI, which is focused on the responsible development and use of our AI products and services, the secure use of AI internally, and our AI Security Standards.

Compensation Strategy	The Compensation and People Committee annually reviews and determines executive compensation and reviews and approves executive goals and objectives, reviews and administers cash, equity incentive, and benefits plans and reviews and approves the Compensation Discussion and Analysis included in the annual proxy statement. In addition, the Compensation and People Committee assesses and monitors whether compensation policies and programs have the potential to encourage excessive or inappropriate risk-taking.

Corporate Responsibility	The Board oversees our corporate responsibility strategy, developed and implemented by our senior leadership team. The Governance and Nominating Committee reviews and discusses with management on a quarterly basis the Company’s corporate responsibility program, initiatives and progress against goals. In addition, the Audit Committee reviews and discusses with management at least annually, risks related to corporate responsibility, legal, regulatory, and internal ethics compliance, as well as the controls and procedures supporting the Company’s financial disclosures.

Human Capital Management	The Compensation and People Committee annually reviews executive officer goals and objectives, including attrition levels, annual internal pay equity reviews, and reviews talent management and development, culture, employee engagement, and inclusion strategy.

Board Refreshment and Leadership Structure	The Governance and Nominating Committee develops and administers the director nomination process, reviews and recommends to the Board the appropriate size and composition of the Board and its leadership structure and oversees Board and management succession planning.

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Corporate Governance

Enterprise Risk Management Program
Our enterprise risk management program employs a multi-lens approach, and consists of guidance and input from management and company-wide risk management teams, along with internal and external subject matter experts, to identify, prioritize and mitigate risks that are applicable for the Company’s operations and long-term sustainability. Our enterprise risk management is led by our Vice President, Internal Audit, who meets with, and receives input from, our Audit Committee on a quarterly basis.

Multi-Lens Approach to Enterprise Risk Management
Total Shareholder Return
Risk to our revenue growth, reputation with investors, operating margin and free cash flow, and capital structure
Global Risk and Compliance
Updates to risks, priorities, and challenges relevant to the function
Macro or Emerging Risks
Implications of changes in macro environment

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Corporate Governance

Succession Planning
Our Board and management team recognize the importance of continually developing our talented employee base. Accordingly, our management team regularly conducts talent reviews of the current senior leadership positions. In addition, our Board believes one of its most important responsibilities is to ensure that we have the appropriate management to execute on our long-term strategies. Accordingly, the Board regularly evaluates and discusses succession planning for our Chief Executive Officer, as well as other members of senior management, including through evaluation of potential internal and external successors, as well as potential interim candidates in the event of an emergency situation. In conducting its evaluation, our Board considers organizational needs, competitive challenges, leadership and management potential, and development.

The Board engages with management on an ongoing basis regarding the Company’s leadership pipeline more broadly, including with respect to leadership pipeline health and the development of the Company’s “next generation of leaders”

Interaction with leaders in a variety of settings, including at Board meetings and the Board’s annual offsite business review and meeting

Executive succession planning is reviewed by our Governance and Nominating Committee, which conducts an ongoing assessment of senior management for potential executive positions

Developing the Company’s Next Generation of Leaders

Monitoring of careers to ensure appropriate exposure to our Board and our business

Additional engagement on broader leadership pipeline for key roles across the Company

Communications with the Board of Directors
Interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to the Board or to the particular member or members of our Board, and mailing the correspondence to our General Counsel or our Corporate Secretary, at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. Our General Counsel or our Corporate Secretary, in consultation with appropriate members of our Board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chair.

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Corporate Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, these guidelines describe the time commitment expected of our directors. In particular, we believe that Board membership requires a significant time commitment and that our directors must devote sufficient time to carry out their duties and responsibilities effectively. As a result, our Corporate Governance Guidelines generally provide that no director should be a member of more than three public company boards, and that directors must notify the Governance and Nominating Committee prior to accepting membership on any other public or private company board, so that the director’s time commitments and potential conflicts of interest may be evaluated in advance.
In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on the Investor Information portion of our website at investors.paloaltonetworks.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Compensation and People Committee Interlocks and Insider Participation
None of the members of our Compensation and People Committee is, or has been, an officer or employee of our Company or has any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation and People Committee.

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Corporate Responsibility
Overview
Corporate responsibility is integrated into our business strategy and supports our mission of protecting our digital way of life. By helping us manage risks and respond to stakeholder expectations, our corporate responsibility efforts strengthen trust and support the long-term resilience and success of our business. Our approach is designed to enhance safety, security, and sustainability for our stakeholders: customers, investors, employees, suppliers, and our broader communities. Information about our corporate responsibility strategy is presented in the visual at right and detailed elsewhere in this Proxy Statement. Additional information about our corporate responsibility efforts is available in our annual Corporate Responsibility Report, which is aligned with globally recognized reporting frameworks and standards.
Awards and Recognition
In fiscal 2026, we earned multiple awards for our efforts to advance environmental sustainability, invest in people and operate with integrity, including:

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Corporate Responsibility

Oversight
Corporate responsibility at Palo Alto Networks is overseen and governed by our Board, executive leadership, and subject matter experts who lead efforts across our business.
Board Oversight. The Board and its applicable committees provide guidance and oversight to management with respect to corporate responsibility matters. The Governance and Nominating Committee is responsible for setting our priorities and monitoring our performance. Our Audit Committee, Compensation and People Committee, and Security Committee also serve an important role in corporate responsibility oversight. Our Lead Independent Director and management team share feedback received from our shareholders with the Board.

AUDIT COMMITTEE

- Processes and controls to ensure financial disclosures are complete and accurate
- Enterprise risk management (ERM) pertaining to financial, accounting and tax matters
- Legal and regulatory compliance related to financial and tax matters
- Internal ethics compliance, including code of ethics, whistleblower program, and insider trading policy

SECURITY COMMITTEE

- Product security and data security
- Cybersecurity, risk exposure and related controls
- ERM related to security, incident response and business risk

Board of Directors

COMPENSATION AND PEOPLE COMMITTEE

- Pay equity
- Human capital management, including recruitment, development and retention
- Compensation risk management
- Integrating sustainability goals into executive compensation plans and arrangements

GOVERNANCE AND NOMINATING COMMITTEE

- Primary responsibility for corporate responsibility matters
- Board recruiting, including Board composition
- Management succession planning and development
- Legal and regulatory compliance (excluding financial and tax)
- Stakeholder engagement

Corporate Responsibility Management. Our Corporate Responsibility Executive Council (the “Council”), a cross-functional leadership team, sets our overall corporate responsibility strategy, objectives and initiatives, provides guidance on program implementation, and oversees the continuing enhancement of our approach. This Council, which is led by our Chief Executive Officer and includes our General Counsel, Chief People Officer and Chief Financial Officer, receives analysis and presentations covering current and emerging corporate responsibility-related risk topics and program statuses from subject matter experts.
The Council empowers our Corporate Responsibility Steering Committee (the “Steering Committee”) to implement programs and to pursue activities to achieve our objectives. The Steering Committee is a cross functional team of employees including representatives from our Accounting, Finance, Internal Audit, Corporate Responsibility, Legal, Investor Relations, SOX and External Reporting Assurance, People, Product, and Operations teams. The Steering Committee oversees the work of our subject matter experts who implement our corporate responsibility programs.
For additional details on corporate responsibility oversight, read our annual Corporate Responsibility Report.

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Corporate Responsibility

Advancing Environmental Sustainability
We advance environmental sustainability by mitigating climate-related risks, aligning with customer priorities, and driving long-term innovation. We have developed a decarbonization pathway in support of our science-based targets, which have been validated by the Science-Based Targets Initiative. We are subject to evolving climate-related disclosure requirements, including U.S. state and international regulatory frameworks, and we are committed to monitoring developments in these requirements and maintaining compliance with applicable obligations. We report progress toward our goals and more information on how we advance environmental sustainability in our annual Corporate Responsibility Report.

Workplaces	Products	Value Chain

We operate efficient and sustainable workplaces that create an environment where people are equipped to do their best work.
This includes a commitment to procure 100% renewable electricity to run our managed sites by 2030 and a focus on workplace sustainability-related certifications. At the end of fiscal 2026, we expanded renewable energy procurement at key sites and increased the number of workplaces achieving LEED and WELL certifications.

We deliver secure solutions for our customers that optimize resource efficiency and performance across the lifecycle.
During fiscal 2026, we expanded carbon emissions lifecycle assessments of select firewall products. We also take steps to reduce waste by using recyclable materials in our products, incorporating more sustainable options in our packaging, and offering product take-back and refurbishment programs.

We collaborate across our value chain to advance shared sustainability goals.
We participate in associations that help drive sustainable innovation, such as the Coalition for Sustainable AI, Accounting for Sustainability, the World Economic Forum and the Information Technology Industry Council.

Investing in People
We invest in our people, partners, and communities to safeguard society and shape the future of cybersecurity.

Workforce	Suppliers	Communities

We enable our people to do the most impactful work of their careers, building the employee experience upon our core company values.
With a global workforce of 21,921 as of July 31, 2026, our People Strategy is designed to enable a workforce that is nimble, high-performing and innovative. We take a comprehensive approach to attracting, hiring, onboarding, enabling and listening to employees while building AI fluency across the organization.

We view our suppliers as key partners in advancing our corporate responsibility strategy and strengthening the resilience of our supply chain.
Through our Global Supplier Code of Business Conduct and Ethics and other applicable responsible supply chain practices, we communicate our expectations for compliance regarding responsible business practices, labor standards, workplace health and safety conditions and environmental impact. During fiscal 2026, we maintained our affiliate membership in the Responsible Business Alliance.

We help strengthen communities against digital threats by sharing vital resources and developing the next generation of cybersecurity professionals.
As cyber threats become increasingly sophisticated and AI-driven, we share threat intelligence and research that helps organizations and communities better understand emerging risks and invest in nonprofits that expand access to cybersecurity education and careers.

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Corporate Responsibility

Operating with Integrity
We operate with integrity throughout our business, building trust through accountability and delivering value to our stakeholders.

Oversight	Ethics and Compliance	Information Security & Privacy

We have a highly qualified Board that provides corporate oversight of our strategic priorities and risk management.
Our directors bring deep expertise and leadership experience across strategy, finance, cybersecurity, compliance, risk management, and more. Additional information regarding corporate governance and oversight is provided throughout this Proxy Statement.

We are committed to conducting business ethically and promoting a culture of integrity through policies, training, and accountability.
Employees, contractors and suppliers are informed about our ethics, labor and governance expectations, including through our Codes of Conduct, compliance training programs and ongoing communications. In fiscal 2026, we further strengthened our enterprise-wide AI governance program that supports compliance, privacy and security across both our internal operations and products.

We earn and maintain trust through business-wide safeguards.
In fiscal 2026, we achieved certification under the Global Cross-Border Privacy Rules (CBPR) and Privacy Recognition for Processors (PRP) systems, providing independent validation of our privacy practices related to the responsible handling and cross-border transfer of personal data. We also integrated agentic AI into our Security Operations Center tooling to proactively identify vulnerabilities, accelerate response times and drive remediations.

Information Security & Privacy Programs
The Security Committee of our Board, which is composed of all our independent directors and chaired by our Chief Product and Technology Officer, facilitates our Board’s responsibility for oversight of security matters, including product security, data security, cybersecurity, security risk management, risk exposure and related controls and enterprise risk management related to these risks. The Security Committee, including our Chief Information Security Officer, reports regularly to the Board following meetings of the Security Committee and meets quarterly to review with our Chief Information Security Officer and other members of management regarding our cybersecurity programs, cybersecurity risks, and other matters impacting the committee’s responsibilities. Our Chief Information Security Officer is responsible for defining, overseeing, managing, implementing, and reviewing compliance with our information security programs.
We maintain a formal, written information security program that includes a comprehensive set of policies, standards and guidelines. These administrative, technical and physical safeguards are reasonably designed to protect the resiliency of our operations and the confidentiality, integrity and availability of our information systems and information. The program is guided by recognized security frameworks from the National Institute of Standards and Technology (NIST), the ISO/IEC 27000 series of standards, and other generally recognized industry standards. The program is assessed regularly and updated in light of new and emerging cybersecurity risks.
We provide regular training on corporate policies, procedures, and information security designed to provide our employees with knowledge of best practices and effective tools for safeguarding our data and assets, and reducing security risks tied to the human threat vector. Employees are also trained on the responsible use of AI through our regular Data Protection training and on the secure use of AI through our annual InfoSec Compliance training and the AI Security Standard. We supplement required training with role-based learning, company-wide security awareness campaigns, and live or webinar-based learning experiences to reinforce key concepts throughout the year. Our phishing simulation program, which is aligned with our AI Security Standards, is a core component of our experiential training approach.

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Corporate Responsibility

We engage external agencies to conduct background checks for personnel. We also maintain a security process to conduct appropriate due diligence prior to engaging contractors; assess the security capabilities of subcontractors on a periodic basis; and require subcontractors to adhere to our key information security policies and standards.
We take a comprehensive approach to securing end-user data by integrating robust physical, cyber and software development security measures. We also restrict, control and monitor physical access to areas where we process end-user data. We use data centers that operate in alignment with industry standards such as ISO 27001 and SSAE 16 or ISAE 3402.
We deploy and maintain a variety of technologies to detect and manage cybersecurity threats across our network, endpoints and cloud, including AI-powered tools that monitor for issues like supply chain compromises and code leaks, as well as leverage Unit 42 to assess our internal security posture. We also apply security-by-design principles in our software development lifecycle, track vulnerabilities of open-source software, and run regular internal and external network scans. We conduct regular application security assessments, including our assessments for internet-facing applications that collect, transmit, or display end user data. These efforts include business impact assessments, recovery strategies, and breach and incident response plans.
In fiscal 2026, we established a dedicated AI Security function to govern the AI Secure Development Lifecycle, conduct risk assessments for new AI capabilities and perform adversarial AI red-teaming exercises. We also launched the Model Context Protocol Review Program to provide structured security assessments for agentic AI tools and data integrations prior to enterprise deployment.
We are committed to earning and maintaining our customers’ trust through transparency and accountability. We are committed to complying with applicable privacy and data protection regulations and aligning with recognized frameworks. Our privacy practices are guided by principles including:
•Accountability. We are responsible for the protection of personal information entrusted to us.
•Transparency and Control. We inform customers about the processing of their personal information and honor their preferences.
•Third Parties Processing Data. We choose vendors and suppliers based on our due diligence of their security capabilities to process personal information and we require them to commit to adequate privacy and data security standards.
•Privacy by Design. We continue to build on this principle when designing and implementing products and services.
•Data Integrity and Proportionality. We collect personal information for specific and legitimate business purposes and store it safely and accurately.
•Customer Benefit/Value for Customers. We share with our customers the benefits and value we derive from processing their personal information.
•Security. We implement technical, organizational and security measures, including employee training, to ensure an appropriate level of security of the personal information we process.
Our Trust Center serves as the central hub for public information about our privacy, data protection, security, and AI practices, including how we manage data, secure AI systems, align with recognized security frameworks, and comply with applicable privacy and data protection regulations. Beyond regulatory disclosures, the Trust Center provides additional transparency regarding customer, personal, and systems data.

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Voting Roadmap

PROPOSAL 1 Election of Directors

Our Board is comprised of ten members and is divided into three staggered classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
The following Class III directors have been nominated for election to the Board at the Annual Meeting:

•Nikesh Arora	•Aparna Bawa	•Carl Eschenbach	•Lorraine Twohill

See Page 48

The Board recommends a vote “FOR” each of the nominees named above.

PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP (“EY”), independent registered public accounting firm, to audit our financial statements for our fiscal year ending July 31, 2027. EY has served as our independent registered public accounting firm since 2009.

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The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP.

PROPOSAL 3 Advisory Vote on the Compensation of our Named Executive Officers

We are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in the “Executive Compensation” section of this Proxy Statement.

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The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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Voting Roadmap

PROPOSAL 4 Approve Amendment to Our 2021 Equity Incentive Plan

We are asking shareholders to approve an amendment to our 2021 Equity Incentive Plan to increase the number of shares of our common stock reserved for issuance under the 2021 Equity Incentive Plan. The ability to grant equity awards is crucial to recruiting and retaining the best personnel. If shareholders do not approve the amendment to our 2021 Equity Incentive Plan at the Annual Meeting, we may be unable to continue to grant equity awards as needed, which could prevent us from successfully attracting and retaining the highly skilled talent we need.

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The Board recommends a vote “FOR” the approval of an amendment to our 2021 Equity Incentive Plan to increase the number of plan shares reserved for issuance.

PROPOSAL 5 Approve Advisory Vote on Annual Voting Policy for Directors

We are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, a Board policy that would provide for an annual non-binding advisory vote, except during years where there is a contested director election, to approve the continued service of each director who is not up for election at the annual meeting of shareholders. The annual voting policy would be set forth in the Company’s Corporate Governance Guidelines and include an expectation that any incumbent director who does not receive a majority of the votes cast in connection with such annual, non-binding advisory vote should promptly tender a resignation following the certification of the applicable shareholder vote, which would become effective if accepted by the Board.

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The Board recommends a vote “FOR” the approval, on an advisory basis, of the annual voting policy for directors

PROPOSAL 6 Shareholder Proposal — Study of Broad-Based Employee Ownership Transaction

We are asking shareholders to vote against a non-binding shareholder proposal, if properly presented at the Annual Meeting, to prepare a report evaluating the feasibility, costs, and benefits of a potential extraordinary transaction through which a broad-based employee ownership vehicle would acquire ownership or equity interests in our company or a substantial business unit.

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The Board recommends a vote “AGAINST” the approval of a shareholder proposal to prepare a report studying a broad-based employee ownership transaction.

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PROPOSAL NO. 1 Election of Directors

Our Board is composed of ten members and is divided into three staggered classes of directors. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be apportioned among the three classes so that, as nearly as practicable, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of the Company. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the four nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if a proxy is properly executed but no direction is made, for the election of the Board’s four nominees. If Proposal 5 is approved, on a nonbinding advisory basis, by our shareholders at the Annual Meeting, our Board intends to implement an annual non-binding advisory vote, except during years where there is a contested director election, to approve the continued service of each director who is not up for election at the annual meeting of shareholders. This new advisory vote would be combined with a resignation policy such that any director who does not receive a majority of votes cast would be expected to tender a resignation, which would take effect if accepted by the Board. This policy would be set forth in the Company’s Corporate Governance Guidelines and, if implemented, would begin at our 2027 annual meeting of shareholders.
The following Class III directors have been nominated for election to the Board at the Annual Meeting:

•Nikesh Arora	•Aparna Bawa	•Carl Eschenbach	•Lorraine Twohill

The sections “Board Skills and Experience Matrix” and “Directors” of this Proxy Statement contain information about skills and experiences that helped the Governance and Nominating Committee and our Board determine that these nominees should serve as directors of the Company.
REQUIRED VOTE
We have a majority voting standard for uncontested elections of directors. Each director nominee is elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Broker non-votes and abstentions, if any, will have no effect on the outcome of the election.
Pursuant to our Corporate Governance Guidelines, a director is expected to promptly tender his or her resignation if he or she fails to receive the required number of votes for re-election. The resignation will be effective only upon acceptance by the Board. The Governance and Nominating Committee will promptly consider the tendered resignation to determine whether to recommend that our Board accept the director’s resignation, or take other action, and will submit such recommendation for prompt consideration by our Board. Our Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions as our Board may impose. The Board will act within 90 days following certification of the shareholder vote and will promptly publicly disclose its decision in a filing with the SEC. Additional details about this process are specified in our Corporate Governance Guidelines, which are available on our Investor Relations website at https://investors.paloaltonetworks.com.
If you are a shareholder of record and you sign the accompanying proxy card, or vote by telephone or over the Internet, but do not give instructions for the voting of directors, your shares will be voted “For” the re-election of each of Nikesh Arora, Aparna Bawa, Carl Eschenbach, and Lorraine Twohill. We expect that each of Nikesh Arora, Aparna Bawa, Carl Eschenbach, and Lorraine Twohill will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on the accompanying proxy card or when you vote by telephone or over the Internet. If you are a street name shareholder and you do not give voting instructions to your broker or nominee, your shares will not be voted on this matter.

Recommendation of the Board The Board recommends that you vote “FOR” each of the director nominees named above.

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Proposal No. 1 Election of Directors

Director Tenure and Refreshment
The Board believes that a mix of long- and shorter-tenured directors promotes an appropriate balance of views and insights and allows the Board as a whole to benefit from the historical and institutional knowledge that longer-tenured directors possess, and the fresh perspectives contributed by newer directors. With the additions of six new directors that are currently serving since fiscal 2019, three of whom have joined in the last twenty-four months, we have added directors who have brought their experiences and fresh perspectives to our Board’s deliberations. In addition, all but one of those directors have been independent, further demonstrating our commitment to robust independent director oversight.
As of July 31, 2026, our independent directors have served an average of nine years on the Board. Overall, our full Board, including both independent and non-independent directors, have an average tenure of eight years.* We believe that this mix of tenure on the Board represents a collection of individuals with both new perspectives and deep institutional knowledge.
Board Makeup
Our Corporate Governance Guidelines embody our Board’s commitment to actively seek out director candidates who possess varied backgrounds, experiences, perspectives, and skills. Our Board believes representation of diverse perspectives on these broad principles expands the Board’s understanding of the needs and viewpoints of our customers, partners, employees and other stakeholders worldwide.

DIRECTOR TENURE* 8 years (all directors) 9 years (independent directors) BOARD INDEPENDENCE* 80% of our directors are independent
* Board statistics shown above and discussed on this page under “—Director Tenure and Refreshment” are measured as of July 31, 2026.

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Proposal No. 1 Election of Directors

Board Skills and Experience Matrix
Our Board has taken a thoughtful approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and that enable them to provide oversight of management to ensure accountability to our shareholders. The Board and the Governance and Nominating Committee believe the skills, qualities, attributes, experience and breadth of backgrounds of our directors provide us with a range of perspectives to effectively address our evolving needs and represent the best interests of our shareholders.

Industry and IT/AI Technical Expertise Deep insight in the cybersecurity and IT and AI technology industry to oversee our business and the risks we face	7
Senior Leadership Experience Experience in senior leadership positions to analyze, advise and oversee management in decision-making, operations, policies and risk oversight	10
Financial Knowledge and Expertise Knowledge of financial markets, financing and accounting and financial reporting processes	8
Backgrounds and Experiences Backgrounds and experiences providing unique perspectives and enhancing decision-making	10
Cybersecurity / Information Security / Security Expertise to oversee cybersecurity, privacy, and information security management and risk	7
Sales, Marketing and Brand Management Experience Sales, marketing, and brand management experience to provide expertise and guidance to grow sales and enhance our brand	5
Global/International Experience Experience and knowledge of global operations, business conditions and culture to advise and oversee our global business	9
Risk Management Experience in risk oversight and management	10
AI and Emerging Technologies and Business Models Experience Experience identifying and developing emerging technologies and business models, including experience with AI, to advise, analyze and strategize regarding emerging technologies, business models and potential acquisitions	9
Human Capital Management Experience attracting and retaining top talent to advise and oversee our people and compensation policies in our competitive environment	10
Public Company Board Experience and Corporate Governance Experience to understand the dynamics and operation of a public company, and corporate governance requirements and compliance	10

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Proposal No. 1 Election of Directors

Directors
Nominee Directors

Nikesh Arora | 58	Skills and Experience:

Industry and IT/AI Technical

Senior Leadership

Financial

Varied Backgrounds and Experiences

Sales, Marketing and Brand Management

Global/ International

Risk Management

AI and Emerging Technologies and Business Models

Human Capital Management

Public Company Board Experience

Cybersecurity

Director Since: 2018 Committee Memberships: •Corporate Development Committee Other Current Public Company Boards: •Compagnie Financière Richemont •Uber Technologies, Inc.

BACKGROUND
Nikesh Arora has served as the Chair of our Board and Chief Executive Officer since June 2018. Prior to joining us, from 2016 through 2018, Mr. Arora was an angel investor and from June 2016 through December 2017, Mr. Arora served as an advisor to SoftBank Group Corp., a multinational conglomerate company (“SoftBank”). From July 2015 through June 2016, Mr. Arora served as president and chief operating officer of SoftBank and from July 2014 through June 2015, Mr. Arora served as vice chair and chief executive officer of SoftBank Internet and Media, a subsidiary of SoftBank. Prior to SoftBank, from December 2004 through July 2014, Mr. Arora held multiple senior leadership operating roles at Google, Inc., including serving as senior vice president and chief business officer, from January 2011 to June 2014. Mr. Arora also serves on the board of Uber Technologies, Inc., a global transportation and delivery technology company, and as a non-executive director of Compagnie Financière Richemont S.A., a public Switzerland-based luxury goods holding company. Mr. Arora previously served on the boards of Sprint Corp., a communications services company, from November 2014 to June 2016, Colgate-Palmolive Company, a worldwide consumer products company focused on the production, distribution and provision of household, health care and personal care products, from March 2012 to September 2014, SoftBank from 2014 to 2016, and Yahoo! Japan, an internet company, from 2015 to 2016. Mr. Arora holds an M.S. in Business Administration from Northeastern University, an M.S. in Finance from Boston College, and a B.Tech in Electrical Engineering from the Institute of Technology at Banaras Hindu University.

QUALIFICATIONS
AND EXPERIENCE
Mr. Arora was chosen to serve on our Board due to his leadership skills and experience as the chief architect of the Company’s strategic vision, as well as his thorough knowledge of all aspects of our business. Through his extensive career in executive leadership, he brings expertise in leading and scaling technology businesses, risk management oversight, and in-depth knowledge of the cybersecurity and technology sectors.

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Proposal No. 1 Election of Directors

Aparna Bawa | 48	Skills and Experience:

Industry and IT/AI Technical

Senior Leadership

Financial

Varied Backgrounds and Experiences

Global/ International

Risk Management

AI and Emerging Technologies and Business Models

Human Capital Management

Public Company Board Experience

Cybersecurity

INDEPENDENT

Director Since: 2021 Committee Memberships: •Audit Committee •Compensation and People Committee •Corporate Development Committee (Co-Chair) •Security Committee Other Current Public Company Boards: None

BACKGROUND
Aparna Bawa has served as a member of our Board since May 2021. Since May 2026, Ms. Bawa has served as the Executive Vice President, Chief Legal & People Officer of Intel Corporation, a multinational technology company that designs, manufactures, and sells microprocessors, semiconductors, and other computer components. She has served as Intel’s Corporate Secretary since July 2026. Prior to Intel, Ms. Bawa served as the Chief Operating Officer of Zoom Communications, Inc., a video communications company, from May 2020 to May 2026 and its Secretary from February 2024 to May 2025. Ms. Bawa served as Zoom’s Chief Legal Officer from August 2019 to May 2020, its General Counsel from September 2018 to May 2020 and its Secretary from December 2018 to November 2020. Prior to Zoom Communications, Ms. Bawa served as Senior Vice President and General Counsel of Magento, Inc., an e-commerce platform company, from June 2017 until its acquisition by Adobe Inc. in June 2018. From November 2012 to May 2017, Ms. Bawa served as Vice President, General Counsel and Secretary of Nimble Storage, Inc., an enterprise flash storage company, which was acquired by Hewlett Packard Enterprise in April 2017. Ms. Bawa holds a B.Sc. in Accounting from Marquette University and a J.D. from Harvard Law School.

QUALIFICATIONS
AND EXPERIENCE
Ms. Bawa was selected to serve on our Board due to her senior leadership and management experience at public technology companies, risk management oversight expertise, and legal and business operations expertise. She has extensive experience in technology companies.

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Proposal No. 1 Election of Directors

Carl Eschenbach | 59	Skills and Experience:

- Industry and IT/AI Technical
- Senior Leadership
- Financial
- Varied Backgrounds and Experiences
- Sales, Marketing and Brand Management
- Global/ International
- Risk Management
- AI and Emerging Technologies and Business Models
- Human Capital Management
- Public Company Board Experience
- Cybersecurity

INDEPENDENT

Director Since: 2013 Committee Memberships: •Corporate Development Committee •Governance and Nominating Committee •Security Committee Other Current Public Company Boards: None

BACKGROUND
Carl Eschenbach has served as a member of our Board since May 2013. Mr. Eschenbach is a currently a Partner at Sequoia Capital Operations, LLC, a venture capital firm. Mr. Eschenbach served as CEO of Workday, Inc., an on-demand financial management and human capital management software vendor, from December 2022 to February 2026. Prior to Workday, Mr. Eschenbach was a general partner at Sequoia Capital Operations, LLC, a venture capital firm, from April 2016 to December 2022. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach served as Chief Operating Officer and President of VMware, Inc., a provider of cloud and virtualization software and services, a role he held from December 2012 to February 2016. Mr. Eschenbach previously served as VMware’s President and Chief Operating Officer from April 2012 to December 2012, as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach served on the board of Workday, Inc. from 2018 to February 2026, Zoom Communications, Inc. from November 2016 to January 2023, Snowflake, Inc. from May 2019 to April 2023, UiPath, Inc. from March 2021 until March 2023, and Aurora Innovation, Inc. from March 2019 to March 2023. Mr. Eschenbach received an electronics technician diploma from DeVry University.

QUALIFICATIONS
AND EXPERIENCE
Mr. Eschenbach was selected to serve on our Board because of his extensive experience in the technology industry and his public company management experience as an executive. He brings to our Board over 30 years of operational and sales experience in the technology industry, and has extensive experience in risk management oversight and scaling large organizations, as well as a deep knowledge of high-growth companies. Mr. Eschenbach also has extensive public company board experience.

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Proposal No. 1 Election of Directors

Lorraine Twohill | 55	Skills and Experience:

Senior Leadership

Financial

Varied Backgrounds and Experiences

Sales, Marketing and Brand Management

Global/ International

Risk Management

AI and Emerging Technologies and Business Models

Human Capital Management

Public Company Board Experience

INDEPENDENT

Director Since: 2019 Committee Membership: •Governance and Nominating Committee (Co-Chair) •Security Committee Other Current Public Company Boards: None

BACKGROUND
Lorraine Twohill has served as a member of our Board of directors since April 2019. Ms. Twohill currently serves as Google LLC’s (formerly Google, Inc.) Chief Marketing Officer, a position she has held since June 2009. From July 2003 until June 2009, Ms. Twohill served as Google’s Head of Marketing Europe, Middle East and Africa. Ms. Twohill previously served on the board of directors of Williams-Sonoma, Inc., a consumer retail company that sells kitchenwares and home furnishings, from January 2012 until May 2017. Ms. Twohill holds joint honours degrees in International Marketing and Languages from Dublin City University.

QUALIFICATIONS AND EXPERIENCE
Ms. Twohill was selected to serve on our Board due to her leadership skills and extensive marketing knowledge, with over 30 years of experience. She has deep management and business operations experience, as well as risk management oversight experience. She provides the Board with valuable insights into brand management and the global issues facing technology companies today.

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Proposal No. 1 Election of Directors

Continuing Directors

John M. Donovan | 65	Skills and Experience:

Industry and IT/AI Technical

Senior Leadership

Financial

Varied Backgrounds and Experiences

Sales, Marketing and Brand Management

Global/ International

Risk Management

AI and Emerging Technologies and Business Models

Human Capital Management

Public Company Board Experience

Cybersecurity

LEAD INDEPENDENT DIRECTOR

Director Since: 2012 Committee Memberships:

•Compensation and People Committee
•Corporate Development Committee (Co-Chair)
•Governance and Nominating Committee (Co-Chair)
•Security Committee

Other Current Public Company Boards:
Lockheed Martin Corporation

BACKGROUND
John M. Donovan has served as a member of our Board since September 2012. Since May 2019, Mr. Donovan has served on The President’s National Security Telecommunications Advisory Committee, including as Chair from 2019 to 2023. Mr. Donovan worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and subsequently as Chief Executive Officer—AT&T Communications until his resignation, effective October 1, 2019. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chair and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan serves on the board of directors of Lockheed Martin Corporation, an aerospace, defense and technology company. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota.

QUALIFICATIONS
AND EXPERIENCE
Mr. Donovan was selected to serve on our Board because of his technical knowledge and extensive business leadership, management, operations and risk management oversight experience, as a result of serving as the Chief Technology Officer and later the Chief Executive Officer of AT&T Communications. He is skilled in overseeing global information, software development, supply chain, network operations and big data organizations and has expertise in cybersecurity, artificial intelligence and machine learning.

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Proposal No. 1 Election of Directors

James J. Goetz | 60	Skills and Experience:

Industry and IT/AI Technical

Senior Leadership

Financial

Varied Backgrounds and Experiences

Risk Management

AI and Emerging Technologies and Business Models

Human Capital Management

Public Company Board Experience

Cybersecurity

INDEPENDENT

Director Since: 2005 Committee Memberships: •Audit Committee •Corporate Development Committee •Security Committee Other Current Public Company Boards: Intel Corporation

BACKGROUND
James J. Goetz has served as a member of our Board since April 2005. Mr. Goetz has been a Partner of Sequoia Capital Operations, LLC, a venture capital firm, since June 2004, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Intel Corporation and several privately held companies. Mr. Goetz has previously served on the boards of directors of Barracuda Networks, Inc., a data security and storage company from 2009 to 2017, Nimble Storage, Inc., a data storage company, from 2007 to 2017, Jive Software, Inc., a provider of social business software, from 2007 until 2015, and Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment, from 2012 until 2015. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati.

QUALIFICATIONS
AND EXPERIENCE
Mr. Goetz was selected to serve on our Board because of his senior leadership, technology, information technology (IT), business development and cybersecurity experience, and knowledge of emerging technologies, arising from his experience as a partner of a venture capital firm, where he focuses on cloud mobile, and enterprise technology investments, as well as providing guidance and counsel to a wide variety of technology companies. He also brings his experience as a senior management leader in network, data security and storage, software, and manufacturing companies, through various senior roles and other board experiences. Mr. Goetz also has extensive public company board experience.

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Proposal No. 1 Election of Directors

Mark Goodburn | 64	Skills and Experience:

- Industry and IT/AI Technical
- Senior Leadership
- Financial
- Varied Backgrounds and Experiences
- Global/ International
- Risk Management
- AI and Emerging Technologies and Business Models
- Human Capital Management
- Public Company Board Experience
- Cybersecurity

INDEPENDENT

Director Since: 2025 Committee Memberships: •Audit Committee (Chair) •Security Committee Other Current Public Company Boards: C.H. Robinson Worldwide, Inc.

BACKGROUND
Mr. Goodburn has served as a member of our Board since November 2025. From 2011 to 2021, Mark A. Goodburn was Chairman and Global Head of Advisory of KPMG International, a multinational professional services network. Mr. Goodburn was a member of the KPMG International executive team and held top executive responsibilities for their consulting and deal advisory businesses. From 2018 to 2021, Mr. Goodburn also held the role of Global Head of Strategic Investments and Innovation. Mr. Goodburn also held various positions, including Vice Chairman of KPMG LLP and Americas Head of Advisory and Strategic Investments from 2005 to 2011, Managing Partner-Silicon Valley, Member of KPMG US and Americas Board of Directors and Global Head of KPMG’s Technology, Media and Telecommunications line of business at differing times between 1997 and 2005. He currently serves as a board member of C.H. Robinson Worldwide, a technology-based logistics company, a position he has held since May 2022. Mr. Goodburn received a Bachelor of Science in Business from Minnesota State University, Mankato, and he is a Certified Public Accountant.

QUALIFICATIONS
AND EXPERIENCE
Mr. Goodburn was selected to serve on our Board because of his deep technical expertise in financial and accounting matters from his experiences at KPMG, including advising numerous companies on financial and accounting matters and his leadership experience as a member of management at KPMG. Mr. Goodburn is an “audit committee financial expert” with significant experience in finance, operations and risk management oversight of technology companies, particularly publicly traded companies with knowledge of complex global financial and business matters.

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Proposal No. 1 Election of Directors

Right Honorable Sir John Key | 64

INDEPENDENT	Skills and Experience:

Director Since: 2019 Committee Memberships: •Audit Committee •Compensation and People Committee (Chair) •Security Committee Other Current Public Company Boards: None

BACKGROUND
Right Honorable Sir John Key has served as a member of our Board since April 2019. Sir John was a Member of Parliament for Helensville in New Zealand until April 2017. Sir John served as Prime Minister of New Zealand from November 2008 to December 2016 having commenced his political career as a Member of Parliament for Helensville in July 2002. Prior to his political career, he had a nearly twenty-year career in international finance, primarily for Bankers Trust of New Zealand and Merrill Lynch in Singapore, London and Sydney. Sir John serves on the board of directors of several privately held companies. He previously served on the board of directors of Air New Zealand Limited, a public airline, from 2017 to 2020 and ANZ Bank New Zealand Ltd from 2017 to 2024, and was also a member of the board of directors of the parent Australia & New Zealand Banking Group Ltd, a public bank that provides various banking and financial products and services, from 2018 to 2024. Sir John has a Bachelor of Commerce in Accounting from the University of Canterbury.

QUALIFICATIONS
AND EXPERIENCE
Sir John was selected to serve on our Board due to his global business leadership and extensive financial, capital markets, and management expertise as former Prime Minister of New Zealand, his extensive background in foreign affairs, and his career in investment banking and finance. He brings extensive experience in policy-making and a global business perspective from his experience and service on other boards, which is especially valuable to us as we grow internationally.

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Proposal No. 1 Election of Directors

Lee Klarich | 51	Skills and Experience:

Industry and IT/AI Technical

Senior Leadership

Varied Backgrounds and Experiences

Cybersecurity

Sales, Marketing and Brand Management

Global/ International

Risk Management

AI and Emerging Technologies and Business Models

Human Capital Management

Public Company Board Experience

Director Since: 2025 Committee Memberships: •Security Committee (Chair) Other Current Public Company Boards: None

BACKGROUND
Lee Klarich has served as our Chief Product and Technology Officer and a member of our Board since August 2025. Since early product inception in 2006, Lee Klarich has served as the head of product management at Palo Alto Networks, overseeing the product strategy and roadmap and playing a key role in delivering our Next-Generation Security Platform. In August 2025, he became Chief Product and Technology Officer with responsibility for driving our technology vision and leading both the engineering and product organizations. Prior to that appointment, he served as our Chief Product Officer since August 2017, as our Executive Vice President of Product Management from November 2015 to August 2017, as our Senior Vice President, Product Management from November 2012 to November 2015, and as our Vice President, Product Management from May 2006 to November 2012.
Prior to Palo Alto Networks, he was the director of product management for Juniper Networks, where he was responsible for firewall/VPN platforms and software. He joined Juniper Networks through the NetScreen Technologies acquisition, where he managed the same product line. Previously, he held various positions at Excite@Home and Packard Bell-NEC. He holds a bachelor's degree in engineering from Cornell University.

QUALIFICATIONS
AND EXPERIENCE
Mr. Klarich has been a senior leader at Palo Alto Networks since 2006. Mr. Klarich was selected to serve on our Board due to his deep technical expertise, intimate knowledge of our products, and industry experience. He has an in-depth knowledge of the technology and cybersecurity industries and our product development vision, having been instrumental in driving our Company’s product strategy and innovation. He brings senior leadership experience, operational experience, risk management oversight experience, and emerging technologies experience.

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Proposal No. 1 Election of Directors

Helle Thorning-Schmidt | 59

INDEPENDENT	Skills and Experience:

Director Since: 2025 Committee Memberships: •Governance and Nominating Committee •Security Committee Other Current Public Company Boards: Vestas Wind Systems A/S

BACKGROUND
Helle Thorning-Schmidt has served as a member of our Board since February 2025. Ms. Thorning-Schmidt served as the Chief Executive of Save the Children International from April 2016 to June 2019. She previously served as a Member of Danish Parliament and the leader of the Social Democratic Party in Denmark from 2005 to 2015 and as the Prime Minister of Denmark from 2011 to 2015. She currently serves as a board member of a number of companies, including Vestas Wind Systems A/S, a Danish wind turbine manufacturer and leader in sustainable energy, since 2019, and Neurons Inc. ApS, a Danish consumer neuroscience company, since 2023. Ms. Thorning-Schmidt is also serving as a member of The Oversight Board, a precedent-setting content moderation body established by Meta Platforms, Inc., since 2020, and the advisory board of Vista Equity Partners Management, LLC, an American investment firm, since January 2022. Ms. Thorning-Schmidt holds a Master’s Degree in Political Science from the University of Copenhagen and a Master’s Degree in European Studies from the College of Europe in Bruges.

QUALIFICATIONS
AND EXPERIENCE
Ms. Thorning-Schmidt was selected to serve on our Board due to her senior leadership experience and her background in international policy-making functions. She brings extensive experience and unique insights regarding international risk management, human capital management, and corporate governance from her varied experiences as a former prime minister, serving as chief executive of a charitable organization, and serving on various boards.

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Proposal No. 1 Election of Directors

Identification and Evaluation of Director Nominees
Our Governance and Nominating Committee uses a variety of methods for identifying and evaluating director nominees. Our Governance and Nominating Committee regularly assesses the appropriate size, composition and needs of our Board and its respective committees, and the qualification of candidates considering these needs. Some of the qualifications that our Governance and Nominating Committee considers include issues of character, integrity, judgment, background, experience of relevance to us and the Board, independence, age, areas of expertise, length of service, potential conflicts of interest, and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time.
Nominees must also be able to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available, in the judgment of our Governance and Nominating Committee, to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and actively participate in all Board and applicable committee meetings.
There are no stated minimum criteria for director nominees, although our Governance and Nominating Committee maintains a documented director evaluation policy and process, which contains certain guidelines for selection criteria and provides that they may also consider such other factors as it may deem, from time to time, are in our Company’s and our shareholders’ best interests. In furtherance of this, our Governance and Nominating Committee seeks to balance the background and experience of the members of the Board by ensuring that the following categories of criteria, among others, are collectively represented by our Board members: relevant industry and IT/AI technical expertise; senior leadership experience; financial knowledge and expertise; expertise to oversee cybersecurity, information security, and security management and risk; sales, marketing and brand management experience; global/international business experience; risk management experience; experience with AI and emerging technologies and business model experience; human capital management experience; and public company board and corporate governance. Our Governance and Nominating Committee will also seek appropriate input from our Chief Executive Officer, from time to time, in assessing the needs of our Board for relevant background, experience, and skills of its members.
Our Governance and Nominating Committee considers varied perspectives, experiences, and expertise in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. The committee also considers these and other factors as it deems appropriate in overseeing the annual Board, committee, and individual director evaluations, including certain performance evaluation principles for current directors set out in the documented director evaluation policy and process. These principles include matters such as prioritizing the Company’s and our shareholders’ interests; evidence of thorough preparation for meetings and regular attendance at meetings (absent extenuating circumstances); providing high quality, informed and constructive feedback and input during meetings; providing valuable strategic insights and subject matter expertise, including good judgment and appropriate knowledge of our Company; making positive contributions to Board culture and dynamics, and developing constructive working relationships with our CEO and other members of management; adhering to appropriate legal, ethical, and corporate governance standards; and dedicating the necessary time and attention expected of directors to carry out their duties.
Shareholder Recommendations for Nominations to the Board of Directors
Our Governance and Nominating Committee will consider candidates for directors recommended by shareholders in the same manner and using the same criteria as for other candidates, so long as such recommendations comply with our restated certificate of incorporation, as amended, amended and restated bylaws, and applicable laws, rules and regulations, including those promulgated by The Nasdaq Stock Market (“Nasdaq”) and the SEC. The Governance and Nominating Committee will evaluate the recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our Board includes members with varied backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending shareholder, evidence of the

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Proposal No. 1 Election of Directors

recommending shareholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our Board. Our Governance and Nominating Committee has discretion to decide which individuals to recommend for nomination as directors.
Director Independence
Our common stock is listed on Nasdaq. Under Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent, and that the nomination of all directors be by either a majority of its independent directors or a committee composed solely of independent directors. Under Nasdaq regulations, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship with the listed company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and Nasdaq listing standards. In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing standards. In order for a member of a listed company’s compensation committee to be considered independent for purposes of Nasdaq listing standards, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.
Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that each of Mmes. Bawa, Thorning-Schmidt and Twohill, and each of Messrs. Donovan, Eschenbach, Goetz, Goodburn and Rt Hon Sir John Key do not have a material relationship with our Company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and Nasdaq listing standards. In addition, Ms. Mary Pat McCarthy and Mr. Ralph Hamers were independent during the period of their service on the Board in fiscal 2026. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Related Person Transactions.” In particular, our Board considered that Mmes. Bawa and Twohill and Messrs. Eschenbach and Goetz each serves or has served as an executive officer, managing member, or partner of entities that have had arm’s length commercial relationships or strategic partnerships with the Company, and that Ms. Bawa holds a passive investment in a privately held business in which the spouse of an executive officer of the Company has an interest. There are no family relationships among any of the Company’s directors or executive officers.
Director Compensation
Our Board, upon recommendation of the Governance and Nominating Committee, has approved an Outside Director Compensation Policy (as amended, the “Director Compensation Policy”) for the compensation of the non-employee members of our Board. The Director Compensation Policy is designed to attract, retain and reward these individuals and align their financial interests with those of our shareholders. There is no cash compensation paid under the Director Compensation Policy. No directors who are also employees of the Company are permitted to receive compensation under the Director Compensation Policy, even if an employee director serves in a role described by the policy.

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Proposal No. 1 Election of Directors

Initial Award. Under the Director Compensation Policy, when an eligible director initially joins our Board, the eligible director receives an initial award of restricted stock units for shares of our common stock (“RSUs”) having a value of $1 million, which is granted on or about the tenth day of the month following the month in which the eligible director becomes a member of our Board. This initial award will vest as to one-third of the shares covered by the RSU award on the first anniversary of the applicable vest start date, and the remaining shares covered by the RSU award will vest quarterly over the following two years with the last vest date to be on the third anniversary of the applicable vest start date, subject to the director’s continued service as of each such date.
The number of shares subject to an initial award is determined by dividing the stated dollar value for such initial award by the straight average closing price of the Company’s common stock over the month prior to the month in which the grant is made. The vest start date for initial awards will be the first day of the month that contains the grant date of such award.
Annual Awards. Under the Director Compensation Policy, at each annual meeting of shareholders:
•Director Retainer Award. Each eligible director receives an annual RSU award having a value equal to $320,000.
•Lead Independent Director Award. Our Lead Independent Director receives an additional annual RSU award having a value equal to $50,000,
•Committee Awards. The eligible chairpersons and members of four of our five standing Board committees will receive additional annual RSU awards for committee service having the values shown in the graphic below. Any eligible director who serves as chairperson of a committee is not entitled to a committee member retainer for the same committee. No additional compensation is paid for serving on the Corporate Development Committee of the Board.
These annual award amounts are illustrated in the graphic below.

A single RSU grant is made to a director to cover the value of all annual awards an eligible director is entitled to under the Director Compensation Policy. To be eligible to receive any annual award, a director must have served on the Board for at least nine months prior to the date of the relevant annual meeting of our shareholders.
The number of shares subject to annual awards is determined by taking the sum of the stated dollar values for all the awards to be granted to the relevant director and dividing the sum by the straight average closing price of our common stock on Nasdaq during the 30 calendar days ending on and including the trading day immediately prior to the date of the Annual Meeting. Annual RSU awards will vest quarterly over a period of one year ending on the earlier to occur of the one-year anniversary of the vest start date and immediately prior to the annual meeting occurring in the year after the date of grant, subject to the director’s continued service as of each such date. The vest start date for annual awards will be December 1st of the year that includes the grant date.
Fiscal 2026 Director Compensation Table
The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2026. Messrs. Arora and Klarich are not eligible to receive additional compensation in connection with their service on our Board. In addition, Mr. Zuk was not eligible to receive additional compensation in connection with his service on our Board. Their compensation for their employment is disclosed in the section titled “Executive Compensation.”

2026 Proxy Statement	63

Proposal No. 1 Election of Directors

Director	Stock Awards(1)	Total
Aparna Bawa(2)	$421,200	$421,200
John M. Donovan(2)	$490,620	$490,620
Carl Eschenbach(2)	$366,795	$366,795
James J. Goetz(3)	$—	$—
Mark Goodburn(2)	$953,994	$953,994
Ralph Hamers(2)	$—	$—
Rt Hon Sir John Key(2)	$446,160	$446,160
Mary Pat McCarthy(2)	$396,435	$396,435
Helle Thorning-Schmidt(2)	$386,685	$386,685
Lorraine Twohill(2)	$416,325	$416,325
(1)The amounts reported in this column represent the aggregate grant date fair value of each RSU award during our fiscal 2026 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation— Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2026. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.
(2)As of July 31, 2026, Ms. Bawa held 1,080 RSUs, Mr. Donovan held 1,258 RSUs, Mr. Eschenbach held 941 RSUs, Mr. Goodburn held 4,944 RSUs, Mr. Hamers held 3,017 RSUs, Rt Hon Sir John Key held 1,144 RSUs, Ms. McCarthy held 0 RSUs, Ms. Thorning-Schmidt held 4,009 RSUs, and Ms. Twohill held 1,068 RSUs. Mr. Hamers ceased to be a member of our Board in December 2025, and Ms. McCarthy resigned from our Board in January 2026.
(3)Mr. Goetz receives no awards under the Director Compensation Policy.
Director Stock Ownership Guidelines
Our Board believes that our directors should hold a meaningful financial stake in our Company in order to further align their interests with those of our shareholders and therefore adopted stock ownership guidelines in fiscal 2017. Under the guidelines, each non-employee director must own Company stock with a value of five times the annual retainer for board service within five years of such director’s initial appointment or election date. As of September 18, 2026, all of our non-employee directors comply with our stock ownership guidelines.
Director Attendance
During our fiscal year ended July 31, 2026, the Board held five meetings (including regularly scheduled and special meetings). Each of our directors attended at least 75% of the aggregate of the total number of Board meetings and meetings of the Board committees on which he or she served during fiscal 2026, with the exception of Lorraine Twohill. During fiscal 2026, Ms. Twohill attended all but one Board meeting; however, her aggregate attendance at Board and committee meetings fell below 75%, primarily because required medical treatments caused her to miss two of the five Governance and Nominating Committee meetings and three of the four Security Committee meetings held during the fiscal year. Despite this, Ms. Twohill remained an engaged and valuable contributor throughout fiscal 2026, and her absences did not diminish her effectiveness as a director. Ms. Twohill has since resumed her regular attendance at Board and committee meetings.
Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of shareholders, we encourage, but do not require, our directors to attend. Ten of our then-serving directors attended our 2025 annual meeting of shareholders, either in person, telephonically or by video conference.

64	2026 Proxy Statement

PROPOSAL NO. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm, to audit our financial statements for our fiscal year ending July 31, 2027. EY has served as our independent registered public accounting firm since 2009.
At the Annual Meeting, our shareholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2027. Our Audit Committee is submitting the appointment of EY to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our shareholders.
Notwithstanding the appointment of EY and even if our shareholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If our shareholders do not ratify the appointment of EY, our Audit Committee may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended July 31, 2025 and 2026.

	2025	2026
Audit Fees(1)	$7,059,000	$10,209,000
Audit-Related Fees(2)	$16,000	$—
Tax Fees(3)	$1,399,000	$5,610,000
All Other Fees(4)	$12,000	$12,000
Total	$8,486,000	$15,831,000

(1)Audit Fees consist of professional services rendered in connection with (a) the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, (b) review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q, (c) professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company, and (d) other regulatory filings.
(2)Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include acquisition due diligence services, technical accounting guidance, and other attestation services.
(3)Tax Fees consist of fees for professional services for federal, state, and international tax compliance and tax planning. For fiscal 2026, Tax Fees also included tax services related to our acquisitions.
(4)All Other Fees includes fees for professional services other than these services reported above. These services specifically relate to subscriptions to an accounting regulatory database.
Auditor Independence
In our fiscal year ended July 31, 2026, there were no other professional services provided by EY that would have required our Audit Committee to consider their compatibility with maintaining the independence of EY.

2026 Proxy Statement	65

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.
Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits to our Audit Committee for approval a detailed description of services expected to be rendered during that year for each of the following categories of services:
•Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as subsidiary audits, equity investment audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on our consolidated financial statements.
•Audit-related services. Audit-related services are for assurance and related services that are (1) reasonably related to the performance of the audit or review of our financial statements, (2) are traditionally performed by our independent registered public accounting firm, and (3) not covered above under “audit services.”
•Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice, and tax planning.
•Other services. Other services are those services not described in the other categories.
Our Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our Audit Committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, (a) if the additional services do not require specific approval by the Audit Committee, a detailed description of the services will be submitted to our Chief Financial Officer or Chief Accounting Officer, who will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee and the Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor, or (b) if the additional services require specific approval by the Audit Committee, they will be submitted for pre-approval to the Audit Committee by both the independent auditor and our Chief Financial Officer or Chief Accounting Officer, and shall only be submitted if the independent auditor and such officer mutually agree that the request or application is consistent with the SEC’s rules on auditor independence. All fees paid to EY for our fiscal year ended July 31, 2026 were pre-approved by our Audit Committee.
REQUIRED VOTE
The ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. We do not expect broker non-votes for this proposal.

Recommendation of the Board The Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP.

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Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Report of the Audit Committee
The Audit Committee comprises directors Mr. Goodburn, Ms. Bawa, Mr. Goetz, and the Rt Hon Sir John Key. Each member of the Audit Committee meets the independence criteria prescribed by the applicable rules and regulations of the SEC for audit committee membership and is an “independent director” within the meaning of applicable listing standards of Nasdaq. Each Audit Committee member meets Nasdaq’s financial sophistication requirements, and the Board has further determined that Mr. Goodburn is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Investor Relations portion of our website, which can be located at: https://investors.paloaltonetworks.com/. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
The Audit Committee assists our Board in the Board’s oversight and monitoring of:
•Accounting and financial reporting processes and internal controls, as well as the audit and integrity of our financial statements;
•The qualifications, independence and performance of our independent registered public accounting firm;
•The performance of our internal audit function;
•Compliance with applicable law; and
•Risk assessment and risk management pertaining to financial, accounting and tax matters of the Company.
With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, EY, is responsible for auditing these financial statements and the Audit Committee oversees these activities. It is not the responsibility of the Audit Committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work performed by EY. In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.
In the performance of its oversight function, the Audit Committee has:
•Reviewed and discussed the audited financial statements with management and EY;
•Discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.
Based on the Audit Committee’s review and discussions with management and EY, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2026, for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the Audit Committee of the Board:
Mark Goodburn (Chair)
Aparna Bawa
James J. Goetz
Rt Hon Sir John Key

2026 Proxy Statement	67

PROPOSAL NO. 3 Advisory Vote on the Compensation of our Named Executive Officers

We are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation and People Committee, or our Board. The Say-on-Pay vote will, however, provide information to us regarding shareholder sentiment about our executive compensation philosophy, policies, and practices, which our Compensation and People Committee will be able to consider when determining executive compensation in the future. Our Board and our Compensation and People Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will endeavor to communicate with shareholders to better understand the concerns that influenced the vote, and our Compensation and People Committee will evaluate whether any actions are necessary to address those concerns. We currently conduct advisory votes on our named executive officer compensation on an annual basis, and we expect to conduct our next advisory vote at our 2027 annual meeting of shareholders.
We believe that the information we have provided in the “Executive Compensation” section, and in particular the information discussed in the sections titled “Executive Compensation—Letter from our Compensation and People Committee” and “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that Palo Alto Networks, Inc.’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”
REQUIRED VOTE
The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
Although the advisory vote is non-binding, our Board values our shareholders’ opinions. The Compensation and People Committee will review the results of the vote and, consistent with our record of shareholder responsiveness, consider shareholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Recommendation of the Board The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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Executive Compensation
Letter from our Compensation and People Committee

“We believe in our management team and are committed to providing competitive compensation that aligns with the interests of our shareholders. Your valuable insights guided several important changes to our executive compensation program.”
Dear Fellow Shareholders,
At our 2025 annual meeting of shareholders, our “Say-on-Pay” advisory resolution to approve our fiscal 2025 executive compensation program received 46% support. We took that result seriously and treated it as a call to action.
As members of the Compensation and People Committee, it is our obligation to attract and retain the world-class talent needed to keep Palo Alto Networks at the forefront of cybersecurity innovation in the AI era. We also recognize that our compensation program must earn your confidence. Led by John M. Donovan, our Lead Independent Director and Compensation and People Committee member, and the Right Honorable Sir John Key, the Chair of our Compensation and People Committee, we engaged directly with our shareholders to understand what mattered most to you. The changes outlined in this letter, including significant changes to our fiscal 2027 program, are a direct product of that feedback.
Our executive team, led by Nikesh Arora, is successfully executing on our long-term strategy to solidify Palo Alto Networks as the preeminent end-to-end cybersecurity platform for the AI era. This team has demonstrated the disciplined focus and fostered the high-performing culture needed to translate our strategy into superior shareholder returns through continued operational and financial success. In fiscal 2026:
•Our one-year TSR was 91%, standing at the 100th percentile rank among our compensation peer group and at the 94th percentile rank among the S&P 500.
•Our three-year TSR was 166%, placing us at the 94th percentile among our compensation peer group and at the 89th percentile of the S&P 500.
•Our total revenue reached: $11.48 billion, a 24% increase year-over-year;
•NGS ARR grew to $9.10 billion, a 63% year-over-year increase;
•RPO grew to $21.2 billion, a 34% year-over-year increase; and
•Net income per diluted share was $0.40, down 75% year over year driven in part due to our acquisition activity in fiscal 2026, but Non-GAAP EPS grew 15% year-over-year to $3.84 (please see Appendix A for a reconciliation of GAAP to non-GAAP measures and other information).
Fiscal 2026 also marked several significant strategic moves that will fuel our next phase of growth, particularly our entry into identity security and observability through our acquisitions of CyberArk and Chronosphere. These acquisitions meaningfully expand our platform capabilities, and our executive team is acting with the conviction necessary to lead as AI continues to redefine our industry.

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Executive Compensation

The market for executive talent in our industry is highly competitive, and demand for leaders with the caliber and track record of our executive team meaningfully outpaces the supply. Our executive compensation program is designed to appropriately incentivize this team to act boldly, embrace innovation and transformation, and ensure that Palo Alto Networks remains a first mover in the age of AI, and reward them for delivering on our long-term strategy and generating meaningful shareholder value.
A pay-for-performance philosophy guides our strategy, and we directly link executive compensation to our financial and operational results. This approach has been central to both ensuring stability among our high-performing executive ranks, and delivering significant and sustained shareholder value.
FISCAL 2026 PROGRAM DESIGN
Our fiscal 2026 executive compensation program comprises three primary elements: base salary, an annual performance-based bonus, and long-term equity in the form of PSUs, with substantially all of our executive’s total compensation delivered through the latter two performance-based elements. Each element serves a distinct purpose: base salary provides a stable foundation, our annual bonus rewards achievement of near-term financial and strategic goals, and our PSUs, which vest only upon achievement of rigorous multi-year financial and relative TSR targets, align our executives' long-term interests directly with those of our shareholders. The Compensation and People Committee reviews this structure annually against our compensation peer group and market data to confirm it remains competitive and appropriately calibrated to the outcomes we ask our executives to deliver. Our decision-making framework, consisting of the following elements, served as the basis upon which we structured, and made, fiscal 2026 compensation decisions:
•Financial Performance. Our fiscal financial and operation results measured against our plan and consensus estimates on our key financial measures.
•Shareholder Returns. Our one-, two- and three-year TSR performance relative to our compensation peer group and the S&P 500.
•Strategic Objectives. Our performance is measured against our strategic objectives.
•Individual Performance Assessment. A performance assessment by the Board for our Chief Executive Officer, and by our Chief Executive Officer for our other executive officers, including our other NEOs.
For fiscal 2026, 98% of our Chief Executive Officer’s compensation and an average of 96% of our current executive officers’ compensation was performance-based and at risk. Five years ago, in our fiscal 2021, we began granting only performance-based equity awards to our NEOs for their annual equity compensation and have maintained this compensation practice in each year since implementation. The results speak for themselves: our five-year TSR stands at 399%, representing the 100th percentile of our compensation peer group and the 95th percentile of the S&P 500.
Simply put, we designed our fiscal 2026 executive compensation program to provide meaningful rewards for strong performance, drive shareholder value creation, and require sustained outperformance to realize their full value. Above-target payouts demanded meaningful outperformance against aggressive performance goals, ensuring that strong pay followed only from exceptional results.
SHAREHOLDER ENGAGEMENT AND PROGRAM DESIGN CHANGES
We offered meetings to shareholders holding 69% of our outstanding shares, 57% of which were meetings offered with John Donovan (based on shareholder ownership, to our knowledge, as of June 30, 2026), and John Donovan met with shareholders representing 24% of our outstanding shares. These conversations included a focus on our executive compensation program, including the maximum realizable pay for our PSUs and the changes we made to the program that were highlighted to you in last year’s Proxy Statement. Based on that feedback, and the advice and input from our independent compensation consultant, we implemented targeted changes in fiscal 2026, and made a significant design change for our fiscal 2027 executive compensation program.
The key changes made in fiscal 2026 include:
•Increased rTSR Target. For our PSUs, the relative TSR modifier percentile rank required for a 1.0x achievement was increased to the 55th percentile from the 50th percentile, ensuring that target-level payouts require above-median relative performance.
•Increased NGS ARR Performance Targets. For our PSUs, attaining the maximum level of achievement of 300% for the NGS ARR performance measure requires exceeding the target for the particular fiscal year by at least $400 million–

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a 33.3% increase in outperformance–while any shortfall of $400 million or more against the target results in no payout.
•Contribution of Acquisitions to NGS ARR. NGS ARR in the fiscal 2026 PSUs will exclude the NGS ARR contribution from any acquisitions in which the purchase price for the acquisition exceeds 4% of our market capitalization at the time of the acquisition.
The primary changes for our fiscal 2027 executive compensation program include:
•Reduced Maximum Potential PSU Payout. We redesigned the PSU awards to lower the maximum payout from 400% to 300%, a decrease of 25%, of the target amount of PSUs, directly addressing shareholder feedback on maximum realizable pay.
•Increased Pay-for-Performance Alignment for Financial Measures. For our PSUs, we sharpened the pay-for-performance alignment in each of our financial measures by:
◦increasing our NGS ARR performance targets to require exceeding the target for a fiscal year by at least $450 million, a 12.5% increase from the prior year’s PSUs, to attain the maximum achievement of 300%, while the threshold for no payout has similarly been lowered to missing the target by at least $450 million; and
◦the threshold for no payout on the non-GAAP EPS performance measure has been increased to achieving 93% of the target for a fiscal year, an increase of three percentage points from the prior year’s PSUs, while the target for a maximum level of achievement of 300% has been lowered to achieving at least 107% of target.
•Contribution of Acquisitions to NGS ARR. For the fiscal 2027 PSUs, aligned treatment of NGS ARR contributions from acquisition transactions to the treatment adopted for the fiscal 2026 PSUs described above — excluding the NGS ARR contribution from any acquisitions in which the purchase price for the acquisition exceeds 4% of our market capitalization at the time of the acquisition.
We are asking for your support of our executive compensation program and trust that you will agree that we have taken action to directly address your concerns. We believe that we have implemented a sustainable, best-in-class program that is aligned with best practices, incorporates your insights, and remains competitive to incentivize and retain our proven and successful executive team.
Thank you for your continued support and investment in Palo Alto Networks.
Sincerely,
The Compensation and People Committee
Right Honorable Sir John Key, Chair
Aparna Bawa
John M. Donovan

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Executive Compensation

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes in detail our executive compensation programs and the resulting pay decisions for our named executive officers (“NEOs”).
Our Compensation and People Committee believes that the fiscal 2026 compensation of our NEOs is commensurate with our size and performance, the significant scope of their roles and responsibilities, and their strong leadership in a manner consistent with our corporate values of disruption, collaboration, execution, inclusion, and integrity.
Named Executive Officers

Nikesh Arora Chief Executive Officer, Chair of the Board	Dipak Golechha Executive Vice President, Chief Financial Officer	William “BJ” Jenkins President	Lee Klarich Executive Vice President, Chief Product and Technology Officer	Nir Zuk Founder Emeritus, Former Executive Vice President, Chief Technology Officer
Philosophy and Objectives
Our executive compensation program is built on a foundation of pay-for-performance to align the interests of our executive officers with those of our shareholders. Our program is designed to reward our executive officers for meeting our aggressive financial and operational objectives and growing and sustaining shareholder value consistent with our long-term strategic plans. To drive this value creation, we believe our programs must be designed to attract, motivate, and retain critical talent in a highly competitive talent market. Our continued success under the leadership of our current executive team has made our employees, including our executives, highly sought after candidates for employment in other leading companies. Accordingly, the specific objectives of our executive compensation program are to:

Drive the Future of Palo Alto Networks •Maintain a successful, profitable, and sustainable business •Bolster our vision of a world where each day is safer and more secure than the one before

Shareholder Alignment
•Drive sustainable short- and long-term value for our shareholders by deeply aligning the interests of our executives with those of our shareholders
•Design our compensation programs to be responsive to shareholder feedback

Pay-for-Performance •Demand and reward achievement of aggressive financial and strategic goals •Incentivize and motivate outperformance

Attract, Motivate, and Retain Talent
•Attract, motivate, and retain talented executives with outstanding skills and leadership in a highly competitive talent market to grow our business and be the cybersecurity partner of choice
•Provide competitive compensation packages that are heavily weighted to performance-based and at-risk compensation, while ensuring alignment with compensation best practices

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Pay-for-Performance Alignment and Fiscal 2026 Highlights
Our Compensation and People Committee awards compensation commensurate with the position and responsibilities of each NEO as well as their performance.
Shareholder Value Delivered Under Mr. Arora’s Leadership
The Compensation and People Committee believes that our executive team, under the leadership of Mr. Arora, has been pivotal in shaping our purpose, culture, and business trajectory. Our executive team has a deep understanding of our business and industry, and Mr. Arora has navigated our Company through multiple inflection points over his tenure. Mr. Arora has evolved our Company from being a single product next-generation firewall company, to a multi-platform leader across network security, security operations, cloud security, identity security, and observability.
As shown below, since Mr. Arora became our CEO in 2018, our TSR has significantly outperformed the S&P 500 and our compensation peer group. Over the eight-year period, we delivered TSR of 904% and our market capitalization grew from approximately $18.4 billion to $270.4 billion. See “Executive Compensation Policies and Practices—Compensation-Setting Process—Competitive Positioning” for a list of the companies in our 2026 compensation peer group.
Source: S&P Capital IQ, based on the latest closing price as of the beginning of the period and as of July 31, 2026. The compensation peer group TSR for our 2026 compensation peer group is the weighted-average TSR, based on the respective market capitalization of each peer at the beginning of each fiscal year, over the time period, and includes only publicly-traded companies as of such date.
CEO and Other NEO Pay Mix for Fiscal 2026
Pay for performance is a cornerstone of our compensation philosophy. We balance our strong pay-for-performance compensation philosophy – where the vast majority of our Chief Executive Officer and other NEO compensation is at-risk and performance-based – with our need to recruit, incentivize, and retain talented executives in a highly competitive market. The result is an executive compensation program that is significantly weighted toward at-risk compensation tied to our financial and operational performance.

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Executive Compensation

The graphs below illustrate the predominance of at-risk and performance-based components of our fiscal 2026 compensation program for our Chief Executive Officer and other NEOs, based on total target annual compensation.

CEO	Average of Other NEOs[1]

(1)Mr. Zuk has been omitted from the analysis of other NEOs in this graphic for presentation purposes because he was not an executive officer as of the end of our fiscal 2026.
Growth and Profitability through Pay-for-Performance
Our Compensation and People Committee firmly believes that executive compensation should be deeply aligned with our key financial and operational goals and in the best interest of our shareholders. Nearly three years ago, mid-way through our fiscal 2024, we adopted our accelerated platformization strategy to be a driving force for our long-term success. This strategy underpins and drives our goal to attain $20 billion in NGS ARR by our fiscal 2030.
When this strategy was adopted, our Compensation and People Committee made a number of meaningful changes to our executive compensation programs to deeply link our executive’s compensation to our new strategy. In particular, the financial measures for all remaining performance periods in outstanding PSUs were changed to be an equal weighting of NGS ARR and non-GAAP EPS:
•NGS ARR for Growth. NGS ARR was chosen because it is one of our key top-line guidance metrics, and represents the return on the investments we make in next-generation security that is disproportionately driving our growth. NGS ARR is used to assess the strength and trajectory of our business and platformization that drives our NGS ARR growth.
•Non-GAAP EPS for Profitability. Non-GAAP EPS was chosen as a second financial measure to incentivize a balanced focus on ensuring our growth is profitable and sustainable.
We firmly believe these changes that directly linked our executive’s pay to our financial and operational goals, combined with PSUs making up substantially all of our executive’s pay, has directly contributed to the exceptional results our executive team has been able to deliver for our shareholders. Our executives have led our Company to deliver strong financial results, achieving record totals across key financial metrics and exceeding all our Company’s full year published guidance metrics, amidst the AI-driven transformation of the cybersecurity landscape. This success has been fueled by record platformization adoption by our customers, our commitment to continuous innovation across our security platforms and next-generation security offerings, and adept strategic acquisitions.

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Leading Total Shareholder Return
1-Year TSR: 100th Percentile vs. Peers	3-Year TSR: 94th Percentile vs. Peers
1-Year TSR vs. Peers	3-Year TSR vs. Peers

100%
80%
60%
40%
20%
0%
-20%
-40%
Palo Alto Networks, Inc.
91.1%
25th Percentile
-30.1%
50th Percentile
-25.5%
75th Percentile
-8.9%

200%
150%
100%
50%
0%
-50%
Palo Alto Networks, Inc.
165.5%
75th Percentile
36.6%
25th Percentile
-22.6%
50th Percentile
-9.3%

Strong Growth and Profitability in a Transformative Year

NGS ARR Grew 63% y/y ($ in billions)	RPO Grew 34% y/y ($ in billions)

Total Revenue Grew 24% y/y
($ in billions)	Total Revenue Growth Against Our Peers Year-over-year

(1)Peer data for total revenue growth represents the weighted average measure of our 2026 compensation peer group members, based on size of the relevant measure, that were publicly traded as of July 31, 2026, with a comparable measure reported for the peer's last fiscal year end.

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Executive Compensation

Accelerating our Strategy Through Innovation and Transformation

Next-Generation Identity Security and Next-Generation Observability
•Idira®. Three months following our acquisition of CyberArk, we released a next-generation identity security platform built for the AI enterprise to discover, control, and govern all identities, unifying identity posture across fragmented corporate structures, democratizing privileged access management across the entire enterprise to systematically prevent lateral threat movement and credential abuse.
•Observability. We entered the observability space with our acquisition of Chronosphere, a next-generation observability platform built to scale for the AI era, which provides real-time visibility into applications, infrastructure, and AI systems, while helping maintain control over data cost and value.

Network and AI Security
•Prisma® AIRS™. Prisma AIRS 3.0 secures the entire agentic AI lifecycle, enabling enterprises to move from observing AI interactions to safely authorizing autonomous execution with a single platform to manage the primary threats and risks of AI applications and autonomous agents. Prisma AIRS’ capabilities were bolstered with Agentic Endpoint Security through our Koi acquisition, and with an AI Gateway through our Portkey acquisition.
•Next-Generation Trust Security. The industry’s first network-native platform that unifies certificate lifecycle management with real-time network visibility and enforcement by helping automate enterprise cryptographic certificate lifecycles and address emerging compliance standards for shorter certificate lifespans.
•Prisma SASE and Prisma Browser. We unified the secure agentic workspace, AI-lifecycle data protection, and autonomous operations into a single, resilient, always-on SASE platform for the agentic AI era; and transformed Prisma Browser into a high performance secure AI workspace by introducing several key innovations to help provide the visibility and data security for user-to-AI application interactions and agentic interactions.

Security Operations and Cloud Security
•Cortex XSIAM 3.5. Takes another step toward autonomy by transforming from standard, reactive AI analytics to a proactive Agentic Security Operation Center with newly integrated Idira Endpoint Privilege Manager and Agentic Response to enable automatically triggering AI agents to investigate and respond to threats using automation rules.
•Cortex AgentiX. An AI-powered autonomous security operations solution enabling teams to build, deploy, and govern AI agents that can dynamically plan, investigate, and execute complex security workflows across the enterprise.

Rigorous Performance Targets: Shareholder Value Creation Driving Executive Compensation
Directly linking our financial and strategic goals to how we reward our executives is only one aspect of our commitment to pay-for-performance. Our Compensation and People Committee demands and rewards the achievement of our aggressive performance targets, requiring meaningful and sustained outperformance of our financial goals to attain an above-target payout. Notably, for fiscal 2026, the targets for each financial metric in our short-term incentive compensation plan — organic revenue and organic operating margin — were each set above the high end of our fiscal 2026 guidance published in August 2025 for their most closely comparable guidance metric, which is annual revenue and non-GAAP operating margin, respectively; and the targets for each financial metric in our equity-based compensation program — NGS ARR, and non-GAAP EPS — were set above the high end of our fiscal 2026 guidance published in August 2025 for the same metrics. We nearly met or exceeded each of these aggressive financial performance targets for fiscal 2026.
As the following graph demonstrates, the Compensation and People Committee has been rigorous in its goal setting for our long-term equity incentive compensation program. The result is that our executive compensation is directly and meaningfully linked to rigorous performance targets that seek to ensure that significant compensation is paid to our executives only when significant shareholder value creation and meaningful outperformance of our financial goals occurs.

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PSU TOTAL PAYOUTS FOR RECENT COMPLETED PSU PERFORMANCE PERIODS(1)	PSU CURRENT TRACKING FOR COMPLETED FINANCIAL PERFORMANCE PERIODS(2)

400%
300%
200%
100%
0%
Total Payout Percentage
154%
273%
286%
FY22 PSU
FY23 PSU
FY24 PSU
Actual Payout Percentage
Maximum Potential Payout

(1)
(i)“FY22 PSUs” represents the actual payout percentage relative to the target amount of PSUs based on the three-year average achievement of approximately 103% for the financial performance measure, which was year-over-year revenue growth for each year, and a 1.5x relative total shareholder return (“rTSR”) modifier, as a result of a TSR percentile rank at the 98th percentile relative to the S&P 500. The maximum potential payout for the fiscal 2022 PSUs was 300%.
(ii)“FY23 PSUs” represents the actual payout percentage relative to the target amount of PSUs based on the three-year average achievement of approximately 136% for the financial performance measures, and a 2.0x rTSR modifier, as a result of a TSR percentile rank at approximately the 93rd percentile relative to the S&P 500.
(iii)“FY24 PSUs” represents the actual payout percentage relative to the target amount of PSUs based on the three-year average achievement of approximately 143% for the financial performance measures, and a 2.0x rTSR modifier, as a result of a TSR percentile rank at approximately the 92nd percentile relative to the S&P 500. See “—Long-Term Equity Compensation—Fiscal 2024 PSUs Final Performance Results” for more information regarding the fiscal 2024 PSUs.
(2)“FY25 PSUs” and “FY26 PSUs” each represent the results of the financial performance measures through fiscal year end 2026, which is an average of 214% for two completed fiscal years of the fiscal 2025 PSUs, and an average of 213% for one completed fiscal year of the fiscal 2026 PSUs, respectively, relative to the 300% maximum potential achievement for the financial performance measures. The maximum payout potential under the terms of the fiscal 2025 and fiscal 2026 PSUs is 400%; however, we have not provided or incorporated an estimate for the rTSR modifier because it is measured over the full three-year performance period. See “—Long-Term Equity Compensation—Fiscal 2025 PSU Performance Through Fiscal 2026,” for more information on the fiscal 2025 PSUs, and “—Long-Term Equity Compensation—Fiscal 2026 Equity Compensation” for more information on the terms of the fiscal 2026 PSUs.
As reflected above for the PSUs with completed performance periods, even with the consistent outperformance of our financial targets combined with a maximum rTSR modifier for each PSU as a result of the Company outperforming the S&P 500 at greater than the 90th percentile over each three-year measurement period, the PSUs still do not pay out at the maximum levels. The fiscal 2022 PSUs only attained approximately 51% of maximum potential achievement, the fiscal 2023 PSUs only attained approximately 68% of maximum potential achievement, and the fiscal 2024 PSUs only attained approximately 71% of maximum potential achievement. Further, the completed fiscal years in the fiscal 2025 PSUs and the fiscal 2026 PSUs are each trending at approximately 71% of the maximum potential achievement for the financial performance measures, primarily driven by our outperformance in both fiscal 2025 and fiscal 2026. Over this same period of time from the end of our fiscal 2021 through our fiscal 2026, we have delivered approximately $231.6 billion of shareholder value (an increase of approximately 596%), as measured by increase in market capitalization during that period.

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Shareholder Engagement in Fiscal 2026
Our Compensation and People Committee is committed to continually review and enhance our executive compensation program to ensure that it remains in the best interest of our shareholders and reflects best practices. Each year, our Compensation and People Committee considers the results of our annual Say-on-Pay vote and shareholder feedback regarding our executive compensation program.
At our 2025 Annual Meeting, 46% of shares present and entitled to vote were in favor of our fiscal 2025 executive compensation program. Although the final results of the say-on-pay vote were disappointing, we treated it as a call to action. We believe that we gain meaningful insights and perspectives from our shareholder engagement and ongoing dialogue that help inform our approach to executive compensation each year.
During fiscal 2026, we undertook extensive shareholder engagement efforts to obtain your views on our executive compensation programs, corporate governance, and other matters. Our Lead Independent Director once again played a central role in leading our shareholder outreach efforts in fiscal 2026, and was joined by the Chair of our Compensation and People Committee, to gain direct insight into your concerns and perspectives regarding our executive compensation program.
Our Lead Independent Director and management team regularly update our Board on our engagement efforts, providing summaries of the shareholder feedback receive. In fiscal 2026, there were a select few shareholders with whom we engaged that did not actively offer feedback during our discussions, and, accordingly, we drew upon on prior years’ feedback from those shareholders as a guide for their perspectives on our executive compensation program.

69% Contacted	63% Engaged	24% Lead Independent Director Engaged
17 meetings with Lead Independent Director

We contacted shareholders representing 69% of our outstanding shares	We engaged in discussions with investors representing 63% of our outstanding shares	Our Lead Independent Director engaged in discussions with investors representing 24% of our outstanding shares, while offering meetings to investors representing 57% of our outstanding shares
*    Shareholder ownership, to our knowledge, as of June 30, 2026.
Executive Compensation Program Changes Guided by Shareholder Feedback
In fiscal 2026, we fully implemented a number of key changes to our executive compensation program in response to shareholder feedback, many of which were previewed in our 2025 proxy statement and were not implemented into our fiscal 2025 executive compensation programs. Those changes have been fully implemented into our fiscal 2026 executive compensation programs. In addition, your feedback during fiscal 2026 has guided several meaningful changes to our fiscal 2027 executive compensation programs.

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WHAT WE DISCUSSED AND LEARNED	ACTIONS TAKEN FOR FISCAL 2026 AND FISCAL 2027

Shareholders expressed concern that the rTSR modifier in our PSUs is disproportionately weighted toward upside opportunity	•We increased the target rTSR for 1.0x achievement to be the 55th percentile rank from the 50th percentile rank

Shareholders expressed that we should consider ways to deepen the pay-for-performance connection in our executive compensation program
•For the Fiscal 2026 PSUs: Maximum level of achievement for the NGS ARR measure requires outperforming the NGS ARR target by at least $400 million, instead of $300 million, an increase of 33.3%, with the threshold for no payout similarly lowered to missing the target by at least $400 million
•For the Fiscal 2027 PSUs:
◦The levels for the maximum achievement and the threshold for no payout in the NGS ARR measure have been increased a further 12.5% to $450 million
◦The threshold for no payout on the non-GAAP EPS performance measure has been increased to achieving 93% of target, instead of 90%, with the target for a maximum level of achievement lowered to achieving 107% of target

Shareholders offered variable feedback on the maximum potential payout of our CEO’s annual equity compensation, with active investors expressing that we compensate our CEO in a manner sufficient to ensure his retention, and passive investors expressing that our CEO’s compensation remains high without any quantitative input
•For the Fiscal 2027 PSUs, we reduced the maximum payout by 25%, from 400% to 300% of target payout — this will culminate in a total reduction of 50% in the maximum payout (from 600%) since fiscal 2024
•We believe this directly addresses and balances the views of our shareholders by continuing to provide compensation for our CEO and other executives that strongly incentivizes performance and retention, while reducing the overall potential payout which continues to require sustained and meaningful outperformance

Some shareholders discussed the manner in which M&A impacts our NGS ARR performance measure, particularly the CyberArk acquisition
•The fiscal 2026 PSUs and fiscal 2027 PSUs exclude the contribution to NGS ARR of any acquisitions in which the purchase price exceeds 4% of our market capitalization as of the acquisition closing
•The CyberArk acquisition constituted an extraordinary event and circumstance that fundamentally reshaped the Company’s future, necessitating revisiting the treatment of M&A across our PSUs to ensure that the intended economic outcomes of the awards were preserved
•The Compensation and People Committee believes this change strikes the appropriate balance of incentivizing the strategic acquisitions that have helped fuel our growth and successfully navigate multiple industry inflection points, and which may form part of the Company’s long-term performance goals, while not permitting a significant acquisition, such as CyberArk, to enable achievement of a financial performance measure on its own

Maintain commitment to not make one-time equity awards to our CEO with vesting or performance metrics that overlap with the June 2023 retention grant	•Awarded no one-time equity awards to our CEO (or any other NEO) in fiscal 2026

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Fiscal 2026 Executive Compensation Program
Our executive compensation programs are tied to the Company’s financial and operational performance, support our commitment to good compensation governance, and provide market-based opportunities to attract, retain, and motivate our executives in an intensely competitive market for qualified talent.

FISCAL 2026 PROGRAM HIGHLIGHTS
•No base salary or target short-term incentive opportunity increases in fiscal 2026 for our NEOs
•Short-term incentive plan performance thresholds provide that if the results for either financial performance measure is more than 10% below its respective target for fiscal 2026, there will be no funding or payout
•Fiscal 2026 equity compensation granted was 100% PSUs and at-risk, with two financial measures — NGS ARR and non-GAAP EPS — directly tied to our business strategy with aggressive performance targets
•Updated the revenue performance measure in our short-term incentive plan to exclude the revenue contribution of acquisitions unless taken into account when setting the performance target for the fiscal year
•Increased the performance level required for a maximum achievement in the NGS ARR financial metric
•Increased the target rTSR percentile rank needed for a 1.0x modifier to the 55th percentile rank
•Provided that the fiscal 2026 PSUs exclude the NGS ARR contribution of any acquisitions in which the purchase price exceeds 4% of our market capitalization on the day prior to the acquisition closing
•Fiscal 2026 performance resulted in: (i) 100% achievement for our NEOs under the short-term incentive plan; and (ii) with respect to the PSUs granted to our NEOs in fiscal 2024, fiscal 2025, and fiscal 2026, a 213% average achievement relative to the fiscal 2026 targets for the financial measures NGS ARR and non-GAAP EPS

Compensation Decision-Making Framework
In designing the executive compensation program for fiscal 2026, our Compensation and People Committee sought and received advice from its independent compensation consultant, Meridian Compensation Partners (“Meridian”). Based on this advice and in consultation with Meridian, the Compensation and People Committee followed a framework that provided our executive compensation program was designed in a structured and objective manner and ensured target compensation levels reflect our pay-for-performance philosophy, aligned compensation with our shareholders’ interests, motivated our executives, was competitive, and reflected our shareholders’ input and compensation best practices. This framework consists of the following elements; however, our Compensation and People Committee does not apply a formula or assign relative weights to specific elements:

Decision-Making Inputs

	Financial Performance	Shareholder Returns	Strategic Objectives	Performance Assessment	Other Considerations
For CEO	Fiscal 2025 financial and operational results vs. plan and consensus on key financial measures	One-, two-, and three-year TSR performative relative to peers and S&P 500	Company performance against fiscal 2025 strategic objectives	Determined by the Board	•Say on Pay •Retention; talent market conditions •Long-term goals •Time in role •Role criticality
For Other Executives				Determined by the CEO

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Elements of Compensation
The following table lists the pay elements of our fiscal 2026 programs and the purpose they served:

Pay Element	Purpose	Performance Period	Performance Metric

Base Salary	•Designed to be market-competitive and attract and retain talent	N/A	N/A

Short-Term Incentive Opportunity	•Incentivize achievement of near-term financial and operational objectives, consistent with longer-term goals	Annual	•Organic revenue for fiscal 2026 •Organic operating margin for fiscal 2026 •Corporate responsibility modifier

Performance-Based Restricted Stock Units (PSU)	•Reward long-term profitability and superior long-term performance relative to peers •Create deep alignment with shareholders •Facilitate executive retention	Three years	•Average of NGS ARR and Non-GAAP EPS for fiscal 2026, 2027, and 2028 •TSR of the Company relative to the S&P 500 (the “relative TSR” or “rTSR”) for fiscal 2026 through 2028

Fiscal 2026 Executive Compensation Program Components
Base Salary
Base salary is the primary fixed component of our executive compensation program. Base salary is used to compensate our executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.
The initial base salaries for our executive officers are established through arm’s-length negotiation at the time of hire considering his or her position, qualifications, experience, and the salaries of our other executive officers. Our Compensation and People Committee reviews the base salaries of each NEO annually and makes adjustments, if any, as it determines to be reasonable and necessary consistent with the factors described under “—Compensation Decision-Making Framework” and “—Executive Compensation Policies and Practices—Compensation-Setting Process.”
In August 2025, our Compensation and People Committee reviewed the base salaries of our NEOs, considering the elements of its decision-making framework and Meridian’s competitive market analysis, and determined to not make any adjustments to base salaries for fiscal 2026.

NO INCREASE IN BASE SALARY FOR ANY NEO IN FISCAL 2026

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The table below shows the base salary for each NEO for fiscal 2026 and fiscal 2025.

Name	Base Salary End of Fiscal 2025	Base Salary End of Fiscal 2026
Mr. Arora	$1,000,000	$1,000,000
Mr. Golechha	$600,000	$600,000
Mr. Jenkins	$750,000	$750,000
Mr. Klarich	$550,000	$550,000
Mr. Zuk(1)	$430,000	$—
(1)Mr. Zuk ceased being an executive officer of the Company as of August 14, 2025, and received a base salary through such date.
Short-Term Incentive Compensation
We use short-term incentive compensation to motivate our NEOs to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. As a standard practice, we establish the initial target short-term incentive compensation opportunity for each of our executive officers at 100% of their respective base salary. Our Compensation and People Committee reviews the target short-term incentive compensation opportunities of each NEO annually and makes adjustments, if any, as it determines to be reasonable and necessary in line with the factors described under “—Compensation Decision-Making Framework” and “—Executive Compensation Policies and Practices—Compensation-Setting Process.”
The target short-term incentive compensation opportunities for our NEOs are expressed as a percentage of their respective base salaries. In August 2025, our Compensation and People Committee reviewed the target short-term incentive compensation percentages for our NEOs, considering the elements of its decision-making framework and Meridian’s competitive market analysis, and determined to not make any adjustments for fiscal 2026.

NO INCREASE IN TARGET SHORT-TERM INCENTIVE COMPENSATION FOR ANY NEO IN FISCAL 2026

The following table shows the target short-term incentive compensation percentage for fiscal 2026 and the corresponding target and maximum dollar values. No changes were made from fiscal 2025.

Name	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2026	Fiscal 2026 Target Annual Incentive Compensation Opportunity	Fiscal 2026 Maximum Annual Incentive Compensation Opportunity
Mr. Arora	100%	$1,000,000	$1,650,000
Mr. Golechha	100%	$600,000	$990,000
Mr. Jenkins	100%	$750,000	$1,237,500
Mr. Klarich	100%	$550,000	$907,500
Mr. Zuk(1)	—%	$—	$—
(1)Mr. Zuk ceased being an executive officer of the Company as of August 14, 2025 and ceased being entitled to a fiscal 2026 annual inventive payment as of such date.

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Fiscal 2026 Short-Term Incentive Compensation Plan
Our Compensation and People Committee adopted a short-term annual incentive compensation plan for fiscal 2026 to cover all employees that are not paid sales incentive payments, including our NEOs, and approved the target levels for the annual financial objectives that were challenging and required substantial skill and effort from our executives and senior management to achieve.
As shown in the graphic below, payouts under the annual incentive plan for our NEOs are calculated using a target award multiplied by a factor based on the achievement of two financial performance measures—annual organic revenue and annual organic operating margin—which are defined below. The total potential payout under the annual incentive plan to all participants is capped at 150% of the target annual amounts, before application of the corporate responsibility modifier. The payout can be increased or decreased by up to ten percent, based on measured progress toward certain corporate responsibility goals set by the Compensation and People Committee at the beginning of the fiscal year. Accordingly, annual incentive payouts for our NEOs can range from 0% to 165% of the target amount after application of the corporate responsibility modifier. In addition, if the performance of either financial performance measure is more than 10% below its respective target for fiscal 2026, then there will be no funding our payout of the incentive plan. A payout of up to 100% of the target incentive compensation opportunity is made on a semi-annual basis. Payouts may be settled in either cash or a grant of an equity award at the discretion of our Compensation and People Committee and/or our Board.

Target Award	x	Financial Performance Measures Achievement vs. Target		x	Corporate Responsibility Modifier			=	Payment Amount

		Annual Organic Revenue	Annual Organic Operating Margin		-10%	0%	+10%		0%	Payout Range	165%
Financial Performance Measures
For fiscal 2026, our Compensation and People Committee selected annual organic revenue and annual organic operating margin as the corporate financial performance measures.

What It Is	Why It’s Important

Total revenue for fiscal 2026, excluding the revenue contribution from companies that we acquired during our fiscal 2026 unless taken into account when setting the target	Revenue is an important growth metric and a key topline metric that is directly tied to shareholder value creation

Fiscal 2026 non-GAAP operating margin, excluding the effects of acquisitions and dispositions in fiscal 2026 and bonus payout in excess of 100% of the target annual incentive under our annual incentive plan
This profitability measure is tied to management performance and profit we generate for shareholders

•Design. Provide incentives for management to make decisions to balance investments in growth and profitability.
•Pay and Performance Relationship. Potential payouts under the annual incentive compensation plan were based on a set of curves representing different performance levels for organic operating margin and revenue. The curves were designed with hurdles for each achievement level, rather than linear interpolation, to require significant outperformance above each curve to move to the next payout level. Our Compensation and People Committee believes that this ensures that a payout at any level above target requires meaningful outperformance of our goals. Performance below the threshold performance goal for either performance metric, which is a missing a target by more than 10%, results in no payout, and performance above the maximum curve results in a formulaic payment maximum of 150% (before application of the corporate responsibility modifier) regardless of the level of outperformance.

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•Target Setting. Our fiscal 2026 operating plan approved in August 2025 was used to set the organic revenue and organic operating margin targets for the annual incentive plan. Performance at the high end of the targets was required for an above 100% payout.
•Difficulty of Achieving Targets. The fiscal 2026 target for organic revenue represented growth of approximately 14% above the prior year actual revenue and above the high end of our fiscal 2026 guidance published in August 2025 for total revenue. In addition, the target for organic operating margin was set above the high end of our fiscal 2026 guidance published in August 2025 for its most closely comparable guidance metric, which is non-GAAP operating margin. We believe these performance goals were set at an appropriate level of stretch performance based on our internal financial projections, the macroeconomic environment, our fiscal 2026 guidance published in August 2025, and other factors.
The graph below contains the curves used to determine payouts in the fiscal 2026 annual incentive plan.
Fiscal 2026 Short-Term Annual Incentive Compensation Plan Curves and Payout

	FY26 Thresholds	FY26 Targets*	FY26 Actual**	FY26 Payout
Organic Revenue[1]	$9,500M	$10,555M	$10,548M	100% of Target
Organic Operating Margin[1]	26.8%	29.8%	30.2%
(1)The calculation of organic revenue and actual organic operating margin achieved for fiscal 2026 is provided in Appendix A to this Proxy Statement.

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Corporate Responsibility Modifier
To ensure a link between executive compensation and our corporate responsibility goals, we included a corporate responsibility modifier for our NEOs in the fiscal 2026 annual incentive plan, which can adjust the payout level resulting from the financial performance measures described in the prior section up or down by up to 10% based on the Company’s results measured against a scorecard with climate, human capital, and compliance measures. For fiscal 2026, no adjustments to our NEOs’ calculated payouts under the annual incentive plan were made as a result of the corporate responsibility modifier, and our Compensation and People Committee made no discretionary changes to annual incentive plan payouts. The following table sets forth the fiscal 2026 scorecard measures and results related to the corporate responsibility modifier to our fiscal 2026 annual incentive plan.

		FY26 Corporate Responsibility Scorecard Measures	FY26 Results
Corporate Responsibility Modifier (90% to 110%)	Climate	1.Progress towards FY27 climate commitments 2.Pilot two Product Carbon Footprints for representatives hardware products	On Target •Progress on climate targets •Completed pilot with six hardware product carbon footprints
	Human Capital Practices	3.Employee engagement	On Target •eNPS score of 30, +14 points above industry benchmarks, highlighting relative strength compared to other companies
	Compliance	4.Corporate Sustainability Reporting Directive readiness 5.California Climate Disclosure Readiness	On Target •Completion of metrics and controls readiness initiatives •Completion of California climate disclosure readiness

•Compensation and People Committee assessment is objectively based on the totality of fiscal 2026 results on the scorecard
•Compensation and People Committee determined there would be no adjustment to the fiscal 2026 annual incentive plan based on fiscal 2026 results for the corporate responsibility modifier

LONG-TERM EQUITY COMPENSATION
Our long-term equity compensation is designed on the basis of our pay-for-performance philosophy, directly tying Company strategic and financial goals to compensation, rewarding strong performance and motivating outperformance with aggressive targets, to drive robust long-term performance for our Company and value creation for shareholders.

Over the past five years, 100% of the long-term equity compensation granted to our NEOs was performance-based (aside from Mr. Jenkins's new hire RSU award).

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FISCAL 2026 EQUITY COMPENSATION

100% OF EQUITY GRANTED TO NEOs IN FISCAL 2026 WAS PERFORMANCE-BASED

In fiscal 2026, 100% of the annual equity awards granted to our NEOs are PSUs, resulting in all such compensation being at risk and performance-based. The Compensation and People Committee determined the size of the awards based on the compensation market data provided by the Committee’s independent compensation consultant, sustained strong performance, leadership skills, and valuable contributions to the Company of our NEOs over their tenure and, particularly, fiscal 2025.
To determine the size of the fiscal 2026 PSU awards, our Compensation and People Committee utilized the framework developed in partnership with Meridian to identify objective factors that should be considered in determining the size of any compensation. In addition, the Compensation and People Committee considered the performance of each NEO, including the CEO’s recommendation with respect to NEOs other than himself, to determine the appropriate fiscal 2025 target compensation levels. More information about this process and the framework utilized can be found under “—Compensation Decision-Making Framework” and “—Executive Compensation Policies and Practices—Compensation-Setting Process.”
As a result of this process, in August 2025, our Compensation and People Committee determined it was appropriate and in the best interest of our shareholders to make increases to the target value of each executive’s PSU grant in fiscal 2026. Our Compensation and People Committee considered a number of factors, including:
•We met or exceeded our fiscal 2025 plan and consensus expectations (as of August 2024) for each of revenue, NGS ARR growth, non-GAAP operating margin and non-GAAP EPS.
•Our meaningful one-year and three-year TSRs as compared to our compensation peer group and the S&P 500, including, being at the 50th and 87th percentile of the S&P 500, respectively.
•We had executed on all primary strategic objectives.
•The increased need for continued stability in our high performing executive team in light of the announcement of the intent to acquire CyberArk, the inflection point that was occurring due to the emergence of generative and agentic AI, and the highly competitive market for proven executive talent.
•The need to incentivize our executive team to rise to the occasion and execute on our ambitious strategy to be the preeminent end-to-end cybersecurity platform for the AI era.
•The target value for the PSUs determined to be granted to our CEO resulted in the CEO’s total target compensation being at the 88th percentile rank among our compensation peer group in fiscal 2026, maintaining substantially the same percentile rank for our CEO’s total target compensation as in fiscal 2025 (which was the 87th percentile).
•Even with an increase in the target value for PSUs to our executives, the Compensation and People Committee is establishing rigorous performance goals that would require meaningful and sustained outperformance to receive an above-target payout, including through: (i) increasing the midpoint for a 1.0x relative TSR modifier to the 55th percentile rank relative to the S&P 500, (ii) increasing the performance level required for a maximum level of achievement on the NGS ARR performance metric; and (iii) establishing rigorous financial targets for each financial performance measure.

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The following table shows the target value of PSU grants made to our NEOs in fiscal 2025 and fiscal 2026. The actual target number of shares subject to the fiscal 2026 PSUs was determined based on the trailing 14-calendar day average closing price of our common stock as of, and inclusive of, the date of grant, rounded down to the nearest whole share.

Name	Targeted Value for PSUs Granted for fiscal 2025 ($)	Targeted Value for PSUs Granted in fiscal 2026[1] ($)
Mr. Arora	44,000,000	54,000,000
Mr. Golechha	13,000,000	15,000,000
Mr. Jenkins	13,000,000	15,000,000
Mr. Klarich	5,000,000	10,000,000
Mr. Zuk[2]	—	—
(1)The target value for PSUs granted in fiscal 2026 does not align with amounts reflected for 2026 in the Stock Awards column of the Summary Compensation Table due to accounting valuation methodologies. For more information, see “—Variation Between Fiscal 2026 Equity Award Values and Equity Compensation Reported in Summary Compensation Table” below.
(2)Mr. Zuk did not receive an equity grant for fiscal 2025 or fiscal 2026 and ceased being an executive officer of the Company as of August 14, 2025.
FISCAL 2026 PSU DESIGN
The fiscal 2026 PSUs have a three-year performance period spanning the Company’s fiscal years 2026, 2027, and 2028. Performance targets for the financial performance measures are established by the Compensation and People Committee at the beginning of each fiscal year. The relative TSR modifier is measured over all three years.
The Compensation and People Committee determined that continuing our design of a three-year measurement period for the relative TSR modifier and three one-year measurement periods for the financial performance measures is best aligned with our pay-for-performance philosophy. Setting financial targets annually enables our Compensation and People Committee to ensure, and continue to incentivize, a high level of performance in our executive team through setting appropriately aggressive performance targets each year, informed by and tailored to the current state of the Company and our annual financial and strategic plans. This enables setting appropriate stretch goals each year as opposed to setting an inflexible three-year performance measurement period for financial performance measures, which may not be able to account for any changes in our business strategies, our Board priorities, or the best interests of our shareholders, which may change on a year-to-year basis, particularly in times of significant industry change.
The fiscal 2026 PSUs have a substantially similar design as the fiscal 2025 PSUs, except for the following changes, which were guided, in part, by shareholder insights:
•Increased rTSR Target. Target performance for the relative TSR modifier was increased to the 55th percentile, from the 50th percentile.
•Increased NGS ARR Performance Targets. The NGS ARR performance level required for attainment of the maximum level of achievement of 300% was increased to $400 million — an increase of 33.3% — while the threshold below which no payout is earned was similarly adjusted, now set at $400 million below target.
•Contribution of Acquisitions to NGS ARR. The NGS ARR performance measure, as amended, excludes the NGS ARR contribution of any acquisition with a purchase price that exceeds 4% of our market capitalization as of the day immediately prior to the closing of the acquisition. NGS ARR contributed from any other acquisition is included in the NGS ARR performance measure.
◦The CyberArk acquisition constituted an extraordinary event and circumstance that fundamentally reshaped the Company’s future, necessitating revisiting the treatment of mergers and acquisitions across our PSUs to ensure that the intended economic outcomes of the awards were preserved. As a result of extensive deliberations during fiscal 2026, including consultation with Meridian, our Compensation and People Committee determined that it would be most appropriate, and in the best interest of our shareholders, to amend the 2026 PSUs, which initially excluded the NGS ARR contributions from all acquisitions, to exclude the contribution of significant acquisitions in which the purchase price exceeds 4% of our market capitalization as of the closing of the acquisition. This structure strikes the appropriate balance by incentivizing the management team to pursue strategic acquisitions that can fuel our growth

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and contribute to our successfully navigating industry inflection points, while not permitting a single significant acquisition, such as the CyberArk acquisition, to enable achievement of a financial performance measure on its own.
◦The 4% threshold is appropriate in light of the purchase prices for our historical acquisitions as a percentage of our then-current market capitalization. In conducting this review, our Compensation and People Committee analyzed 24 acquisitions completed by the Company during the period from fiscal 2019 through fiscal 2026, which ranged from less than 1% to approximately 16% of the Company's market capitalization, each as of the closing of the acquisition. Excluding the CyberArk acquisition, the top end of this range was approximately 3% of the Company’s market capitalization. Accordingly, the Compensation and People Committee determined that acquisitions below the 4% threshold are generally consistent with the Company's normal-course, ongoing acquisition strategy to acquire complementary technology, talent, or product capabilities in the ordinary course of business, and do not represent the type of transformative or extraordinary transactions that would fundamentally alter the Company's growth profile, business mix, or organic growth trajectory in a manner that should be excluded from the calculation of NGS ARR for purposes of measuring performance under our equity award programs.
◦As a result, the financial results generated from our acquisition of CyberArk during fiscal 2026 were excluded from the calculation of NGS ARR for the purposes of our fiscal 2026 PSUs, while including the contribution of our other acquisitions in fiscal 2026. This change resulted in an increased NGS ARR performance achievement for the fiscal 2026 performance period for the fiscal 2026 PSUs. Consistent with this, our Compensation and People Committee determined to exclude the contribution to NGS ARR of the CyberArk acquisition for the fiscal 2026 performance period across our fiscal 2024 and fiscal 2025 PSUs, which did not have an impact on the fiscal 2026 NGS ARR attainment percentage for those PSUs.
◦The Compensation and People Committee considered a lower threshold that would have captured our acquisition of Chronosphere, but determined that Chronosphere was not an acquisition that fundamentally altered the Company’s growth profile, business mix, or organic growth trajectory for various reasons, including the fact that it did not result in a fundamentally new platform category for the Company. Rather, the Chronosphere acquisition, like many of the Company’s ordinary course acquisitions, allowed us to acquire complementary technology and talent. The Compensation and People Committee intends to periodically reassess the threshold in light of the Company's evolving size, acquisition history, and market capitalization, to ensure it continues to appropriately distinguish ordinary-course acquisition activity from larger, non-recurring transactions that could distort the intended pay-for-performance alignment of the NGS ARR metric.
Subject to a maximum of 400% of the target PSUs, the number of PSUs that become eligible to vest (the “Eligible PSUs”) is based on the product of the following (with the result rounded down to the nearest whole share): (i) the target number of PSUs multiplied by (ii) the average of achievement percentages for the two financial measures—NGS ARR and annual Non-GAAP EPS—for each year within the performance period. The Eligible PSUs are then multiplied by the rTSR modifier over the full three-year performance period. The following graphic illustrates how the final fiscal 2026 PSU achievement level is determined. Linear interpolation is used to determine the final achievement percentages and rTSR modifier between any of the levels represented below.

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X	Annual NGS ARR	Achievement %	Average achievement percentage	Annual Non- GAAP EPS	Achievement %	X	rTSR percentile rank vs. S&P 500 over three-years	rTSR modifier	=	PSU Achievement Level
	≥ $400 million above target	300%		≥ 110% of target	300%		≥ 90th percentile	2.0x		Max	400%
	= $200 million above target	200%		= 105% of target	200%		= 75th percentile	1.5x		High	300%
	= target	100%		= target	100%		= 55th percentile	1.0x		Target	100%
	= $200 million below target	50%		= 95% of target	50%		≤ 25th percentile	0.75x		Low	37.5%
	≤ $400 million below target	0%		≤ 90% of target	0%					<Threshold	0%
(1)If the Company’s TSR for a period is at least 0%, then the rTSR modifier will be equal to the actual resulting rTSR modifier. However, if the Company’s TSR is less than 0%, then the rTSR modifier will be the lower of the resulting rTSR modifier and 100% of target.
Calculation Methodologies
•Financial Performance Measures
◦NGS ARR is the Company’s annual recurring revenue for its Next-Generation Security business, as of the last day of the relevant fiscal year, excluding the contribution of merger and acquisition transactions consummated in the relevant fiscal year in which the purchase price for the acquisition exceeds 4% of our market capitalization as of the day immediately prior to the closing of the acquisition (unless such acquisition was taken into account for purposes of setting the target NGS ARR for the relevant fiscal year). Palo Alto Networks defines NGS ARR as the annualized allocated revenue of all active contracts as of the final day of the reporting period related to all product, subscription, and support offerings, excluding revenue from hardware products, legacy attached subscriptions, support offerings, and professional services.
◦Annual Non-GAAP EPS is the Company’s non-GAAP net income per diluted share, calculated in a manner consistent with the calculation of the target Non-GAAP EPS for such fiscal year, as adjusted to exclude the impact of merger and acquisition transactions consummated in the relevant fiscal year (except to the extent such a transaction is taken into account by the Compensation and People Committee when establishing the target non-GAAP EPS for the relevant fiscal year).
• rTSR Modifier is calculated based on the TSR of the Company over the three-year performance period relative to the TSRs of the indexed companies over the same period. The indexed companies are those that are a component of the S&P 500 Index on both the last day of the performance period and the first day of the performance period. TSR for each company is calculated on a per share basis as (i) the ending price plus dividends per share paid during the performance period minus the beginning price, divided by (ii) the beginning price. The beginning and ending stock prices are calculated using the average of the closing trading prices of the relevant company for the thirty consecutive trading days ending with the last trading day before the beginning of the performance period (for the beginning price) and the last trading day of the performance period (for the ending price). If our TSR over the performance period is negative, the rTSR modifier is capped at 1.0x regardless of our relative percentile ranking.
•Linear Interpolation is used to determine the achievement percentage for each financial performance measure and the rTSR modifier to the extent the actual resulting NGS ARR, Non-GAAP EPS, or rTSR percentile rank for a performance period is between any of the thresholds shown above.
•Maximum Payout is Capped at 400% of the target PSUs.

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FISCAL 2026 PSU PERFORMANCE THROUGH FISCAL 2026
The following table shows the structure of the fiscal 2026 PSUs along with the fiscal 2026 achievement for the two financial measures relative to their respective targets. As described above, the NGS ARR contribution from CyberArk is excluded from the fiscal 2026 NGS ARR results below because the CyberArk purchase price was greater than 4% of our market capitalization as of the day prior to the acquisition closing; and the impact of our acquisitions not taken into account when setting the fiscal 2026 non-GAAP EPS target are excluded from the non-GAAP EPS results below.

Executive PSU Program | Fiscal 2026 PSU Award
	Measure Type	FY26	FY27	FY28
FY26 PSU Grant (Made August 2025)	Financial Metrics	NGS ARR ($B) Target: $7.20 Actual: $7.69 Non-GAAP EPS* Target: $3.86 Actual: $3.91 Achievement: 213%	Average of NGS ARR vs. Target and Non-GAAP EPS vs. Target	Average of NGS ARR vs. Target and Non-GAAP EPS vs. Target

	Relative TSR	Three-Year Relative TSR vs S&P 500
Final Payout = Average of Annual Financial Measure Achievements X Relative TSR Modifier (with final payout capped at a maximum of 400% of target PSUs)

*See Appendix A for a reconciliation of GAAP to non-GAAP measures and other information

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FISCAL 2025 PSU PERFORMANCE THROUGH FISCAL 2026
The fiscal 2025 PSUs have a three-year performance period spanning the Company’s fiscal years 2025, 2026, and 2027. Performance targets for the financial performance measures are established by the Compensation and People Committee at the beginning of each fiscal year, and the relative TSR modifier is measured over all three years of the performance period. The calculation for each of NGS ARR, Non-GAAP EPS, and the rTSR modifier for the fiscal 2025 PSUs is determined in the same manner as described in the section above titled "—Fiscal 2026 PSU Design," except that:
•Target performance for the relative TSR modifier is at the 50th percentile; and
•The NGS ARR performance level required for attainment of the maximum level of achievement of 300% and the threshold for no payout remains at exceeding target by at least $300 million or missing the target by at least $300 million, respectively.
The following table shows the structure of the fiscal 2025 PSUs along with the fiscal 2025 and fiscal 2026 achievement percentages for the financial measures relative to their respective targets. As described above, the NGS ARR contribution from CyberArk is excluded from the fiscal 2026 NGS ARR results below (which did not have an impact on the fiscal 2026 NGS ARR attainment percentage for the fiscal 2025 PSUs); and the impact of our acquisitions not taken into account when setting the non-GAAP EPS target for relevant year are excluded from the non-GAAP EPS results described below.

Executive PSU Program | Fiscal 2025 PSU Award
	Measure Type	FY25	FY26	FY27
FY25 Grant (Made August 2024)	Financial Measures	NGS ARR ($B) Target: $5.40 Actual: $5.58 Non-GAAP EPS* Target: $3.16 Actual: $3.34 Achievement: 216%	NGS ARR ($B) Target: $7.20 Actual: $7.69 Non-GAAP EPS* Target: $3.86 Actual: $3.91 Achievement: 213%	Average of NGS ARR vs. Target and Non-GAAP EPS vs. Target

	Relative TSR	Three-Year Relative TSR vs S&P 500
Final Payout = Average of Annual Financial Metric Payouts X Relative TSR Modifier (with final payout capped at a maximum of 400% of target PSUs)

*See Appendix A for a reconciliation of GAAP to non-GAAP measures and other information
FISCAL 2024 PSUs FINAL PERFORMANCE RESULTS
The fiscal 2024 PSUs have a three-year performance period spanning the Company’s fiscal years 2024, 2025, and 2026. Performance targets for the financial performance measures were established by the Compensation and People Committee at the beginning of each fiscal year, and the relative TSR modifier was measured over all three years of the performance period.
Fiscal 2025 Changes. In fiscal 2025, the fiscal 2024 PSUs were changed as follows:
•The maximum potential payout was reduced to 400%; and
•For all remaining performance periods — fiscal 2025 and fiscal 2026 — the financial performance measures were changed from year-over-year billings growth achievement to an average of the achievements of NGS ARR and non-GAAP EPS.

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The calculation for each of NGS ARR, Non-GAAP EPS, and the rTSR modifier for the fiscal 2024 PSUs is determined in the same manner as the fiscal 2025 PSUs as described in the section above titled "—Fiscal 2025 PSU Performance through Fiscal 2026." The number of PSUs that ultimately vest for the fiscal 2024 PSUs is equal to the product of (i) the target number of PSUs, (ii) the average of the achievement percentages for the financial measures for each fiscal year in the performance period, and (iii) the rTSR modifier as measured over the three-year performance period, as shown below.

Target Number of PSUs Granted	X	Average of Annual Financial Measure Achievements			X	FY24-FY26 rTSR Modifier	=	Number of PSUs Vested
		FY24	FY25	FY26
		Year-over-Year Billings Growth vs. Target	Average of NGS ARR vs. Target and Non-GAAP EPS vs. Target	Average of NGS ARR vs. Target and Non-GAAP EPS vs. Target

The following charts show the final achievement of our fiscal 2024 PSUs granted to our NEOs as determined by our Compensation and People Committee, based on the following:
•Financial Performance Measures: An approximate 143% average achievement for the financial measures, with each year’s determined as follows:
◦Fiscal 2024: 0% achievement based on year-over-year billings growth of 11% relative to a target of 17.9%;
◦Fiscal 2025: 216% achievement based on an average of the achievements of actual NGS ARR of $5.58 billion relative to a target of approximately $5.40 billion, and actual Non-GAAP EPS of $3.34 (excluding the impact of any acquisitions not accounted for when setting the target for fiscal 2025) relative to a target of $3.16; and
◦Fiscal 2026: 213% achievement based on an average of the achievements of actual NGS ARR of $7.69 billion (excluding the NGS ARR contribution of CyberArk in fiscal 2026, which exclusion did not have an impact on the fiscal 2026 NGS ARR attainment percentage for the fiscal 2024 PSUs) relative to a target of $7.20 billion, and actual Non-GAAP EPS of $3.91 (excluding the impact of any acquisitions not accounted for when setting the target for fiscal 2026) relative to a target of $3.86.
◦See Appendix A for a reconciliation of GAAP to non-GAAP measures and other information.
•rTSR: A rTSR modifier of 2.0x was determined based on our relative TSR over the three-year performance period ending on July 31, 2026 measured against the S&P 500 being at the 92nd percentile.
•Total Final Payout: Approximately 286% of target PSUs granted.
Average of the Three-Year Performance Achievements for Financial Measures
rTSR Modifier

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OUR APPROACH TO ONE-TIME AWARDS TO NEOs
The Compensation and People Committee believes it may be necessary from time-to-time to make one-time awards outside of the normal grant cycle in certain circumstances, primarily to attract new executives, internally promote an executive, or for retention purposes, including to counter an external competing offer to one of our executives.
In considering these awards, the Compensation and People Committee follows the following principles:
•For new hire awards, time-vested equity should compensate the executive for a portion of the unvested equity they would forfeit from their current role or forgo from a competing offer. Any additional upside should be delivered through performance-based equity, such that a majority of the total equity value is performance-based.
•For promotion and retention awards, the majority of the award should be performance-based and any time vested equity should be granted only if the employee’s existing unvested equity is low compared to market or internal peers.
No one-time equity awards were made in fiscal 2026 to any of our NEOs.
FISCAL 2023 CEO RETENTION AWARD
As disclosed previously, during fiscal 2023, our Compensation and People Committee granted Mr. Arora, our Chief Executive Officer, a performance-based restricted stock unit retention award. The decision was reached following a rigorous and data-driven assessment by our Compensation and People Committee. The award recognizes Mr. Arora’s instrumental role in transforming our Company, the Board’s conviction that Mr. Arora’s vision, strategic acumen, and operational excellence are critical to the continued growth and success of our business, and that our Compensation and People Committee and Board firmly believe that Mr. Arora’s retention is in the best interest of our shareholders.
The 2023 Retention Award was structured with the following features:
•A five-year cliff before any compensation from the award can be realized
•A payout tied to our TSR over the five-year performance period relative to the TSRs of the companies that are a component of the S&P 500 Index on both the first and last day of the performance period, with the relative TSR calculated in the same manner as the fiscal 2026 PSUs described above in the section “–Fiscal 2026 Equity Compensation—Fiscal 2026 PSU Design,” except that the beginning and ending stock prices are calculated using the average of the closing trading prices of the relevant company for the 60 consecutive trading days ending with the last trading day before the beginning of the performance period and the end of the performance period, respectively
•A target performance level tied to achieving the 55th percentile relative to the S&P 500 index companies, a minimum threshold level of performance requiring no less than achieving the 40th percentile for any shares to be earned, and linear interpolation between performance levels that fall between the threshold and maximum levels of performance

5-year Cliff	Relative TSR

Enhances retention benefits of the award, requiring Mr. Arora to remain employed through the entire duration of the five-year performance period to receive any value	Relative TSR as compared to the S&P 500 utilized to ensure that the value of the award is directly linked to our performance and value creation for our shareholders

rTSR percentile rank vs. S&P 500 over five-years	Shares Entitled to Vest
≥ 90th percentile	1,500,000
= 75th percentile	1,250,000
= 55th percentile	1,000,000
= 40th percentile	500,000
< 40th percentile	0
As of July 31, 2026, since the first day of the performance period under this award our market capitalization has grown 310% to approximately $270.4 billion.
Our Compensation and People Committee has committed not to grant Mr. Arora, our Chief Executive Officer, additional one-time equity awards of any variety with vesting or performance metrics that would overlap with the one-time performance-based restricted stock unit retention award granted to him in June 2023.

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Fiscal 2027 Compensation Decisions
As part of the continuing evolution of our compensation programs in response to the results of our shareholder “Say-on-Pay” advisory vote at the 2025 annual meeting of shareholders, shareholder feedback, and the advice received from Meridian, the Compensation and People Committee implemented important changes to our compensation programs for fiscal 2027.

300% Maximum PSU Payout
Reduced maximum potential PSU payout by 25%, from 400% to 300%
•Directly responsive to shareholder feedback
•Balances continuing to provide compensation strongly incentivizing retention, while reducing overall potential payout

PSU Pay-for-Performance Alignment
NGS ARR: Maximum achievement level requires performance at least $450 million above target, a 12.5% increase, while the threshold for no payout has similarly been lowered to missing the target by $450 million

Non-GAAP EPS: Threshold for no payout has been increased to achieving 93% of target, a three percentage point increase, while the target for a maximum level of achievement has been lowered to achieving at least 107% of target

NGS ARR Contributions from M&A	Exclude the NGS ARR contribution from acquisitions in which the purchase price for the acquisition exceeds 4% of our market capitalization at the time of the acquisition

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Executive Compensation Policies and Practices
Our Compensation Governance Best Practices
We believe our executive compensation program represents recognized best practice and reflects principles that align the compensation of our NEOs with the long-term interests of our shareholders.

INDEPENDENT DECISION-MAKING, ALIGNED WITH OUR CORPORATE VALUES

100% Independent Compensation and People Committee Independent compensation consultant		Annual review of compensation strategy Consideration of annual Say-on-Pay vote and other shareholder feedback Maintain our commitments to our shareholders

COMPENSATION BEST PRACTICES

Pay for Performance	Compensation Policies	What We Don’t Do

  Substantially all of compensation is performance-based and at-risk — 98% of our CEO’s and ~96% (on average) of other current NEO’s
100% of equity awards granted to our NEOs in fiscal 2026 were performance-based and at-risk
  100% of short-term incentive compensation is performance-based and at-risk
  Inclusion of corporate responsibility modifier in short-term incentive plan
  Use of multiple financial performance measures in both the short-term incentive plan and long-term equity incentive program
Short-term incentive plan and long-term equity incentive program use different financial performance measures

  Robust stock ownership guidelines for NEOs
  One-year post-vest holding period for all NEOs, including our CEO, subject to limited exceptions
  Meaningful compensation recovery and clawback policies
  Reasonable perquisites and personal benefits
  Assessing and implementing the advice of independent compensation consultant, including a decision-making framework to further ensure alignment of executive compensation decision with our pay-for-performance philosophy

   No single trigger vesting of equity awards on occurrence of a change in control
   No dividends paid on unvested equity
   No hedging or pledging, except in limited circumstances with the prior approval of the Governance and Nominating Committee
   No defined benefit plans or special executive retirement plans

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Compensation-Setting Process
Timeline and Process
The compensation setting timeline and process of our Compensation and People Committee is summarized below.

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Participants in the Compensation Decision-Making Process
Compensation and People Committee
•Review, evaluate, and approve the compensation arrangements, plans, policies, and practices for our executives
•Oversee and administer compensation plans
•Review our executive compensation program, from time to time, to determine whether they are appropriate, achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements
•Retain the services of external advisors, including compensation consultants, legal counsel, and other advisors, from time to time, as it sees fit, in connection with carrying out its duties
•Our Compensation and People Committee may delegate any of its responsibilities to a subcommittee as it deems appropriate, except for any power or authority required by law, regulation, or listing standard to be exercised by the Committee as a whole

Management
•Together with our independent compensation consultant, the Chief Executive Officer, and the Chief People Officer, assist the Compensation and People Committee in the execution of its responsibilities by providing information on corporate and individual performance, market data with respect to compensation, and management’s perspective and recommendations on compensation matters

Independent Compensation Consultant
•Assist the Compensation and People Committee in executing on the executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group, and advising on executive compensation decisions

•Chief Executive Officer makes recommendations to the Compensation and People Committee regarding compensation matters, including the compensation of executive officers (other than himself)
•Chief Executive Officer participates in meetings of the Compensation and People Committee (other than portions of meetings that involve discussions of his own compensation and executive sessions)
•While our Compensation and People Committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, they are only one factor in our Compensation and People Committee’s decision-making process

•Meridian Compensation Partners, a national compensation consulting firm, was retained by the Compensation and People Committee for fiscal 2026
•Our Compensation and People Committee assessed the independence of Meridian Compensation Partners taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq and has concluded that no conflict of interest exists with respect to the work that Meridian Compensation Partners performs for our Compensation and People Committee
•Meridian Compensation Partners did not provide any services to the Company other than the services provided to our Compensation and People Committee

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Use of Competitive Data
To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, at the Compensation and People Committee’s request, Meridian Compensation Partners, the committee’s independent compensation consultant, compiled market data from a compensation peer group approved by our Compensation and People Committee, and industry surveys, including the Radford Global Technology Executive Compensation Survey. The Compensation and People Committee, with the assistance of Meridian Compensation Partners, then analyzed the market and survey data when making fiscal 2026 compensation decisions.
Competitive Positioning
For fiscal 2026, our Compensation and People Committee continued to compare and analyze our executive compensation program and each component of executive compensation against data from a formal compensation peer group of companies.
As part of our annual executive compensation review, with assistance from Meridian Compensation Partners and input from management, in February 2025, our Compensation and People Committee reviewed the peer group of publicly-traded technology companies used to provide information regarding compensation practices for fiscal 2025 to determine if any changes were appropriate for use in considering fiscal 2026 pay decisions. In determining which companies to include in our peer group, our Compensation and People Committee considered companies that met some or all of the following criteria:
•had (i) revenue between 0.33 to 3.0 times our revenue, (ii) a market capitalization between 0.33 to 3.0 times our market capitalization, (iii) a market capitalization to revenue ratio greater than 5.0, and (iv) a number of employees between 0.5 to 2.0 times the number of our employees;
•had (a) revenue growth greater than 10% in at least two of the last three years and (b) TSR growth greater than 10% in at least two of the last three years;
•was headquartered on the west coast of the United States, operated in the software industry, and was selected by Institutional Shareholder Services as one of our peer companies; and
•whether we were included in the company’s peer group, whether the company provided some cybersecurity services, whether the company’s chief executive officer was a founder with an atypical compensation structure, and the company’s relevant acquisition activity.
Based on this review, and taking into account Meridian Compensation Partners’ review and recommendation, the following changes were made to our peer group for fiscal 2026, with the resulting peer group placing us at the 62nd percentile of the peer group on revenue and 72nd percentile of the peer group on market capitalization as of December 31, 2024:
–Removed: Akamai Technologies, Inc., Keysight Technologies, Inc., NetApp, Inc., and SS&C Technologies Holdings, Inc.
+Added: Salesforce, Inc. and PayPal Holdings, Inc.
Accordingly, the following publicly-traded companies made up our compensation peer group for fiscal 2026:

Adobe Inc. Autodesk, Inc. Cadence Design Systems, Inc.	CrowdStrike Holdings, Inc. Fortinet, Inc. Intuit Inc. Paychex, Inc.	PayPal Holdings, Inc. Roper Technologies, Inc. Salesforce, Inc. ServiceNow, Inc.	Snowflake Inc. Synopsys, Inc. Workday, Inc.

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Our Executive Compensation Commitments
Summarized below are our fiscal 2026 commitments, and our follow-through in meeting those commitments.

OUR COMMITMENTS FOR FISCAL 2026	OUR FOLLOW-THROUGH

Maintain a robust shareholder outreach program

Provide more transparency in our executive compensation disclosures, as well as more robust CD&A disclosures

Disclose the target value of equity grants to our NEOs for the completed fiscal year in the CD&A

Maintain robust stock ownership guidelines

Make any one-time awards to NEOs outside of the normal grant cycle (other than new hire awards) a majority performance-based, and only make such grants in exceptional circumstances

Not grant our CEO additional one-time equity awards of any variety with vesting or performance metrics that would overlap with the one-time performance-based restricted stock unit retention award granted to him in June 2023

Make annual equity grants to our NEOs at least 75% performance-based

Require a one-year minimum vesting period for all grants to our Chief Executive Officer and other NEOs going forward, and implement a policy to require our Chief Executive Officer and other NEOs to hold all net shares for one year after vesting, subject to a limited exception

Use a performance-based restricted stock unit (“PSU”) award design that requires sustained performance over multiple years for any payout

Include a relative TSR modifier to our executive PSU awards

Ensure that ongoing incentive goals are considered challenging with targets set at or above management guidance

For completed performance periods, disclose performance targets compared to actual results and corresponding payout scale

Avoid duplicate performance metrics in our short-term incentive plan and PSU awards

Do not make upward discretionary adjustments except for extraordinary circumstances

Include a corporate responsibility metric in short-term incentive compensation plan to ensure linkage between compensation and our corporate responsibility programs

Employment Agreements
Each of our NEOs is a party to an employment arrangement setting forth the material terms of his employment. For a summary of the material terms and conditions of these arrangements, see the section titled “—Executive Employment Agreements.”

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Post-Employment Compensation
Executive Change in Control and Severance Policy. In August 2026, we adopted an Executive Change in Control and Severance Policy and each of our then-current NEOs was designated as an eligible participant in the policy. The Executive Change in Control and Severance Policy provides for payments and/or benefits related to an involuntary termination of employment, including enhanced benefits if such termination is in connection with a change in control of our Company. We believe that these protections assist us in retaining the services of these individuals and enable standardization of these terms in a single policy. These protections also serve our business objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize shareholder value, including in the event that there is a potential transaction that could involve a change in control of our Company. The terms of these post-employment compensation arrangements were determined after our Board and Compensation and People Committee reviewed our retention goals for each NEO, reviewed an analysis of relevant market data provided by Meridian, and consulted with Meridian on the framework.
For a summary of the material terms and conditions of these post-employment compensation arrangements, as well as an estimate of the amounts potentially payable pursuant to such arrangements, see the sections titled “—Executive Change in Control and Severance Policy” and “—Potential Payments Upon Termination or Change in Control.”
Continued Service Policy. Our Compensation and People Committee has adopted a continued service policy as an additional means to serve our and our shareholders’ best interests when circumstances warrant, such as the need to maintain a distinctive executive’s skill set; providing continuity of expertise in servicing our customers; minimizing the business disruption that can follow executive attrition; and solidifying succession planning.
Employees holding the title of Senior Vice President or higher are eligible for continued vesting of equity awards if such employee (i) voluntarily resigns from full-time employment; (ii) has either (A) attained the age of 55 years and has been continuously employed by the Company as a full-time employee for at least five years as of the date of such resignation or (B) has been continuously employed by the Company as a full-time employee for at least ten years as of the date of such resignation or transition; and (iii) maintains a continued service relationship with the Company, including by transitioning employment to an advisory role, whether as employee or independent contractor. Eligible employees are not guaranteed benefits under the policy. Each award of benefits under the policy will be individually assessed and determined by the administrator of the policy, which is our Board or Compensation and People Committee, including the determination of which equity awards that will be subject to continued vesting and the related terms and conditions. Eligible employees will enter into a continued service agreement with the Company in a form approved by the administrator.
In August 2025, the Company entered into a continued service agreement with Mr. Zuk under our continued service policy, as part of his voluntary resignation from his former positions as director and Chief Technology Officer. Under that agreement, as amended in August 2025, Mr. Zuk agreed to continue to provide certain transitional and advisory services to the Company, including transitioning his Chief Technology Officer responsibilities to Mr. Klarich through November 1, 2025, and continuing to provide strategic technology and product consultation for the Company through November 2, 2026. The agreement was voluntarily terminated by Mr. Zuk in January 2026. Under the terms of the agreement, Mr. Zuk received a one-time transition bonus of $308,100 in November 2025 for completion of the transitional services, and continued vesting on his outstanding PSUs through any applicable vest dates that occurred while he continued to provide services under that agreement. During the service period, Mr. Zuk’s fiscal 2023 PSUs vested on their terms on November 1, 2025; however, upon the voluntary termination of the continued service agreement in January 2026, all unvested equity awards held by Mr. Zuk were canceled for no consideration.
Equity Incentive Plan Survivor Benefit Policy. In 2023, our Compensation and People Committee adopted an Equity Incentive Plan Survivor Benefit Policy (the “Survivor Benefit Policy”), which provides that upon the death of an employee, certain equity awards of the employee will fully accelerate and vest, unless prohibited by applicable laws. For any awards with performance-based vesting terms that are accelerated, unless otherwise specified in an award agreement, a Company policy that applies to the employee, a determination made by the Company, our Board, or our Compensation and People Committee before the employee’s death, or a written agreement with the employee, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and any multipliers (whether based on TSR or otherwise) will not impact the award. For further details regarding this policy, please see the section below titled: “ —Termination of Employment and Potential Payments Unrelated to a Change in Control —Potential Payments in connection with Termination of Employment Due to Death.”

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Short-Term Incentive Compensation Plan. Under the short-term incentive compensation plan, participants who did not elect to defer any portion of their short-term incentive payouts under our non-qualified deferred compensation plan are eligible to receive a payout from the short-term incentive plan upon their death, as described in further detail in the section titled “—Termination of Employment and Potential Payments Unrelated to a Change in Control.”
Perquisites and Other Personal Benefits
Retirement Plans. We have established a U.S. tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements. We currently match contributions made to the plan by our employees up to $1,000, including for our NEOs. In fiscal 2026, Messrs. Golechha, Jenkins, and Klarich participated in our Section 401(k) retirement plan and each received a matching contribution of $1,000. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
Health and Welfare Plans. In addition, we provide other benefits to our NEOs on the same basis as all of our full-time employees in the country in which they reside. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
Deferred Compensation Plan. We provide a deferred compensation plan, which is a non-qualified deferred compensation plan intended to meet the requirements of Section 409A of the Code. Participation in the deferred compensation plan is voluntary and limited to U.S. employees of the Company and affiliates that are at the Vice President level or above, as determined by the Compensation and People Committee. Participation is available for our U.S.-based executive officers. For a summary of the deferred compensation plan, see the section titled “—Executive Compensation Tables.”
CEO Security Program. Our Compensation and People Committee has previously determined that if any harm occurred to our Chief Executive Officer, our business operations, investor confidence, and employee productivity would be severely impacted. Accordingly, the Board continued to take reasonable steps to ensure the safety and security of Mr. Arora, considering the nature of the position and its criticality to the operation of the Company.
We previously retained a leading global risk management and security consulting firm to analyze and determine if there was a bona-fide business related security concern for Mr. Arora. Based on the results of its investigation, which included investigation of a prior personal security incident involving Mr. Arora, the firm determined that there was a bona-fide, business related security concern for Mr. Arora and credible threat actors existed with both the willingness and resources necessary for conducting an attack on Mr. Arora. Accordingly, the firm recommended that the Company take various steps to ensure the safety of Mr. Arora. Our chartered aircraft policy requires the use of chartered aircraft for both business and personal-related air travel by Mr. Arora. To further ensure Mr. Arora’s safety during vehicular travel, as part of the overall security program, Mr. Arora is driven by a member of his security protection detail in a Company-leased automobile, including during his commute, which is considered a personal benefit under the relevant disclosure rules.
Our Compensation and People Committee regularly reviews the nature and cost of this program in relation to his security profile. Toward the end of our fiscal 2025, our Compensation and People Committed undertook an examination of the security program and the Company evaluated the vendor used for executive security. As a result of this evaluation process, a new security vendor was engaged and used for the security program for fiscal 2026 to ensure we continue to provide appropriate security to Mr. Arora at reasonable cost. Even though the security program was put in place for business reasons, the component of the program that includes security at Mr. Arora’s residence and during personal travel is required to be disclosed as a perquisite under the relevant SEC rules and is included in the “All Other Compensation” column in the Summary Compensation Table. The total amount of benefits to Mr. Arora under the SEC rules in fiscal 2026 was approximately $2,332,713. The value of Mr. Arora’s personal use of chartered aircraft and the Company-leased automobile resulting from our overall security program in fiscal 2026 was $934,839 and $26,160, respectively, and the Company paid an aggregate of $312,182 of Mr. Arora’s taxes on the imputed income recognized by Mr. Arora related to the use of such aircraft and automobile. On occasion, guests of Mr. Arora may accompany him at de minimis incremental cost to the Company.

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The costs of Mr. Arora’s security program can vary from year to year depending on the requisite security measures and his travel schedule. Our Compensation and People Committee believes that amounts paid by the Company for this security program have been reasonable, necessary, and for our benefit, including in light of the current climate and security risks profile for Mr. Arora. We require these security measures for the Company’s benefit because of the importance of Mr. Arora to the Company, and we believe that the scope and costs of these security programs are appropriate and necessary.
Other Personal Benefits. We paid a filing fee of $105,000 for Mr. Klarich related to a regulatory filing he was required to make related to his acquisition and ownership of our common stock. The filing requirement arose as a result of the vesting of equity awards previously granted to him as an executive officer of the Company.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation and People Committee.
Executive Officer Stock Ownership Guidelines
Stock Ownership Guidelines
Purpose. Our Board believes that our executive officers should hold a meaningful financial stake in our Company to closely align their interests with those of our shareholders and has therefore adopted stock ownership guidelines as part of our corporate governance guidelines.
Ownership Definition. Unvested PSUs, RSUs, and unexercised stock options do not count toward satisfying these ownership guidelines.
Ownership Requirement. Our Chief Executive Officer and our other executive officers must accumulate and hold shares of our common stock based on a multiple of base salary within five years of their appointment as, or promotion to, an executive officer.
Status. As of September 18, 2026, our CEO and each of our other current executive officers have each met their respective stock ownership guideline. The following table lists the specific ownership requirements for our CEO and other executive officers, their status in meeting the guidelines, and their deadlines to meet the current requirements.

Officer	Multiple of Base Salary Requirement	Status	Deadline
Nikesh Arora	10x	Met	June 2023
Dipak Golechha	1x	Met	March 2026
William “BJ” Jenkins	1x	Met	August 2026
Lee Klarich	1x	Met	May 2011
One-Year Hold Policy
In addition to our ownership guidelines, we maintain a one-year post-vesting holding period for all of our NEOs, which was adopted in our fiscal 2022. The purpose of the policy is to further ensure that the interests of our NEOs are closely aligned with those of our shareholders. Under the policy all NEOs are required to hold for one full calendar year from the date of vesting or acquisition any shares of our common stock acquired by such NEO upon the vesting of an equity award granted by the Company. There are limited exceptions to the holding requirement for (i) shares withheld or sold for tax purposes, (ii) equity awards granted either when the individual is not an NEO or upon the initial hiring or appointment of an NEO as an executive officer, (iii) elections to defer an equity award into our deferred compensation plan, (iv) transfers by operation of law or court order, or (v) distributions or transfers that affect only a change in the form of the NEO’s beneficial interest without changing their pecuniary interest (such as certain estate planning transfers).

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Risk Assessment and Compensation Practices
Our management assesses and discusses with our Compensation and People Committee our compensation policies and practices as they relate to our risk management. Based upon this assessment, the Compensation and People Committee believes that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company, in consideration of the following factors, among others:
•our short-term incentive plan reflects a “pay for performance philosophy” that rewards our NEOs and other eligible employees for achievement of performance targets;
•discretionary bonuses are reserved for extraordinary performance and achievement;
•total compensation features a balanced pay mix of short- and long-term incentives (“LTI”), with the significant majority of pay for senior executives delivered in LTI, which is performance based;
•our equity awards include multi-year vesting schedules requiring long-term employee commitment;
•our performance expectations reward long-term value creation, profitability, and excellence;
•our use of multiple performance measures in incentive plans, each with clearly set and defined metrics;
•our regular monitoring of short-term and long-term compensation practices to determine whether management’s objectives are satisfied, as well as effective oversight and approval process of the performance measures and goals;
•performance goals are rigorous and require sufficient “stretch,” yet are achievable;
•both the short-term and long-term incentive programs have caps for significant upside performance and clearly defined performance metrics; and
•our independent compensation consultant evaluated and assessed our compensation policies and practices and confirmed that our practices do not encourage excessive risk taking.
Compensation Recovery Policies
In December 2023, we adopted a Compensation Recovery Policy in accordance with the SEC requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Nasdaq’s listing standards. This Compensation Recovery Policy supplements our Clawback Policy that was first adopted in August 2017 (the “2017 Clawback Policy”), and provides for the non-discretionary recovery on a pre-tax basis of excess incentive-based compensation received on or after October 2, 2023 (“Erroneously Awarded Compensation”) by current and former executive officers (as defined in Rule 10D-1(d) under the Securities and Exchange Act of 1934, as amended) (“Covered Officers”) in the event of an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, whether or not the Covered Officer was at fault for the restatement. Recovery of such excess compensation is required unless it is determined that recovery is impractical in certain limited circumstances or the excess compensation was received prior to the beginning of the Company’s three fiscal years most recently completed before the date on which it is determined an accounting restatement is required. The manner of recovery of any Erroneously Awarded Compensation is (i) first, an offset against other compensation payable to the Covered Officer, including through reduction or cancellation of incentive-based compensation or outstanding equity awards of such person; (ii) second, reduction or cancellation of interests in any deferred compensation plan maintained by the Company; and (iii) third, taking any other remedial and recovery action permitted by applicable law, including direct cash reimbursement to the Company.
In connection with the adoption of the Compensation Recovery Policy, we amended the 2017 Clawback Policy through which we may seek the recovery of performance-based incentive compensation paid by us under certain circumstances. The amendment clarified that the 2017 Clawback Policy would no longer apply to excess incentive-based compensation covered by our new Compensation Recovery Policy received on or after October 2, 2023 by Covered Officers. The Compensation and People Committee determined that removing the overlap that would have otherwise existed would not affect the Company’s rights because there would not be a scenario in which there is compensation recoverable under the 2017 Clawback Policy that would not be recoverable under the new Compensation Recovery Policy after October 2, 2023.
Other than the change described above, the 2017 Clawback Policy remains unchanged otherwise and continues to apply to our Chief Executive Officer and to all our officers who report directly to our Chief Executive Officer. The 2017 Clawback Policy provides that if we restate our financial statements as a result of a material error, a covered executive received excess compensation as a result, no more than two years have elapsed since the original filing date of the relevant

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financial statements and the Compensation and People Committee unanimously concludes that fraud or intentional misconduct by the covered executive caused the material error and it would be in our best interests to seek from such covered executive recovery of the excess compensation, then our Compensation and People Committee may, in its sole discretion, seek repayment from such covered executive.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale, and/or other disposition of securities by our directors, officers, employees, and other covered persons. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq listing standards. A copy of our insider trading policy is included as an exhibit to our Annual Report on Form 10-K for our fiscal year ended July 31, 2026. Further, we periodically engage in transactions in our own securities. With regard to trading in our own securities, it is our practice to comply with the federal securities laws and Nasdaq listing requirements.
Hedging and Pledging Policies
Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging or other transactions that offset, or are designed to hedge or offset, any decrease in the market value of our equity securities and from pledging Company securities as collateral or holding Company securities in a margin account, except with the prior approval of the Governance and Nominating Committee. In general, exceptions to the insider trading policy require approval by our Insider Trading Compliance Officer, who is our General Counsel, in consultation with our Board, or an independent committee of our Board. This policy does not restrict ownership of, or transactions related to, Company-granted awards, such as PSUs, RSUs, employee stock options, and other securities issued by the Company or the deferral of equity awards pursuant to our non-qualified deferred compensation plan.
Our executive officers have significant holdings of our stock to align their interests to those of our shareholders. Establishing a conservative pledging policy enables our executive officers to continue to hold those shares, while providing them flexibility in financial planning and allowing them to achieve financial diversification. By enabling our executives to maintain their stock ownership in the Company, our conservative pledging program helps ensure that they continue to have a meaningful financial interest in the success of the Company under their leadership. For these reasons, in fiscal 2022, the Board adopted a policy that allows limited pledging of our stock by our executive officers.
Our pledging policy establishes the parameters of pledging arrangements, and provides that any pledging arrangement must be approved in advance by our Governance and Nominating Committee, as well as sets an overall limit of $100 million on the total value of shares pledged by our executive officers (as a group). Under this policy, all pledges of shares of Company stock by our executives must comply with the following requirements:
•any proposed pledge of shares must be approved in advance by the Governance and Nominating Committee;
•the loan amount against which shares are pledged must not exceed 30% of the aggregate fair market value of the individual’s total stock ownership at the time the arrangement is executed;
•only outstanding shares held by an individual may be pledged (i.e., no shares subject to options or unvested RSUs, PSUs or other unvested equity awards may be pledged);
•no shares may be pledged that would cause the total value of all pledged shares of our executive officers in the aggregate (as a group) to exceed $100 million;
•pledged shares cannot consist of any shares that remain subject to the holding requirement under our One-Year Hold Policy described above under “—Executive Officer Stock Ownership Guidelines—One-Year Hold Policy”; and
•the stock ownership requirements applicable to our executives are in addition to, and cannot include, pledged shares.
When approving a pledging arrangement, in addition to the requirements above, the Governance and Nominating Committee will consider any other factors deemed relevant by the Committee from time to time, including, without limitation, the total number of shares of Company stock beneficially owned by the applicable executive, the pledged shares as a percentage of the executive’s aggregate beneficially owned shares, the pledged shares as a percentage of the Company’s total outstanding shares, whether the pledged shares were purchased by the executive, and whether the executive has entered into any other pledging arrangement.

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CEO Prepaid Variable Share Forward Arrangement
On October 12, 2026, Mr. Arora, our Chief Executive Officer, entered into a prepaid variable share forward arrangement (the “VPF”) with a financial institution, through his personal trust, with respect to up to 500,000 shares of our common stock (the “Maximum Number of Shares”). Under the VPF, Mr. Arora received an upfront cash payment at signing in exchange for an agreement to deliver shares or cash to the financial institution at a future maturity date, with the number of shares to be delivered varying, within a collared floor and cap, based on the common stock price at that time, but in no event exceeding the Maximum Number of Shares. The Maximum Number of Shares subject to the VPF were pledged to the financial institution counterparty in the VPF, and Mr. Arora retains beneficial ownership and voting rights for those shares unless and until Mr. Arora physically settles the VPF or there is an event of default or a termination event under the VPF.
Mr. Arora maintains significant holdings of the Company’s common stock. As of September 18, 2026, Mr. Arora beneficially held 2,152,346 shares of our common stock and has deferred receipt of an additional 2,958,459 shares under our deferred compensation plan. See the section titled “Security Ownership of Certain Beneficial Owners and Management” for additional information. Accordingly, the shares subject to the VPF represent less than 10% of the combination of Mr. Arora’s aggregate beneficial ownership in our Company and the total number of our Company’s shares that he has deferred into our deferred compensation plan.
While Mr. Arora’s deferred shares are illiquid until the expected distributions in 2028 and 2036, Mr. Arora continues to have tax obligations payable in cash upon the vesting and deferral of such deferred shares for his portion of the U.S. Federal Insurance Contribution Act tax. Based on estimates as of the date the VPF was entered into, Mr. Arora’s total equity-related tax obligations over the next three years, including in connection with the settlement of the VPF, are expected to be more than $100 million. The VPF provides liquidity to Mr. Arora, in part, to fund these cash tax obligations without requiring Mr. Arora to sell shares into the market. The VPF is not an outright sale of Company stock and preserves Mr. Arora’s alignment with our long-term performance.
Our Governance and Nominating Committee of the Board reviewed the details of the arrangement, considered the advice of outside counsel, and approved Mr. Arora’s entry into the VPF after consultation with our Company’s General Counsel. The Governance and Nominating Committee evaluated multiple factors, including the Maximum Number of Shares under the VPF relative to Mr. Arora’s overall equity position in our Company and that the VPF allows targeted liquidity while obviating an open market block sale, the latter of which could be interpreted negatively by the equity markets. Additionally, the Governance and Nominating Committee took note of the fact that Mr. Arora recently elected to postpone a distribution from our deferred compensation plan of 1,479,229 shares from 2027 to 2036. Likewise, Mr. Arora confirmed to the Governance and Nominating Committee that he intends to elect to postpone a distribution of a further 1,479,230 shares from 2028 to at least 2033. For the Governance and Nominating Committee, these extended deferral timeframes evidence Mr. Arora’s long-term commitment to our Company’s success.
Tax and Accounting Considerations
Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and certain other highly compensated executive officers in any taxable year. While our Compensation and People Committee is mindful of the benefit of being able to fully deduct the compensation paid to our NEOs, our Compensation and People Committee believes that we should retain the flexibility to provide compensation to our NEOs that is not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. Our Compensation and People Committee intends to continue to compensate our NEOs in a manner consistent with the best interests of our Company and our shareholders even if any portion of such compensation is not deductible.
Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G or 4999 during fiscal 2026, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement in the future.

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Accounting for Stock-Based Compensation. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors, including stock options and other stock-based awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Variation Between Fiscal 2026 Equity Award Values and Equity Compensation Reported in Summary Compensation Table. The amounts shown for fiscal 2026 in the “Stock Awards” column of our Summary Compensation Table reflect an outsized year-over-year percentage increase in equity award grant value relative to the percentage increase in target equity compensation for our NEOs. A significant portion of that increase is driven by accounting complexities in valuing our PSUs, rather than a simple year-over-year increase in the actual number of shares granted. Several key factors shaped this year’s reported amounts.
•Recognition of tranches from prior year awards: Our PSU program includes financial performance goals with the targets for such performance goals are determined by our Compensation and People Committee by the end of the first month of each fiscal year of the relevant performance period. Applicable accounting rules provide that performance targets must be approved to establish a measurement date to determine the grant date fair market value, and the accounting value of the portion of the fiscal 2024 PSUs and fiscal 2025 PSUs associated with the performance period occurring in fiscal 2026 must be calculated in our fiscal 2026 and reflected in the Summary Compensation Table for that year. Given our significant stock price appreciation since the fiscal 2024 PSUs and fiscal 2025 PSUs were first granted (our closing trading price was $120.41 on August 21, 2023, which is the date of grant for the fiscal 2024 PSUs, and $184.01 on August 20, 2024, which is the date of grant for the fiscal 2025 PSUs), the accounting value of the fiscal 2026 portion of such awards at target ($247.96 and $240.28, for the fiscal 2024 and fiscal 2025 PSUs, respectively) is (i) for the fiscal 2024 PSUs, two times the value of the equity award on its grant date, and (ii) for the fiscal 2025 PSUs, is 1.3 times the value of the equity award on its grant date.
•Accounting valuation method: As our PSU awards include an rTSR modifier, we are required to use a specific accounting valuation method, which results in an accounting premium that is reflected in the values attributed to our PSU awards in the Summary Compensation Table.
To summarize, while the underlying number of shares granted did rise for fiscal 2026, the increase in reported equity values largely reflects share price appreciation and fair value methodologies rather than a substantial shift in our overall equity compensation philosophy.
Report of the Compensation and People Committee
Our Compensation and People Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our Compensation and People Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted by the members of the Compensation and People Committee of our Board:
Right Honorable Sir John Key, Chair
Aparna Bawa
John M. Donovan

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Executive Compensation Tables
Fiscal 2026 Summary Compensation Table
The following table presents summary information regarding the compensation paid to, or earned by, our NEOs for the fiscal years presented.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nikesh Arora Chief Executive Officer	2026	1,000,000	75,937,806	1,000,000	2,332,713	(2)	80,270,519
	2025	1,000,000	94,857,838	1,200,000	2,678,498		99,736,336
	2024	1,000,000	54,150,353	1,200,000	1,686,522		58,036,875
Dipak Golechha Chief Financial Officer	2026	600,000	20,617,326	600,000	2,106	(3)	21,819,432
	2025	600,000	24,205,961	720,000	1,720		25,527,681
	2024	600,000	13,301,233	720,000	2,924		14,624,157
William “BJ” Jenkins President	2026	750,000	20,617,326	750,000	8,453	(4)	22,125,779
	2025	750,000	25,291,747	900,000	17,655		26,959,402
	2024	750,000	16,365,230	900,000	15,285		18,030,515
Lee Klarich Chief Product and Technology Officer	2026	550,000	12,626,393	550,000	106,720	(5)	13,833,113
	2025	550,000	24,654,517	660,000	106,720		25,971,237
	2024	550,000	19,126,156	660,000	2,162		20,338,318
Nir Zuk Founder Emeritus and Former Chief Technology Officer	2026	16,263	6,111,222	—	308,160	(6)	6,435,645
	2025	408,026	14,852,714	203,014	243,844		15,707,598
	2024	400,140	11,349,785	480,168	72,086		12,302,179
(1)The amounts reported in the Stock Awards column represent the grant date fair value of the equity awards (including time-based RSUs and PSUs) that were considered, under ASC Topic 718, to have been granted to our NEOs in each reported fiscal year, as computed in accordance with ASC Topic 718. The disclosure rules for stock awards in the summary compensation table are based on when there is a measurement date under financial accounting rules, because that is when it is possible to determine grant date fair value. As a result, performance-based stock awards are not always disclosed in the summary compensation table during the year that they were legally granted if performance metrics for a portion of the awards are set in a subsequent year. In the table above:
(i.)The amounts included for fiscal 2024 include the grant date fair value of approximately 16% (or in Mr. Jenkins’ case, 11%) of the PSUs legally granted in fiscal 2022, one-third of the PSUs legally granted in fiscal 2023, and one-third of the PSUs legally granted in fiscal 2024, because the performance metrics for those PSUs were set in fiscal 2024.
(ii.)The amounts included for fiscal 2025 include the grant date fair value of approximately one-third of the PSUs legally granted in each of fiscal 2023, fiscal 2024, and fiscal 2025 (or, in Mr. Zuk’s case, only one-third of the PSUs legally granted in each of fiscal 2023 and fiscal 2024), because the performance metrics for those PSUs were set in fiscal 2025. Mr. Zuk was not granted any new PSUs in fiscal 2025, and the grant made to Mr. Zuk in fiscal 2024 was cancelled upon his separation of service from the Company in January 2026.
(iii.)The amounts included for fiscal 2026 include the grant date fair value of approximately one-third of the PSUs legally granted in each of fiscal 2024, fiscal 2025, and fiscal 2026 (or, in Mr. Zuk’s case, only one-third of the PSUs legally granted in fiscal 2024), because the performance metrics for those PSUs were set in fiscal 2026. Mr. Zuk was not granted any new PSUs in fiscal 2025 or fiscal 2026, and the grant made to Mr. Zuk in fiscal 2024 was cancelled upon his separation of service from the Company in January 2026.
The result of this is that the growth of our stock price results in larger grant date fair values reported in years subsequent to the year equity awards were legally granted because the higher stock price is used to establish the grant date fair value of the portion of an award that is set in those subsequent years. The grant date value of the awards that were considered to have been granted in fiscal 2026 under ASC Topic 718, assuming that the highest level of performance conditions will be achieved, is approximately $201,329,369 for Mr. Arora, $54,281,803 for Mr. Golechha, $54,281,803 for Mr. Jenkins, $33,839,649 for Mr. Klarich, and $18,333,666 for Mr. Zuk. The portions of any awards that vest based on the achievement of performance goals (other than relative TSR) for fiscal years after fiscal 2026 do not have a reportable grant date fair value under ASC Topic 718 and are not included in this table. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the

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notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2026. For more information, see footnote 3 to the Fiscal 2026 Grants of Plan-Based Awards Table. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our NEOs from their equity awards.
(2)Includes life insurance premiums of $720, personal security costs of $1,058,812, and $934,839 and $26,160, respectively, for costs attributed to personal usage of private aircraft and a Company-leased automobile provided as part of the overall security program, and $312,182 for taxes associated with personal usage of the private aircraft and other travel expenses from the Company-leased automobile provided under Mr. Arora’s overall security program that may be deemed to be in the nature of commuting. For purposes of reporting the value of personal security costs, we use invoices provided by a third-party security company and a portion of the compensation provided by the Company for the members of Mr. Arora’s security detail that accompanied Mr. Arora during his personal travel based on the estimated time spent accompanying Mr. Arora on personal travel. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include contracted hourly charges and fuel charges. For purposes of reporting the value of personal usage of the Company automobile provided under Mr. Arora’s overall security program in this table, we use the hourly rate of the member of his security detail driving Mr. Arora applied to the approximate hours the security detail drives Mr. Arora in the automobile for personal use, plus an estimated percentage of personal use by Mr. Arora applied to the cost of leasing, insuring, maintaining the automobile. On occasion, guests of Mr. Arora also may accompany him, at a de minimis incremental cost to the Company. For more information about Mr. Arora’s security program, see the section entitled “Executive Compensation Policies and Practices—Perquisites and Other Personal Benefits” above.
(3)Includes life insurance premiums of $720, 401(k) plan matching contributions by our Company of $1,000, and $386 for the reimbursement of taxes associated with gifts provided in connection with Company events (on the same basis as the Company provides to other employees who receive gifts).
(4)Includes life insurance premiums of $720, 401(k) plan matching contributions by our Company of $1,000, and $6,733 for taxes associated with the reimbursement of taxable expenses associated with participation at Company events (on the same terms as provided to other participants in such events).
(5)Includes life insurance premiums of $720, 401(k) plan matching contributions by our Company of $1,000, and a fee of $105,000 for a regulatory filing related to the acquisition through the vesting of equity awards and ownership of our common stock.
(6)Includes life insurance premiums of $60 and $308,100 as a transition bonus under his continued service agreement under our continued service policy for completing certain transitional services following his voluntary resignation from his director and employment positions with the Company.
CEO Pay Ratio
Under SEC rules, we are required to provide information regarding the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median employee.
For our last completed fiscal year, which ended July 31, 2026:
•The median of the annual total compensation of all employees of our Company and our consolidated subsidiaries in fiscal 2026 was approximately $260,431, excluding our Chief Executive Officer. This annual total compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, and reflects, among other things, salary, all bonuses earned, any other cash payments (such as from our short-term incentive compensation plan), 401(k) contribution matches, life insurance premiums paid by the Company, and the aggregate “grant date fair value” of equity awards granted during fiscal 2026.
•Mr. Arora’s annual total compensation, as reported in the Fiscal 2026 Summary Compensation Table included in this Proxy Statement, was $80,270,519.
•Accordingly, for fiscal 2026, the ratio of Mr. Arora’s annual total compensation to the median of the annual total compensation of all employees was approximately 308 to 1.
This pay ratio is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

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Methodology Used to Identify Median Employee
We determined the employee with annual total compensation at the median of the compensation of all of our employees (the “median employee”) by considering our employee population as of May 1, 2026.
•Determination Date and Employee Population. We selected May 1, 2026 as the date for identifying our median employee. As of that date, we (including our consolidated subsidiaries) had approximately 21,173 full-time, part-time and intern employees, of whom approximately 10,726 were located in the United States and approximately 10,447 were located outside of the United States. Non-employee independent contractors were not included, as they are not our common-law employees.
•Acquisition Exclusion. As permitted under Item 402(u), we excluded approximately 3,864 employees who became employees of Palo Alto Networks on February 11, 2026, which was the closing date of our acquisition of CyberArk Software Ltd. All individuals hired by CyberArk entities following the closing date were included in the population used to identify the median employee.
•De Minimis Non-U.S. Exclusion. As permitted under the de minimis exemption in Item 402(u), we also excluded approximately 604 non-U.S. employees, representing approximately 3.5% of our employee population after applying the acquisition exclusion (below the 5% threshold), located in the following 28 jurisdictions (number of employees in each shown in parentheses): Austria (25), Belgium (40), Bulgaria (10), Costa Rica (7), Croatia (3), Czechia (16), Denmark (40), Finland (35), Greece (11), Guernsey (1), Hong Kong (44), Hungary (6), Ireland (36), Latvia (2), Lithuania (17), Luxembourg (5), Malaysia (25), New Zealand (22), Norway (30), Philippines (24), Portugal (22), Qatar (25), Romania (13), Slovenia (3), South Africa (29), Sweden (37), Thailand (37) and Türkiye (39).
•Employee Population After Exclusions. After the exclusions described above, 16,705 employees, representing approximately 79% of our total population and 96.5% of our total population after applying the acquisition exclusion, remained in the population from which the median employee was identified.
•Identification of the Median Employee. To identify the median employee, we applied a consistently applied compensation measure consisting of, for each employee, (i) base pay and sales incentive payments; (ii) allowances, including car, benefits stipend, and other allowances; (iii) 401(k) and other company pension contributions; (iv) other cash compensation, including any cash incentive payment or one-time payments (such as bonuses, PTO payouts and other cash); and (v) the grant date fair value of equity awards. Compensation paid in foreign currencies was converted to U.S. dollars using a spot exchange rate as of the determination date, and we did not make cost-of-living adjustments for any employees outside of the U.S.
•Median Employee's Annual Total Compensation. Once we identified our median employee, we calculated that employee's annual total compensation for fiscal 2026 in accordance with Item 402(c)(2)(x) of Regulation S-K — the same methodology used to determine Mr. Arora's total compensation as reported in the "Total" column of our Fiscal 2026 Summary Compensation Table.

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Fiscal 2026 Grants of Plan-Based Awards
The following table presents information regarding the amount of plan-based awards granted to our NEOs during our fiscal year ended July 31, 2026.

Name	Grant Date(1)	Date of Board or Committee Action to Grant the Award(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Arora	—	—	450,000	1,000,000	1,650,000	—	—	—	—	—
	8/19/25	8/17/23	—	—	—	1	123,228	492,912	—	30,555,615
	8/19/25	8/15/24	—	—	—	1	87,664	350,656	—	21,063,906
	8/19/25	8/13/25	—	—	—	1	103,632	414,528	—	24,318,285
Mr. Golechha	—	—	270,000	600,000	990,000	—	—	—	—	—
	8/19/25	8/17/23	—	—	—	1	30,808	123,232	—	7,639,151
	8/19/25	8/15/24	—	—	—	1	25,900	103,600	—	6,223,252
	8/19/25	8/13/25	—	—	—	1	28,786	115,144		6,754,923
Mr. Jenkins	—	—	337,500	750,000	1,237,500	—	—	—	—	—
	8/19/25	8/17/23	—	—	—	1	30,808	123,232	—	7,639,151
	8/19/25	8/15/24	—	—	—	1	25,900	103,600	—	6,223,252
	8/19/25	8/13/25	—	—	—	1	28,786	115,144	—	6,754,923
Mr. Klarich	—	—	247,500	550,000	907,500	—	—	—	—	—
	8/19/25	8/17/23	—	—	—	1	23,106	92,424	—	5,729,364
	8/19/25	8/15/24	—	—	—	1	9,962	39,848	—	2,393,669
	8/19/25	8/13/25	—	—	—	1	19,191	76,764	—	4,503,360
Mr. Zuk	—	—	—	—	—	—	—	—	—	—
	8/19/25	8/17/23	—	—	—	1	24,646	98,584	—	6,111,222
(1)Represents the grant date determined under ASC Topic 718, for the portion of the awards that were considered, under ASC Topic 718, to have been granted in fiscal 2026. The legal grant date for the awards with Board or Committee action to grant the award occurring on (i) August 17, 2023, was August 21, 2023, (ii) August 15, 2024, was August 20, 2024, and (iii) August 13, 2025, was August 19, 2025.
(2)Amounts in these columns relate to incentive compensation opportunities under the fiscal 2026 short-term annual incentive compensation plan and the target column assumes achievement at target levels for the performance measures. For achievement in excess of target, outperformance could be rewarded with a payout of up to a maximum 165% of the target amount for each NEO. The actual amounts paid to our NEOs are set forth in the “Fiscal 2026 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in the section titled “Compensation Discussion and Analysis—Fiscal 2026 Executive Compensation Program—Fiscal 2026 Executive Compensation Program Components—Short-Term Incentive Compensation.”
(3)Represents PSUs that were considered, under ASC Topic 718, to have been granted in fiscal 2026. The threshold is calculated as if the threshold of the financial performance targets was reached and the lowest relative TSR modifier was reached. The maximum is calculated assuming all maximum financial performance targets were met and the maximum relative TSR modifier was reached. The amounts included under the maximum column for the PSUs legally granted in our fiscal 2024 (which have a legal grant date in August 2023) reflect the current terms of the PSUs, including the maximum payout of 400% that was implemented in fiscal 2025.
(4)The amounts reported in the Grant Date Fair Value of Stock Awards column represent the grant date fair value of the portions of the PSU awards that were considered to have been granted in fiscal 2026 under ASC Topic 718, assuming that the target level of performance conditions is achieved. The assumptions used in calculating the grant date fair value of the PSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2026. The value of the PSUs is calculated using a Monte-Carlo simulation valuation performed as of the date of grant by an independent third party. Because the grant date for a PSU under ASC Topic 718 occurs when performance targets are approved, and we approved only the fiscal 2026 performance targets for these PSUs in fiscal 2026, PSU values in this column include one-third of the PSUs legally granted in each of August 2023, August 2024, and August 2025. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our NEOs from their PSU awards.

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Fiscal 2026 Outstanding Equity Awards at Fiscal Year-End
The following table presents information regarding outstanding stock options and other equity awards held by our NEOs as of July 31, 2026.

Named Executive Officer	Grant Date(1)		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Arora	8/19/25	(3)	—	—	—	—	—	—	1,243,592	412,661,133
	8/20/24	(4)	—	—	—	—	—	—	1,051,968	349,074,541
	8/21/23	(5)	—	—	—	—	1,056,783	350,672,303	—	—
	6/2/23	(6)	—	—	—	—	—	—	1,500,000	497,745,000
Mr. Golechha	8/19/25	(3)	—	—	—	—	—	—	345,440	114,627,355
	8/20/24	(4)	—	—	—	—	—	—	310,808	103,135,419
	8/21/23	(5)	—	—	—	—	264,194	87,667,495	—	—
Mr. Jenkins	8/19/25	(3)	—	—	—	—	—	—	345,440	114,627,355
	8/20/24	(4)	—	—	—	—	—	—	310,808	103,135,419
	8/21/23	(5)	—	—	—	—	264,195	87,667,827	—	—
Mr. Klarich	8/19/25	(3)	—	—	—	—	—	—	230,292	76,417,794
	8/20/24	(4)	—	—	—	—	—	—	119,536	39,665,631
	8/21/23	(5)	—	—	—	—	198,152	65,752,778	—	—
Mr. Zuk	8/21/23	(5)	—	—	—	—	—	—	—	—
(1)The grant date reflected is the legal grant date of the applicable award.
(2)The market value of unvested or unearned shares is calculated by multiplying the number of unvested or unearned shares held by the applicable NEO by the closing market price of our common stock on Nasdaq on July 31, 2026 (the last trading day of our 2026 fiscal year), which was $331.83 per share.
(3)Represents PSUs that were granted under our 2021 Equity Incentive Plan (“2021 Plan”), which have a three-year performance period and will vest after the end of the performance period based on the achievement of performance targets for the Company’s 2026, 2027, and 2028 fiscal years and a relative TSR measured over the full three-year performance period. Values included in the applicable columns reflect the maximum values for number of shares subject to PSUs and the associated market value. For more information, see the section titled “Fiscal 2026 Executive Compensation Program—Fiscal 2026 Executive Compensation Program Components—Long-Term Equity Compensation—Fiscal 2026 Equity Compensation.”
(4)Represents PSUs that were granted under our 2021 Plan, which have a three-year performance period and will vest after the end of the performance period based on the achievement of performance targets for the Company’s 2025, 2026, and 2027 fiscal years and a relative TSR measured over the full three-year performance period. Values included in the applicable columns reflect the maximum values for number of shares subject to PSUs and the associated market value. For more information, see the section titled “Fiscal 2026 Executive Compensation Program—Fiscal 2026 Executive Compensation Program Components—Long-Term Equity Compensation—Fiscal 2025 PSU Performance Through Fiscal 2026.”
(5)Represents PSUs that were granted under our 2021 Plan, which have a three-year performance period and will vest after the end of the performance period based on the achievement of the performance targets for the Company’s 2024, 2025, and 2026 fiscal years and a relative TSR over the full three-year performance period. The three-year performance period for the PSUs ended July 31, 2026. Values included in the applicable columns reflect the amount of PSUs, as of July 31, 2026, that will be eligible to vest based upon achievement of the specified performance measures and subject to the effectiveness of the Compensation and People Committee’s final determination of performance for the PSUs in October 2026 and the applicable NEO’s continued service through the applicable November 1, 2026 vest date. For more information, see the section titled “Fiscal 2026 Executive Compensation Program—Fiscal 2026 Executive Compensation Program Components—Long-Term Equity Compensation—Fiscal 2024 PSUs Final Performance Results.”
(6)Represents PSUs that were granted under our 2021 Plan, which have a five-year performance period. Following the completion of the five-year performance period, the Compensation and People Committee will make the final determination of performance for the PSUs under the terms of the PSUs, including the number of PSUs eligible to vest at such time, if any. Values included in the applicable columns reflect the maximum values for number of shares subject to PSUs and the associated market value.

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Fiscal 2026 Option Exercises and Stock Vested
The following table presents information regarding the exercise of stock options and the vesting of stock awards by our NEOs during our fiscal year ended July 31, 2026.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards—Value Realized on Exercise ($)	Stock Awards— Number of Shares Acquired on Vesting (#)		Stock Awards— Value Realized on Vesting ($)(1)
Mr. Arora	846,408	144,719,813	1,185,721	(2)	261,143,193
Mr. Golechha	—	—	280,820	(2)	61,847,797
Mr. Jenkins	—	—	315,853	(2)	69,426,384
Mr. Klarich	552,060	90,353,020	468,038		103,080,689
Mr. Zuk	—	—	249,620		54,976,309
(1)Based on the market price of our common stock as of the relevant vesting date, multiplied by the number of shares vested.
(2)Settlement and release of all or a portion of these shares, which are issuable under equity awards that vested during fiscal 2026, has been deferred by the applicable NEO under our deferred compensation plan. Please see the section “—Nonqualified Deferred Compensation” below for additional information.
We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during our fiscal year ended July 31, 2026.
Policies and Practices Related to Grants of Stock Options or Similar Awards
Except with respect to options that we have assumed in connection with certain mergers and acquisitions, we have not granted options, stock appreciation rights, or other similar option-like instruments since 2020. However, it is our policy not to time any grants of equity awards in relation to the release of material non-public information.
Nonqualified Deferred Compensation
Our Compensation and People Committee has adopted a deferred compensation plan, which is a non-qualified deferred compensation plan intended to meet the requirements of Section 409A of the Internal Revenue Code. Participation in the deferred compensation plan is voluntary and limited to our U.S. employees that are at the Vice President level or above, as determined by the administrator of the deferred compensation plan. Our current executive officers are eligible to participate. Mr. Zuk was not eligible to participate during our fiscal 2026 because he voluntarily resigned in August 2025, prior to any enrollment period in our fiscal 2026. The plan allows eligible participants to defer certain cash and equity compensation approved by the administrator, excluding any compensation that has already been deferred and cash compensation that is not paid through U.S. payroll.
The administrator may permit different deferral amounts for each component of compensation and may establish a minimum or maximum deferral amount for each component. Unless otherwise specified by the administrator, participants may defer (i) from 5% to 50% of their annual base salary, (ii) from 5% to 100% of their short-term annual incentive compensation payments and sales incentive payments, and (iii) from 5% to 100% of certain RSUs and PSUs or, to the extent a participant is permitted to defer the unvested tranche(s) of an equity award, the applicable unvested tranche(s). Participants’ deferrals will be credited to their accounts on the date that deferred compensation would have otherwise been paid. Participants are 100% vested in their deferred cash compensation. Each participant may allocate his or her deferrals to accounts under the deferred compensation plan that provide for payment of deferred amounts upon specified events, such as the participant’s separation from service or a date specified by the participant. Participants may elect to receive payment of their account balances in a single lump-sum distribution or in a limited number of annual installments (as elected by the participant in accordance with the deferred compensation plan), except in certain limited circumstances and provided that payments upon a participant’s death will be provided in a single lump sum no later than the end of the following year. In addition, the administrator has the discretion to accelerate or delay the payment of account balances, as long as such changes are permitted under applicable tax rules and requirements.

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The Company may make discretionary matching, profit sharing, or other contributions to any participant account under the deferred compensation plan, and these contributions will vest according to the schedule specified by the administrator on or before the time the contributions are made.
Each account under the deferred compensation plan will be credited with earnings on each business day, unless another period is specified by the administrator with respect to a particular investment option, based upon the participant’s investment allocation, with respect to each deferral, among a menu of investment options selected in advance by the administrator. The deferral of any equity awards will be initially invested in notional shares of our common stock. If a participant fails to make an investment allocation with respect to a deferral of any other compensation, the deferral will be invested in a notional mutual fund specified by the administrator.
All accounts will be paid in fully vested RSUs settled in shares of the Company’s common stock issued under the Company’s equity plan, except that an account will be paid in cash to the extent there are not enough shares available under the Company’s equity plan to make such payment in shares.
The following table summarizes the activity under the deferred compensation plan in fiscal 2026.

Named Executive Officer	Executive contributions in last fiscal year ($)(1)	Aggregate earnings or loss in last fiscal year ($)(2)	Aggregate balance at last fiscal year end ($)(3)
Mr. Arora	261,143,193	421,590,977	990,481,487
Mr. Golechha	30,923,898	15,668,352	46,592,250
Mr. Jenkins	705,998	42,642,152	119,897,603
Mr. Klarich	—	—	—
(1)Represents the value of the RSUs and/or PSUs that vested and were deferred by our NEOs in fiscal 2026. The value of each vested deferred award is based on the closing price of the Company’s common stock on the relevant vest date. No portion of the amount for any NEO is included as compensation for fiscal 2026 in the Fiscal 2026 Summary Compensation Table.
(i)For Mr. Arora, this amount represents the value of 1,185,721 PSUs legally granted to him in fiscal 2023, a portion of which was included in the amounts reported in the Stock Award column of the Summary Compensation Table for each of fiscal 2023, fiscal 2024, and fiscal 2025.
(ii)For Mr. Golechha, this amount represents the value of 140,410 PSUs legally granted to him in fiscal 2023, a portion of which was included in the amounts reported in the Stock Award column of the Summary Compensation Table for each of fiscal 2023, fiscal 2024, and fiscal 2025.
(iii)For Mr. Jenkins, this amount represents the value of 3,828 RSUs granted to him in fiscal 2022, which were included in the amount reported in the Stock Award column of the Summary Compensation Table for fiscal 2022.
(2)Represents the net increase in the value of the shares underlying our NEOs’ vested deferred RSUs and/or PSUs during our fiscal 2026. No portion of the amount for any NEO is included as compensation for fiscal 2026 in the Fiscal 2026 Summary Compensation Table.
(3)Represents the aggregate value of the vested deferred RSUs and/or PSUs held by our NEOs as of July 31, 2026. The value of each vested deferred RSU and PSU is based on the closing market price of our common stock on Nasdaq on July 31, 2026, which was $331.83.
Executive Employment Agreements
We have entered into employment offer letters with each of our NEOs in connection with his or her commencement of employment with us.
In December 2011, we entered into confirmatory new employment letters with Messrs. Klarich and Zuk to achieve consistency in the employment terms and conditions of our then-serving executive officers. In February 2022, we entered into addendums to the offer letters of Messrs. Jenkins and Golechha to achieve consistency in the employment terms and conditions of our then-serving executive officers. Effective August 2020, in connection with Mr. Zuk’s relocation to Israel, Mr. Zuk entered into an employment agreement with one of our Israel subsidiaries. Effective July 2025, in connection with Mr. Zuk’s relocation to the United States, Mr. Zuk entered into an amended and restated employment letter, and in connection with his voluntary resignation in August 2025, Mr. Zuk entered into a continued service agreement with the Company under which Mr. Zuk agreed to continue to provide certain transitional and advisory services to the Company. In January 2026, Mr. Zuk voluntarily terminated his continued service agreement. For more information regarding Mr. Zuk’s

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continued service agreement, see the section titled “Executive Compensation—Executive Compensation Policies and Practices—Post-Employment Compensation.”
Each of our NEOs, other than Mr. Zuk due to his separation of service from the Company, is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements. These severance payments and/or benefits under these arrangements were superseded in August 2026, by the Executive Change in Control and Severance Policy described below.
For a summary of the material terms and conditions of these prior arrangements, which were in effect at the end of fiscal 2026, as well as an estimate of the potential payments and benefits payable under these prior arrangements, see the descriptions below, including under the sections titled “—Termination of Employment and Potential Payments Unrelated to a Change in Control” and “—Termination of Employment and Potential Payments in Connection with a Change in Control.”
NEOs are also eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.
Executive Change in Control and Severance Policy
On August 20, 2026, our Board, on the recommendation of our Compensation and People Committee following consultation with Meridian, approved an Executive Change in Control and Severance Policy (the “CIC/Severance Policy”). The CIC/Severance Policy is designed to provide certain protections to selected participants, including our NEOs, in connection with the involuntary termination of the participant’s employment during a specified change in control protection period, or, in certain cases, outside of a change in control protection period. Our Board adopted the CIC/Severance Policy to align with market practices as well as standardize the relevant benefits. All of our current NEOs are participants in the CIC/Severance Policy, which is summarized below. Mr. Zuk is not a current employee of the Company and, accordingly, is not eligible to participate in the CIC/Severance Policy.
Termination of Employment and Potential Payments Unrelated to a Change in Control
Under the CIC/Severance Policy, which went into effect in August 2026, if an executive officer’s employment is terminated by the Company other than for “cause,” death or “disability” (each, as defined in the CIC/Severance Policy) outside of the period beginning three months prior to a change in control and ending 12 months (or 18 months for our CEO) following a Change in Control (the “CIC Period”), then, subject to the executive’s timely execution and non-revocation of a separation agreement and release of claims with the Company and continued compliance with restrictive covenants that are applicable to the executive, the executive will receive:
•(i) salary severance payable in ratable installments over 12 months in accordance with the Company’s regular payroll practices equal to 100% of the executive’s base salary;
•(ii) cash incentive severance in the form of a lump sum payments equal to the sum of (a) the executive’s annual target cash incentive compensation opportunity, prorated based on the number of days elapsed in the fiscal year in which the termination occurs through the date of termination, minus the amount of any actual cash incentive award paid to the executive for a semi-annual performance period that occurs during such fiscal year and (b) to the extent the cash incentive award for the prior fiscal year has not been paid as of the date of termination of employment, 100% of the executive’s annual target cash incentive compensation opportunity for such prior fiscal year minus the amount of any actual cash incentive award paid to the executive for a semi-annual performance period that occurs during such fiscal year;
•(iii) health benefit severance in the form of a lump sum payment equal to 12 months multiplied by the monthly COBRA premium required to continue group health, dental and vision coverage for the executive and their covered eligible dependents; and
•(iv) unless otherwise provided by our Compensation and People Committee at the time of grant, vesting acceleration for any time-based equity awards that otherwise would have vested during the 12 month period following the termination had the executive remained employed with the Company during such period, with equity awards subject to performance-based vesting conditions remaining outstanding and vesting, as to the portion of the award that

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otherwise would have vested during the 12 month period following the termination had the executive remained employed with the Company during such period, based on actual achievement of the performance criteria upon the completion of the applicable performance period.
Please refer to the section below titled “—Termination of Employment and Potential Payments in Connection with a Change in Control—Definitions Under CIC/Severance Policy” for a summary of the meaning of “cause” and “change in control” under the CIC/Severance Policy.

Before the CIC/Severance Policy went into effect in August 2026, under the terms of the prior severance and change in control arrangement, (a) the Non-CIC Period applicable to Mr. Arora was any time prior to a “change in control” and more than 12 months following a “change in control” and (b) Mr. Arora was not eligible for the cash incentive severance or the equity vesting treatment contemplated under the CIC/Severance Policy. In addition, before the CIC/Severance Policy went into effect, none of our NEOs other than Mr. Arora were eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a “change in control”.
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT UNRELATED TO A CHANGE IN CONTROL
The following table summarizes the potential payments to Mr. Arora upon a termination of employment unrelated to a change in control assuming such termination of employment occurred on July 31, 2026 under the terms of his prior severance and change in control arrangement, which is before the CIC/Severance Policy went into effect.

Named Executive Officer	Base Salary ($)	Bonus ($)	COBRA ($)	Equity Awards	Total
Mr. Arora	$1,000,000	$—	$39,509	$—	$1,039,509
POTENTIAL PAYMENTS IN CONNECTION WITH TERMINATION OF EMPLOYMENT DUE TO DEATH
In August 2023, we adopted the Survivor Benefit Policy, which provides that if an individual’s death occurs while the individual is providing services as an employee to the Company or any subsidiary of the Company, all of the equity awards (other than equity awards issued in accordance with or subject to the provisions of the Israel Income Tax Ordinance and its applicable rules, regulations, orders or procedures (the “ITO”)) that the individual holds as of the date of death will be accelerated in accordance with the terms of the Survivor Benefit Policy. With respect to performance-based vesting terms that accelerate under the terms of the policy (unless otherwise specified in an award agreement, a Company policy that applies to the employee, a determination made by the Company, our Board, or our Compensation and People Committee before the employee’s death, or a written agreement with the employee), all performance goals or other vesting criteria are assumed achieved at 100% of target levels and any relative TSR modifier (or similar modifiers) are deemed not to impact the relevant award. The terms of the Survivor Benefit Policy were extended to our Israel-based employees beginning for new equity awards made to such employees (in accordance with or subject to the ITO) from and after April 2024. Accordingly, since April 2024, the terms of the Survivor Benefit Policy apply to all our employees, including our NEOs.
The short-term incentive plan adopted by our Compensation and People Committee for all employees not paid commissions, including NEOs (collectively, “eligible employees”), also provides that, if an employee (i) did not elect to defer any portion of their short-term incentive plan payouts under our deferred compensation plan (described in the section “—Nonqualified Deferred Compensation”) and (ii) at the time of the employee’s death, was an eligible employee, then the eligible employee’s estate or beneficiary(ies) would be entitled to receive a prorated portion of the short-term incentive plan payout.
The amount payable is the amount that the eligible employee would have otherwise been entitled to receive for the fiscal half in which the eligible employee’s death occurred based on the eligible compensation earned while such eligible employee was alive and an eligible employee, assuming the employee’s individual performance results in a short-term incentive plan payout at target levels and, to the extent the funding of the short-term incentive plan for that fiscal half had not yet been determined at the time of the employee’s death, assuming the short-term incentive plan was funded at 100% of the target funding amount for that fiscal half. If the actual funding percentage for the short-term incentive plan has been determined at the time of the employee’s death, then the actual funding percentage will apply. The amount payable is prorated based on the number of days the relevant employee was alive and an eligible employee during the semi-annual period. If an employee’s death occurs during a fiscal half but before the short-term incentive payout has been made for the

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prior fiscal half, then the deceased employee’s estate or beneficiary(ies) would be entitled to receive both the fully earned payment for such prior fiscal half and the pro-rated payment for the fiscal half in which the eligible employee’s death occurred. For more information regarding our short-term incentive plan, please see the section above titled “—Compensation Discussion and Analysis—Fiscal 2026 Executive Compensation Program—Fiscal 2026 Executive Compensation Program Components—Short-Term Incentive Compensation.”
The following table summarizes the potential value of payments to our NEOs upon their death.

		Value of Accelerated Equity Awards ($)	Total ($)
Named Executive Officer	Bonus ($)(1)	Restricted Stock and Restricted Stock Units(2)
Mr. Arora	500,000	644,936,160	645,436,160
Mr. Golechha	300,000	85,108,422	85,408,422
Mr. Jenkins	375,000	85,108,422	85,483,422
Mr. Klarich	275,000	52,021,985	52,296,985
Mr. Zuk(3)	—	—	—
(1)The amounts reported in this column assume the relevant NEO’s date of death is the last day of our fiscal 2026.
(2)The amounts reported in this column reflect the aggregate market value of the unvested shares of our common stock underlying eligible outstanding RSUs and PSUs (in the case of PSUs, with all performance goals or other vesting criteria deemed achieved at 100% of target levels but any multipliers based on total shareholder return or otherwise deemed to not impact the PSUs). The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to the outstanding RSUs and PSUs that would become vested by (ii) $331.83, which was the closing market price of our common stock on Nasdaq on July 31, 2026.
(3)Mr. Zuk resigned from his director and employment roles with the Company in August 2025, and ceased to be eligible for the potential payments described in this section.
Termination of Employment and Potential Payments in Connection with a Change in Control
Under the CIC/Severance Policy, which went into effect in August 2026, if an executive’s employment is terminated by the Company other than for “cause”, death or “disability”, or by the executive for “good reason” (each, as defined in the CIC/Severance Policy) during the period beginning three months prior to a change in control and ending 12 months (or 18 months for our CEO) following a change in control, then subject to the executive’s timely execution and non-revocation of a separation agreement and release of claims with the Company and continued compliance with restrictive covenants that are applicable to the executive, the executive will receive:
•(i) salary severance in the form of a lump sum payment equal to 150% of the executive’s base salary (200% in the case of our CEO);
•(ii) cash incentive severance in the form of a lump sum payment equal to 150% of the executive’s annual target cash incentive compensation opportunity (200% in the case of our CEO);
•(iii) health benefit severance in the form of a lump sum payment equal to 18 months (24 months in the case of our CEO) multiplied by the monthly COBRA premium required to continue group health, dental and vision coverage for the executive and their eligible dependents; and
•(iv) vesting acceleration as to 100% of any equity awards that are outstanding and unvested, provided that the treatment of the performance conditions for awards that are subject to performance-based vesting conditions will be as set forth in the individual award agreement.
Before the CIC/Severance Policy went into effect, our CEO was eligible to receive the same payments and benefits described above under the terms of the prior severance and change in control arrangement, except that:
•(i) the CIC Period applicable to our CEO was the 12 months after a “change in control”;
•(ii) the amount payable for premiums for continued COBRA benefits was for a period of 12 months;

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•(iii) his applicable percentage was 100% for purposes of the current annual base salary and incentive compensation severance components; and
•(iv) he was not eligible for the equity vesting treatment contemplated under the CIC/Severance Policy.
Before the CIC/Severance Policy went into effect, each of Messrs. Golechha, Jenkins, and Klarich were entitled to receive the same payments and benefits described above, except that:
•(i) the applicable CIC Period was the 12 months after a “change in control”;
•(ii) their applicable percentage was 100% for purposes of the base salary and target incentive compensation severance components;
•(iii) the amount payable for premiums for continued COBRA benefits was for a period of 12 months; and
•(iv) accelerated vesting was limited to time-based vesting awards (12 months vesting for Messrs. Golechha and Jenkins and the greater of (x) 12 months vesting and (y) 50% of the then-unvested portion of time-based equity awards for Mr. Klarich).
Mr. Zuk retired from the Company in August 2025, and ceased being eligible for any potential payments of the type described in this section.
POTENTIAL PAYMENTS UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL
The following table summarizes the potential payments to our NEOs upon a termination of employment in connection with a change in control assuming such termination of employment occurred on July 31, 2026 under the terms of their prior severance and change in control arrangements, which is before the CIC/Severance Policy went into effect.

	Salary Continuation ($)	Target Annual Cash Bonus ($)	Value of Accelerated Equity Awards ($)	Value of Continued Health Care Coverage Premiums ($)
Named Executive Officer			Restricted Stock and Restricted Stock Units		Total ($)
Mr. Arora	1,000,000	1,000,000	—	39,509	2,039,509
Mr. Golechha	600,000	600,000	—	39,950	1,239,950
Mr. Jenkins	750,000	750,000	—	39,950	1,539,950
Mr. Klarich	550,000	550,000	—	39,509	1,139,509
Mr. Zuk(1)	—	—	—	—	—
(1)Mr. Zuk resigned from his director and employment roles with the Company in August 2025, and ceased to be eligible for the potential payments described in this section.
DEFINITIONS UNDER CIC/SEVERANCE POLICY
Under the CIC/Severance Policy, for purposes of the foregoing provisions, a “change in control” generally means:
•a person or group acquires ownership of our stock that, together with stock already held by such person or group, constitutes more than 50% of the total voting power of our stock;
•a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not approved by a majority of the members of the board prior to the date of the appointment or election; or
•any person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions, other than a transfer to an entity controlled by our stockholders immediately after the transfer or a transfer to an entity 50% or more of the total value or voting power of which is owned by us.
Under the CIC/Severance Policy, for purposes of the foregoing provisions, “cause” generally means:
•conviction or plea of nolo contendere to any felony or any crime involving moral turpitude or dishonesty;
•participation in intentional fraud or an act of willful dishonesty against us;

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•breach of our policies which materially harms us;
•material breach of the NEO's invention assignment and confidentiality agreement or similar agreement with the Company (“confidentiality agreement”);
•intentional damage of a substantial amount of our property;
•unauthorized use of any trade secrets or proprietary information of us or our subsidiaries, whether or not in breach of the NEO's confidentiality agreement;
•breach of fiduciary duty to us;
•a material violation of one of our material employment policies that would reasonably be expected to result in material injury or reputational harm to us if the NEO were retained in his position, including a failure to cooperate with an internal or governmental investigation; or
•a failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors, CEO, or the NEO's direct manager, after being provided with notice specifying in reasonable detail the tasks required to cure such failure, which failure (if curable) is not cured within 30 days after receipt of written notice from us.
Under the CIC/Severance Policy, for purposes of the foregoing provisions, “good reason” generally means:
•a material reduction in the NEO's title, status, or reporting relationship;
•a material reduction in the NEO's authority, obligations, or responsibilities, provided that a change in title or status alone (not accompanied by a change in authority, obligations, or responsibilities) shall not constitute a material reduction under this prong of the definition;
•a reduction of the NEO's base salary by more than 10%, except for across-the-board salary reductions similarly affecting all or substantially all similarly situated management personnel of us and our affiliates; or
•a material change in the geographic location at which the NEO must perform services (with relocation to a location 35 miles or less from the NEO's then-present location not considered material).
A resignation for "good reason" will not be deemed to have occurred unless the NEO gives us written notice of the condition within 90 days after the condition comes into existence and we fail to remedy the condition within 30 days after receiving the NEO's written notice.

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Pay vs. Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance measures of the Company. For further information concerning the Company’s pay-for-performance philosophy and how executive compensation aligns with the Company’s performance, please see the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.
Pay vs. Performance Table

	Summary Comp Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Comp Table Total for Non- PEO NEOs(2)	Average Compensation Actually Paid to Non- PEO NEOs(4)	Value of initial fixed $100 investment based on		Net Income (Loss) (in millions)(7)	Company Selected Measure: Annual NGS ARR (in billions)(8)
Year(1)					Company TSR(5)	Peer Group TSR(6)
2026	$80,270,519	$813,879,588	$16,053,492	$100,647,684	$498.93	$252.91	$306.6	9.1
2025	$99,736,336	$267,474,290	$23,541,480	$61,685,286	$261.02	$200.37	$1,133.9	5.6
2024	$58,036,875	$105,275,811	$16,323,792	$14,485,907	$244.13	$162.04	$2,577.6	4.2
2023	$151,425,203	$266,368,755	$12,145,914	$31,768,696	$187.92	$119.86	$439.7	3.0
2022	$10,410,477	$208,514,831	$8,058,186	$56,805,285	$125.07	$94.49	$-267.0	1.9
(1)During each of the years presented, our PEO was Nikesh Arora. During each of the years presented, our non-PEO NEOs were Dipak Golechha, William “BJ” Jenkins, Lee Klarich, and Nir Zuk.
(2)Amounts reported in this column represent (i) the total compensation, as reported in the Summary Compensation Table in our annual Proxy Statement (“SCT”), for the applicable year for Mr. Arora and (ii) the average of the total compensation, as reported in the SCT in our annual Proxy Statement, for the applicable year for our non-PEO NEOs.
(3)“Compensation actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The table below sets forth the adjustments made during our fiscal 2026 presented in the table to calculate the “Compensation Actually Paid” to our PEO, Mr. Arora, for fiscal 2026.
PEO

2026
Total Reported in SCT for the covered fiscal year	$80,270,519
Less, grant date fair value of equity awards reported in SCT for the covered fiscal year	(75,937,806)
Plus, fair value (as of the end of the covered fiscal year) of equity awards granted in the covered fiscal year that are unvested and outstanding as of the end of the covered fiscal year, computed in accordance with ASC Topic 718	325,831,336
Plus, change in fair value (from the end of the prior fiscal year to the end of the covered fiscal year) of equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year, computed in accordance with ASC Topic 718	428,091,764
Plus, fair value (as of the vesting date) of equity awards that are granted and vested in the covered fiscal year, computed in accordance with ASC Topic 718	-
Plus, change in fair value (from the end of the prior fiscal year to the vesting date) of equity awards granted in any prior fiscal year that vested in the covered fiscal year, computed in accordance with ASC Topic 718	55,623,775
Less, fair value (as of the end of the prior fiscal year) of equity awards granted in any prior fiscal year that failed to meet the applicable vesting conditions in the covered fiscal year, computed in accordance with ASC Topic 718	-
Total Adjustments	733,609,069
Compensation Actually Paid	$813,879,588
(4)“Compensation actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The table below sets forth the adjustments made during our fiscal 2026 presented in the table to calculate the “Average Compensation Actually Paid” to our non-PEO NEOs for fiscal 2026.

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Non-PEO NEOs

2026
Average Total Reported in SCT for the covered fiscal year	$16,053,492
Less, average grant date fair value of equity awards reported in SCT for the covered fiscal year	(14,993,067)
Plus, average fair value (as of the end of the covered fiscal year) of equity awards granted in the covered fiscal year that are unvested and outstanding as of the end of the covered fiscal year, computed in accordance with ASC Topic 718	57,113,283
Plus, average change in fair value (from the end of the prior fiscal year to the end of the covered fiscal year) of equity awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year, computed in accordance with ASC Topic 718	30,163,503
Plus, average fair value (as of the vesting date) of equity awards that are granted and vested in the covered fiscal year, computed in accordance with ASC Topic 718	-
Plus, average change in fair value (from the end of the prior fiscal year to the vesting date) of equity awards granted in any prior fiscal year that vested in the covered fiscal year, computed in accordance with ASC Topic 718	15,379,793
Less, average fair value (as of the end of the prior fiscal year) of equity awards granted in any prior fiscal year that failed to meet the applicable vesting conditions in the covered fiscal year, computed in accordance with ASC Topic 718	(3,069,320)
Total Adjustments	84,594,192
Average Compensation Actually Paid	$100,647,684
(5)Pursuant to Item 402(v) of Regulation S-K, assumes $100 was invested on July 31, 2021 in our common stock and reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.
(6)Pursuant to Item 402(v) of Regulation S-K, assumes $100 was invested on July 31, 2021 in the stocks represented by the peer group and reinvestment of dividends. The peer group consists of the S&P 500 Information Technology Index, an independently prepared index, which is the peer group we used for the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended July 31, 2026.
(7)Represents net income (loss), as reflected in the Company’s audited financial statements included in our Annual Reports on Form 10-K.
(8)We have selected NGS ARR as the Company-Selected Measure because NGS ARR is an operating metric that we use to assess the strength and trajectory of our business. Given this, NGS ARR was utilized as a financial performance measure in the PSUs granted in fiscal 2026. NGS ARR represents the annualized allocated revenue of all active contracts as of the final day of the reporting period related to all product, subscription and support offerings, excluding revenue from hardware products, and legacy attached subscriptions, support offerings and professional services. The scope of products, subscriptions, and support offerings that contribute to NGS ARR will generally increase over time as we introduce or acquire new next-generation products, subscriptions, and support offerings.
2026 Performance Measures
As described in greater detail in the “—Compensation Discussion and Analysis” above, our executive compensation program reflects a pay-for-performance philosophy. The measures that we use for both our short-term and long-term incentive awards are selected to closely align executive compensation with our key financial and operational measures approved by the Board and communicated to investors, and the strategies approved by the Board to drive our long-term growth and deliver value to our shareholders.
Listed below is an unranked list of the most important financial performance measures used to link “compensation actually paid” to our NEOs to Company performance for fiscal 2026, as further described in “—Compensation Discussion and Analysis” above.
•Relative TSR Percentile Rank, which is how the Company’s TSR compares to the TSRs of the companies that are a component of the S&P 500 Index on the last day of the applicable performance period
•NGS ARR
•Annual Non-GAAP EPS
•Organic Revenue
•Organic Operating Margin

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Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with SEC rules, the charts below illustrate how “compensation actually paid” (CAP) to our NEOs aligns with our Company’s financial performance as measured by our total shareholder return, our peer group total shareholder return, our net income, and NGS ARR.
CAP vs. TSR

$498.93
$813.9M
$261.02
$244.13
$252.91
$200.37
$187.92
$162.04
$125.07
$119.86
$94.49
$266.4M
$267.5M
$208.5M
$105.3M
$100.6M
$56.8M
$31.8M
$14.5M
$61.7M
2022
2023
2024
2025
2026
Compensation Actually Paid (PEO)
Average Compensation Actually Paid (Non-PEO NEOs)
Company TSR
Peer Group TSR

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CAP vs. Net Income (Loss)

$2,577.6M
$813.9M
$1,133.9M
$439.7M
$306.6M
-$267.0M
$266.4M
$267.5M
$208.5M
$105.3M
$100.6M
$56.8M
$31.8M
$14.5M
$61.7M
2022
2023
2024
2025
2026
Compensation Actually Paid (PEO)
Average Compensation Actually Paid (Non-PEO NEOs)
Net income (loss) (in millions)

CAP vs NGS ARR

$9.1B
$5.6B
$4.2B
$3.0B
$1.9B
$813.9M
$266.4M
$267.5M
$208.5M
$105.3M
$100.6M
$56.8M
$31.8M
$14.5M
$61.7M
2022
2023
2024
2025
2026
Compensation Actually Paid (PEO)
Average Compensation Actually Paid (Non-PEO NEOs)
NGS ARR

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Executive Officers
The following table identifies certain information about our executive officers as of October 9, 2026. Officers are appointed by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Nikesh Arora	58	Chief Executive Officer and Chairman
Dipak Golechha	52	Executive Vice President and Chief Financial Officer
William “BJ” Jenkins	60	President
Lee Klarich	51	Chief Product and Technology Officer and Director
Nikesh Arora. For a brief biography of Mr. Arora, please see “Proposal No. 1—Election of Directors—Directors—Nominee Directors.”
Dipak Golechha has served as our Chief Financial Officer since March 2021. Mr. Golechha joined the Company in December 2020 as Senior Vice President, Finance. Prior to joining the Company, from August 2020 until December 2020, Mr. Golechha served as senior advisor at Boston Consulting Group, a management consulting firm. From December 2016 to April 2020, Mr. Golechha was President and Chief Executive Officer of Excelligence Learning Corporation, a tech-enabled platform company in early childhood education. From August 2014 through July 2016, Mr. Golechha served as the chief financial officer of NBTY Inc., also known as The Nature’s Bounty Company, a manufacturer of vitamins, minerals and health supplements. During 2014, Mr. Golechha served as the chief financial officer of Chobani, a yogurt company. Prior to Chobani, Mr. Golechha worked at The Procter & Gamble Company, an American multinational consumer goods corporation, for 18 years, most recently serving as chief financial officer / chief operating officer of the Global Feminine Care / Adult Care Division from August 2012 to December 2013. Mr. Golechha holds a bachelor’s degree and a master’s degree from St. John’s College, Cambridge University in Economics.
William “BJ” Jenkins has served as our President since August 2021. Prior to joining the Company, Mr. Jenkins served as President and CEO of Barracuda Networks, Inc., a computer security and data storage company, from November 2012 through July 2021. Prior to this position, Mr. Jenkins held multiple business unit and sales and marketing leadership roles at EMC Corporation, a provider of enterprise storage systems, software, and networks. Mr. Jenkins holds an engineering degree from the University of Illinois and an M.B.A. from Harvard Business School.
Lee Klarich For a brief biography of Mr. Klarich, please see “Proposal No. 1—Election of Directors—Directors—Continuing Directors.”

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Equity Compensation Plan Information
We currently maintain three primary equity compensation plans that have been approved by our shareholders and provide for the issuance of shares of our common stock to our officers and other employees, directors, and consultants: our 2012 Equity Incentive Plan (which was replaced by our 2021 Equity Incentive Plan and is no longer used to grant new equity awards), our 2021 Equity Incentive Plan, and our 2012 Employee Stock Purchase Plan. We have also assumed certain equity compensation plans in connection with our acquisitions, which have not been approved by our shareholders. The following table provides information as of July 31, 2026, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by shareholders(1)	25,888,714	$—	76,902,240
Equity compensation plans not approved by shareholders(2)	—	$—	—
Total	25,888,714		76,902,240
(1)Includes the following plans: the 2012 Equity Incentive Plan; 2021 Equity Incentive Plan; and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 ESPP provides that on the first day of each fiscal year beginning with fiscal 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 12,000,000 shares of common stock, (ii) one percent (1.0%) of the number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)Does not include 2,836,829 shares of common stock issuable pursuant to awards granted under various plans assumed in connection with acquisitions of other companies, consisting of the following plans: the RedLock Inc. 2015 Stock Plan, as amended; the Cider Security Ltd. 2020 Equity Incentive Plan, as amended; the CyberArk Software Ltd. 2014 Share Incentive Plan, as amended; and the CyberArk Software Ltd. 2024 Share Incentive Plan, as amended. Of this amount, 1,107 shares are issuable upon exercise of outstanding stock options with a weighted-average exercise price of $54.53 per share. No shares remain available for future issuance under any of these acquired plans.
(3)For our equity compensation plans approved by shareholders, this amount consists of 46,506,383 shares available under our 2012 ESPP, and 30,395,857 shares available under our 2021 Equity Incentive Plan.

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PROPOSAL NO. 4 Amendment to Our 2021 Equity Incentive Plan

We are asking our shareholders to approve an amendment to our 2021 Equity Incentive Plan (“2021 Plan”) to increase the number of shares of our common stock (“Shares”) reserved for issuance under the 2021 Plan by 15,000,000 Shares. Other than this increase, no changes are proposed to be made to the 2021 Plan.

Why Should Shareholders Vote to Approve the Amendment to the 2021 Plan?
The Amendment to the 2021 Plan Will Allow Us to Continue Attracting and Retaining the Best Talent
Our Board believes that our success depends on the ability to attract and retain the best available personnel for positions of substantial responsibility and that the ability to grant equity awards is crucial to recruiting and retaining the services of these individuals. In addition, our Board believes that equity awards provide additional incentive to our employees, directors, and consultants and promote our success. Without a motivated and dedicated workforce, we could not deliver the strong performance we experienced in fiscal 2026 (as described elsewhere in this Proxy Statement). If shareholders do not approve the amendment to the 2021 Plan at the Annual Meeting, we may be unable to continue granting equity awards as needed, which could prevent us from successfully attracting and retaining the highly skilled talent we need.
A Principled and Disciplined Approach
The Compensation and People Committee has adopted a principled and disciplined approach to increasing the shares reserved for issuance under our 2021 Plan, which we believe aligns with best practices. This approach consists of the following principles:
•Share requests should align with our commitments to reduce stock-based compensation expense as a percentage of revenue.
•Share reserves should be sufficient to cover one and a half to two years of grants, which the Committee believes is aligned with best practices and provides the Company with a reasonable buffer in case of extraordinary circumstances (e.g., stock price volatility, changes in hiring, acquisitions of other companies, etc.).
•Share requests should be subject to shareholder approval on an annual basis, which the Committee believes provides transparency to our shareholders and more flexibility to manage our needs.
A Reasonable Number of Shares Will Be Added to the 2021 Plan
If our shareholders approve the amendment to the 2021 Plan, 15,000,000 Shares will be added to the maximum number of Shares that may be issued under the 2021 Plan. We anticipate these Shares will be enough to meet our expected needs for the next one to two years.
•Number of Shares Remaining under the 2021 Plan. As of October 9, 2026, 26,029,643 Shares remained available for grant under the 2021 Plan.
•Overhang. As of October 9, 2026, outstanding equity awards under our 2012 Plan and the 2021 Plan covered 27,447,867 Shares which represented approximately 3.4% of our outstanding Shares as of that date, and the outstanding equity awards under all our equity plans, including those assumed by the Company through acquisitions, covered 30,053,915 Shares, which represented approximately 3.7% of our outstanding Shares as of that date. For the purposes of the Shares described in the prior sentence, PSUs are assumed to cover the maximum number of Shares that may be earned and issued with respect to the PSUs over their full term.
•Historical Grant Practices. In fiscal 2024, 2025 and 2026, we granted equity awards (excluding equity awards we have assumed in acquisitions) covering 12.6 million, 9.6 million, and 11.7 million Shares, respectively, for equity awards

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Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

covering a total of approximately 33.9 million Shares over that three-year period. For the purposes of the shares described in the prior sentence, PSUs are assumed to cover the maximum number of Shares that may be earned and issued with respect to the PSUs over their full term.
•Forecasted Grants. To determine how long the Shares to be added to the 2021 Plan will enable us to make grants of equity awards, our Compensation and People Committee and our Board reviewed a forecast that considered these factors: (i) the remaining number of Shares available for future grants under the 2021 Plan and (ii) forecasted future grants, with the future grant amounts determined based on assumptions regarding our stock price and the competitive dollar value to be delivered to the grant recipient.
◦Because we generally determine the size of equity awards to be granted based on the value of the award, if the stock price used to determine the number of Shares subject to an award differs significantly from the stock price assumed in the forecast (which was $300.00 per share to $400.00 per share), our actual Share usage will deviate significantly from our forecasted Share usage. For example, if our stock price used to determine the number of Shares subject to an award is lower than the stock prices assumed in the forecast, we would need a larger number of Shares than anticipated to deliver the same intended value to participants.
We Have Used Our Equity Plans Responsibly
In response to the feedback that we have received from our shareholders over the past several years, the Compensation and People Committee has undertaken a concerted program of reducing our annual stock-based compensation expense as a percentage of revenue. The graph below illustrates our total stock-based compensation expense for fiscal years 2022 through 2026, including as a percentage of total revenue, as well as the portion of our stock-based compensation expense that is not attributable to replacement shares and equity awards we issued or assumed in connection with our acquisitions in each period shown, including as a percentage of total revenue . The increase in stock-based compensation as a percentage of total revenue in fiscal 2026 was primarily drive by the Company’s acquisition activity during fiscal 2026.

We recognize the dilutive impact of our equity compensation on our shareholders and continuously strive to balance this concern with the competition for talent. In the process it used to determine the number of Shares to be added to the 2021 Plan, our Compensation and People Committee and Board reviewed analyses prepared by Meridian Compensation Partners, our independent compensation consultant, which included analysis of the burn rate and overhang metrics discussed below.
If approved, the Shares added to the 2021 Plan would represent approximately 1.8% of our 818,771,631 outstanding Shares as of October 9, 2026. Our Board believes the potential dilution to shareholders is reasonable and sustainable to meet our business goals.

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Gross burn rate can be used by some to assess a company’s use of equity compensation. Gross burn rate is defined as the number of shares underlying equity awards granted in a given fiscal year (excluding any equity awards we have assumed in connection with our merger and acquisition activity) divided by the number of shares of weighted average common stock outstanding (“CSO”).
Potential actual dilution to shareholders is often measured by analyzing the net burn rate. Net burn rate is defined as (i) the number of shares underlying equity awards granted in a given fiscal year (excluding any equity awards we have assumed in connection with our merger and acquisition activity) minus shares subject to outstanding equity awards forfeited during the year and returned to the plan divided by (ii) CSO. This measure indicates the rate at which we actually create potential future shareholder dilution.
We have managed our net burn rate to 1.4% in fiscal 2024, 0.6% in fiscal 2025, and 1.0% in fiscal 2026, which represents an average of 1.0% over that three-year period.
The following table shows our gross and net burn rate over the past three fiscal years and the average CSO of those three years.

in millions	Fiscal 2024	Fiscal 2025	Fiscal 2026	Average
Performance-based stock options (“PSOs”) granted	—	—	—	—
PSOs earned	—	—	—	—
RSUs granted(1)	8.3	5.8	8.3	7.5
PSUs granted(2)	4.3	3.8	3.4	3.8
PSUs earned	3.2	1.2	3.0	2.5
Total awards granted(3)	12.6	9.6	11.7	11.3
Weighted average common stock outstanding	638.5	662.5	749.4	683.5
Gross Burn Rate	2.0%	1.5%	1.6%	1.7%
Forfeitures of Options	—	—	—	—
Forfeitures of PSOs	—	—	—	—
Forfeitures of PSUs and time-based RSUs	3.8	5.4	4.1	4.4
Net Burn Rate	1.4%	0.6%	1.0%	1.0%

(1)Excludes approximately 0.2 million, 0.2 million, and 6.9 million equity awards assumed in acquisitions in each of fiscal 2024, fiscal 2025, and fiscal 2026, respectively.
(2)For PSUs, shares granted represent the aggregate maximum number of shares that may be earned and issued with respect to these awards over their full terms.
(3)Includes time-based RSUs and PSUs granted.

The 2021 Plan Includes Compensation and Governance Best Practices
The 2021 Plan includes provisions considered best practices for compensation and corporate governance purposes. These provisions protect our shareholders’ interests:
•Administration. The 2021 Plan is administered by our Compensation and People Committee, which consists entirely of independent non-employee directors.
•Repricing is Not Allowed without Shareholder Approval. The 2021 Plan does not permit awards to be repriced or exchanged for other awards unless shareholders approve the repricing or exchange.
•No Single-Trigger Vesting Acceleration upon a Change in Control for Employees and Consultants. Awards under the 2021 Plan will be treated in a change in control (as defined in the 2021 Plan) in the manner determined by the administrator, and except for awards granted to our non-employee directors for their service as non-employee

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directors, the terms of the 2021 Plan provide for no automatic vesting of awards upon a change in control unless the award is not assumed or substituted.
•Limited Transferability. Awards under the 2021 Plan generally may not be sold, assigned, hypothecated, transferred, or disposed of in any manner, unless otherwise approved by the administrator (on such terms as the administrator deems appropriate) or required by applicable laws.
•No Tax Gross-ups. The 2021 Plan does not provide for any tax gross-ups.
•Forfeiture Events. Each award under the 2021 Plan and any other incentive compensation paid to a participant is subject to our clawback policy that was in effect when the 2021 Plan was originally adopted and any clawback policy that we establish or amend to comply with applicable laws, and the administrator may require a participant to forfeit, return, or reimburse all or a portion of the award or other compensation and any amounts paid under the award or other compensation to comply with such clawback policy or applicable laws.
•Reasonable Annual Limits on Non-Employee Director Compensation. The 2021 Plan sets limits as to the total compensation that non-employee directors may receive (for service as a non-employee director) during each fiscal year.
•No Dividends on Unvested Awards. No dividends or other distributions may be paid with respect to any Shares underlying the unvested portion of an award.
•Limited Share Recycling from the 2012 Plan. Our Board amended the 2021 Plan in August 2025 to eliminate the ability to recycle shares from the 2012 Equity Incentive Plan (“2012 Plan”) that are tendered to, or withheld by, the Company for payment of an exercise price or for tax withholding obligations, such that recycling is only permitted for awards previously granted under the 2012 Plan that have expired or terminated without being exercised in full or are forfeited to or repurchased by the Company due to failure to vest.
Our executive officers and directors have an interest in the approval of the amendment to the 2021 Plan because they are eligible to receive equity awards under the 2021 Plan.

REQUIRED VOTE
The approval of the amendment to our 2021 Plan requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board
The Board recommends that you vote “FOR” the approval of the amendment to the 2021 Equity Incentive Plan to increase the number of Shares reserved for issuance under the 2021 Equity Incentive Plan.

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Summary of the 2021 Plan
The following paragraphs summarize the principal features of the 2021 Plan, as amended, and its operation. However, this summary is not a complete description of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan. A copy of the 2021 Plan is provided as Appendix B to this Proxy Statement.
Purpose of the 2021 Plan
The purpose of the 2021 Plan is to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors, and consultants, and promote the success of our business. These incentives can be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares.
Shares Available for Issuance
Subject to the adjustment provisions in the 2021 Plan, the number of Shares reserved for issuance under the 2021 Plan is equal to (i) 64,370,000 Shares absent the amendment contemplated by this Proposal 4, and, if the amendment contemplated by this Proposal 4 is approved at the Annual Meeting, 79,370,000 Shares plus (ii) any Shares subject to awards previously granted under the 2012 Plan that, (A) on or after the date our shareholders initially approved the 2021 Plan through August 14, 2025, expired or otherwise terminated without having been exercised or issued in full, were tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or that were forfeited to or repurchased by us due to failure to vest; and (B) after August 14, 2025, expire or otherwise terminate without having been exercised or issued in full, or are forfeited to or repurchased by the us due to failure to vest, with the maximum number of shares to be added under the foregoing clause equal to 63,480,126 Shares. If we substitute equity awards for equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions as described in the 2021 Plan, the grant of such substituted awards will not decrease the number of Shares available for issuance under the 2021 Plan. Shares may be authorized, but unissued, or reacquired common stock.
If an award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full or is forfeited to or repurchased by us due to failure to vest, then the expired, unexercised, forfeited, or repurchased Shares subject to that award will become available for future grant or sale under the 2021 Plan. If an award of stock appreciation rights is exercised, the gross number of Shares underlying the portion of a stock appreciation right that is exercised will cease to be available under the 2021 Plan. Shares actually issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future grant or sale under the 2021 Plan; provided, however, that if Shares issued under awards of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us due to failure to vest, such Shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy tax withholding obligations related to an award will not become available for future grant or sale under the 2021 Plan. If an award is paid in cash rather than Shares, such payment will not reduce the number of Shares available for issuance under the 2021 Plan.
In the event of certain dividends or other distributions (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our Shares (other than ordinary dividends or other ordinary distributions), the 2021 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations discussed above.
During the term of the 2021 Plan, we will at all times reserve and keep available a number of Shares sufficient to satisfy the requirements of the 2021 Plan.
Limitations
The 2021 Plan also provides that no non-employee director may be paid compensation for service as a non-employee director that, in the aggregate, exceeds $2,000,000 for any fiscal year of ours, increased to $4,000,000 for the non-employee director for our fiscal year in which he or she joins our Board as a non-employee director. For these purposes, compensation includes equity awards (including any awards issued under the 2021 Plan), with the value of such equity awards measured based on their grant date fair value (determined under U.S. generally accepted accounting principles), and any other compensation (such as cash retainers or fees) for director service. Any award granted to a participant while he or she was an employee or a consultant (other than a non-employee director) will not count for this limitation.

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Administration
Our Board, any committee of individuals satisfying applicable laws appointed by our Board, or any duly authorized committee of our Board acts as the “administrator” of the 2021 Plan. Different administrators may administer the 2021 Plan with respect to different groups of service providers. Our Board has designated our Compensation and People Committee as an administrator of the 2021 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.
Subject to the terms of the 2021 Plan, the administrator has the authority to make any determinations and perform any actions that it deems necessary or advisable to administer the 2021 Plan, such as the authority to: determine the fair market value of a Share, select the service providers who will receive awards; determine the number of Shares covered by each award and the terms of each award; approve forms of award agreements for use with the 2021 Plan; interpret, modify or amend each award (subject to the repricing restrictions of the 2021 Plan), including to accelerate vesting or waive forfeiture restrictions; interpret the 2021 Plan; and delegate ministerial duties to any of our employees. The administrator may allow a participant to defer the receipt of payment of cash or delivery of Shares otherwise due to such participant. The administrator may make rules and regulations relating to the 2021 Plan, including rules, regulations, and sub-plans to facilitate compliance with applicable non-U.S. laws, easing the administration of the 2021 Plan, and/or take advantage of tax-favorable treatment of awards granted to service providers outside the U.S., and may make all other determinations deemed necessary or advisable for administering the 2021 Plan.
Eligibility
All types of awards, other than incentive stock options, may be granted to our non-employee directors and to employees and individual consultants of ours or any parent or subsidiary corporation of ours. Incentive stock options may be granted only to employees of ours or any parent or subsidiary corporation of ours. As of July 31, 2026, we and our subsidiary entities had approximately 21,921 employees (inclusive of our two employee directors during fiscal 2026), approximately 16 individual consultants who received awards, and eight non-employee directors.
Stock Options
An option gives a participant the right to purchase a specified number of Shares for a fixed exercise price during a specified period. Each option granted under the 2021 Plan will be evidenced by an award agreement specifying the number of Shares subject to the option and the other terms of the option, consistent with the 2021 Plan.
The exercise price per Share of each option may not be less than the fair market value of a Share on the date of grant (except, in the case of a nonstatutory stock option, as otherwise required by applicable laws). However, any incentive stock option granted to a person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent shareholder”) must have an exercise price per Share equal to at least 110% of the fair market value of a Share on the date of grant. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. For this purpose, the fair market value of a Share is generally the closing sales price of our stock, as reported on the primary stock exchange on which it is traded. On October 9, 2026, the closing price of a Share on Nasdaq was $418.78.
Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. When a participant’s service ends, the unvested portion of the participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the end of the participant’s service that was determined by the administrator and specified in the participant’s award agreement, and if no such period was specified in the award agreement, the vested portion of the option will remain exercisable for: (i) three months following the end of the participant’s service provider status for reasons other than death or disability or (ii) 12 months following the end of the participant’s service provider status due to death or disability. In addition, a participant’s award agreement may provide for an extension of the post-service exercise period if the participant’s service ends for reasons other than his or her death or disability and the exercise of the option following the termination of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the Securities Act.
The term of an option will be specified in the award agreement, but the term of an incentive stock option may not be more than ten years (or five years for an incentive stock option granted to a ten percent shareholder).

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The administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with any amounts necessary to satisfy withholding obligations for tax-related items. At any time after the grant of an option, the administrator has the discretion to accelerate the time at which the option will vest or become exercisable.
Stock Appreciation Rights
A stock appreciation right gives a participant the right to receive the appreciation in the value of a Share between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined as the product of: (i) the difference between the fair market value of a Share on the date of exercise and the exercise price per Share and (ii) the number of Shares covered by the exercised portion of the stock appreciation right. We may pay that amount in cash, Shares, or a combination of both. Each stock appreciation right granted under the 2021 Plan will be evidenced by an award agreement specifying the exercise price and the other terms of the award.
The exercise price per Share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant, unless otherwise required by applicable laws.
Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. The terms relating to the period of exercise of stock appreciation rights following the termination of a participant’s service are similar to those for options described above. At any time after the grant of a stock appreciation right, the administrator has the discretion to accelerate the time at which the stock appreciation right will vest or become exercisable.
Restricted Stock Awards
Awards of restricted stock are rights to acquire or purchase Shares that vest under the terms established by the administrator in its sole discretion. Unless the administrator provides otherwise, participants holding Shares of restricted stock will have voting rights with respect to such Shares without regard to vesting. After an award of restricted stock has been granted, the administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.
Restricted Stock Units
A restricted stock unit represent a right to receive cash or Shares if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2021 Plan will be evidenced by an award agreement specifying the number of Shares subject to the award and other terms of the award.
The administrator may set vesting conditions based upon the achievement of Company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.
After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units on the date specified in the participant’s award agreement. The administrator in its sole discretion may pay earned restricted stock units in cash, Shares, or a combination of both.

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Performance Units and Performance Shares
Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.
Each award of performance units or performance shares granted under the 2021 Plan will be evidenced by an award agreement specifying the performance period and other terms of the award. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (such as continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the administrator, in its discretion.
After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares.
The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the performance period), or a combination of both.
A participant will forfeit any performance units or performance shares not earned and not vested as of the date specified in the participant’s award agreement.
Transferability of Awards
Unless otherwise specified by the administrator or required by applicable laws, awards are not transferable other than by will or by the laws of descent or distribution. The administrator may permit an award to be transferred (i) under a domestic relations order, official marital settlement agreement, or other divorce or separation agreement, or (ii) to the extent permitted by Form S-8 under the Securities Act and any other applicable laws. Any individual or entity to whom an award is transferred will be subject to all of the terms and conditions applicable to the participant who transferred the award, including the terms and conditions in the 2021 Plan and the award agreement. If an award is unvested, then the service of the participant will continue to determine whether the award will vest and when it will terminate.
Dissolution or Liquidation
In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.
Merger or Change in Control
The 2021 Plan provides that, in the event of a merger or change in control, each award will be treated as the administrator determines without a participant’s consent. The administrator will not be required to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards the same in the transaction.
If the successor corporation does not assume or substitute for the award (or portion thereof), the participant will vest in and may exercise all of the participant’s outstanding options and stock appreciation rights (or portion thereof) that are not assumed or substituted for, and all restrictions on restricted stock, restricted stock units, performance shares and performance units (or portions thereof) that are not assumed or substituted will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and all other terms met, in each case, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our subsidiaries or parents, as applicable. In addition, if an option or stock appreciation right (or its applicable portion) is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock

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appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.
For awards granted to each of our non-employee directors, in the event of a change in control, (i) the non-employee director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, (ii) all restrictions on the non-employee director’s restricted stock and restricted stock units will lapse, and (iii) with respect to the non-employee director’s awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions will be deemed met, unless specifically provided otherwise under the applicable award agreement.
Forfeiture Events
Each award under the 2021 Plan and any other compensation paid or payable to a participant (including, but not limited to, equity awards issued outside of the 2021 Plan) will be subject to any clawback policy of ours, and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits regarding an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. An award will be subject to the Company’s clawback policy in effect when the award is granted and any other clawback policy of ours as established and/or amended from time to time (including without limitation pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act). The administrator may require a participant to forfeit, return, or reimburse all or a portion of the award and any amounts paid under the award to comply with such clawback policy or applicable laws.
No recovery of compensation under a clawback policy or otherwise will constitute an event that triggers or contributes to any right of a participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us or any of our parent or subsidiary corporations, unless the 2021 Plan provisions described in the prior paragraph specifically are mentioned and waived in an award agreement or other document.
Termination or Amendment
The administrator may amend, alter, suspend, or terminate the 2021 Plan at any time, provided that no amendment may be made without shareholder approval to the extent approval is necessary to comply with any applicable laws. No amendment, alteration, suspension, or termination may materially impair the rights of any participant with respect to his or her outstanding awards unless mutually agreed otherwise between the participant and the administrator. The 2021 Plan will continue until terminated by the administrator, but no incentive stock option may be granted after the tenth anniversary of the date the 2021 Plan was originally adopted by our Board.
Notwithstanding the prior paragraph, the Administrator may amend the terms of any one or more awards without an affected participant’s consent even if it does materially impair the participant’s rights, subject to the limitations of applicable laws, if any, if such amendment is done (i) in a manner expressly permitted under the 2021 Plan; (ii) to maintain the qualified status of the award as an incentive stock option under Section 422 of the Code; (iii) to change the terms of an incentive stock option, if such change results in impairment of the award only because it impairs the qualified status of the award as an incentive stock option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the award into compliance with, Section 409A of the Code; or (v) to comply with other applicable laws.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change. The summary is not complete and does not discuss the tax consequences upon a participant’s death, or the income tax laws of any municipality, state, or non-U.S. country in which a participant may reside. Tax consequences for any particular participant may vary based on individual circumstances.

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Incentive Stock Options
A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price.
However, if the participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss.
For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits.
Nonstatutory Stock Options
A participant generally recognizes no taxable income as the result of the grant of a nonstatutory stock option. However, upon exercising the option with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Stock Appreciation Rights
A participant generally recognizes no taxable income as the result of the grant of a stock appreciation right. However, upon exercising the stock appreciation right with respect to any Shares, the participant normally recognizes ordinary income equal to the amount that the fair market value of such Shares on such date exceeds the exercise price for such Shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by exercising a stock appreciation right, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.
Restricted Stock Awards
A participant acquiring Shares of restricted stock generally will recognize ordinary income equal to the amount that the fair market value of the Shares on the vesting date exceeds the purchase price paid by the participant for such Shares (if any). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the Shares are acquired. Upon the sale of Shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

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Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will have to recognize ordinary income equal to the fair market value of Shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any Shares received would be capital gain or loss.
Performance Shares and Performance Unit Awards
A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2021 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, when vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A violates Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income and potentially penalties and interest on such deferred compensation.
Tax Effect for Us
We generally will be entitled to a tax deduction in connection with an award under the 2021 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonstatutory stock option or the disqualifying disposition of Shares acquired through the exercise of an incentive stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.
THE SUMMARY ABOVE IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION ON PARTICIPANTS AND US WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT IS NOT INTENDED TO BE COMPLETE AND MAY NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

2026 Proxy Statement	135

Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

New Plan Benefits
Other than with respect to annual grants of RSUs to our non-employee directors that will be made on the date of the Annual Meeting (reflected in the table below), the number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance.

Name of Individual or Group	Number of Shares		Dollar Value of Shares
Nikesh Arora Chief Executive Officer and Chair of the Board	—		$—
Dipak Golechha Executive Vice President, Chief Financial Officer	—		$—
William “BJ” Jenkins President	—		$—
Lee Klarich Chief Product Officer and Director	—		$—
Nir Zuk Founder Emeritus; Former Chief Technology Officer and Former Director	—		$—
All executive officers, as a group	—		$—
All directors who are not executive officers, as a group(1)	—	(2)	$3,015,000	(3)
All employees who are not executive officers, as a group	—		$—
(1)As described in “Proposal No. 1 Election of Directors—Director Compensation”, James Goetz receives no awards under the Director Compensation Policy.
(2)The aggregate number of RSUs to be granted to directors who are not executive officers is not included in the table above because the number of shares subject to their awards will depend on the average closing price of our common stock on Nasdaq during the 30 calendar days ending on and including the trading day immediately prior to the date of the Annual Meeting.
(3)Each non-employee director who is continuing on our Board following the Annual Meeting will be awarded RSUs on the date of our Annual Meeting having a target value on the date of grant equal to the director retainer award, any applicable committee awards, and the lead independent director award (the sum of such value for each non-employee director divided by the straight average closing price of our common stock on Nasdaq during the 30 calendar days ending on and including the trading day immediately prior to the date of the Annual Meeting). For additional information please see Proposal No. 1 Election of Directors—Director Compensation.

136	2026 Proxy Statement

Proposal No. 4 Amendment to Our 2021 Equity Incentive Plan

Existing Plan Benefits
The following table sets forth the number of shares subject to awards granted under the 2021 Plan through September 30, 2026, including awards that were subsequently forfeited or cancelled.

Name of Individual or Group	Options	PSUs(1)	RSUs
Named Executive Officers
Nikesh Arora Chief Executive Officer and Chair of the Board	—	3,290,831	—
Dipak Golechha Executive Vice President, Chief Financial Officer	—	580,570	—
William “BJ” Jenkins President	—	611,775	—
Lee Klarich Chief Product Officer and Director	—	653,656	—
All current executive officers, as a group	—	5,136,832	—
Current director nominees
Aparna Bawa	—	—	11,348
Carl Eschenbach	—	—	14,365
Lorraine Twohill	—	—	15,375
All current directors who are not executive officers, as a group	—	—	92,565
All employees who are not executive officers, as a group	231,647	4,508,900	40,256,324
(1)For PSUs with finally determined and certified performance vesting conditions as of the date of the table above, the number of PSUs based on actual level of performance is included in the table above, whether fully vested or subject to continued service-based vesting requirements. For PSUs that do not have finally determined and certified performance vesting conditions as of the date of the table above, the number of PSUs based on the target level of performance is included in the table above.
Additional Equity Plan Information
The following table provides certain additional information regarding our equity compensation plans as of the record date for the Annual Meeting, excluding the Employee Stock Purchase Plan:

As of 10/9/2026
Total Stock Options (including PSOs) Outstanding	232,754
Weighted-Average Exercise Price of Stock Options Outstanding	$9.84 per share
Weighted-Average Remaining Duration of Stock Options Outstanding	9.88 years
Total Restricted Stock Units (including PSUs) Outstanding(1)	29,821,161
Total Shares Available for Issuance under the 2021 Equity Incentive Plan	26,029,643
(1)PSUs are assumed to cover the maximum number of Shares that may be earned and issued with respect to the PSUs over their full term.
For more information regarding our equity compensation plans, including the Employee Stock Purchase Plan, please see “Equity Compensation Plan Information.”

2026 Proxy Statement	137

PROPOSAL NO. 5 Advisory Vote on Annual Voting Policy for Directors

Background
We are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, a Board policy (the “Annual Voting Policy”) that would provide for an annual non-binding advisory vote, except during years where there is a Contested Election (as defined below), to approve the continued service of each director who is not up for election at the annual meeting of shareholders. The Annual Voting Policy would be set forth in the Company’s Corporate Governance Guidelines and include an expectation that any incumbent director who does not receive a majority of the votes cast in connection with such annual, non-binding advisory vote would promptly tender a resignation following the certification of the applicable shareholder vote, which resignation would become effective if accepted by the Board.
This vote is advisory, and therefore is not binding on us or our Board. This vote will, however, provide information to us regarding shareholder sentiment about the Annual Voting Policy. If the Annual Voting Policy described by this Proposal 5 is approved, on a non-binding advisory basis, by our shareholders at the Annual Meeting, our Board intends to implement the Annual Voting Policy beginning with the Company’s 2027 annual meeting of shareholders.
Annual Voting Policy
The Board is asking shareholders to approve, on an advisory or non-binding basis, an Annual Voting Policy that includes the following:
•A requirement that the Company provide for an annual non-binding advisory vote, except during years where there is a Contested Election, to approve the performance and continued service of each director who is not up for election at the annual meeting of shareholders.
•“Contested Election” is defined as any director election at an annual or special meeting of the shareholders of the Company with respect to which the Corporate Secretary receives a notice that a shareholder has nominated or intends to nominate a person for election to our Board in compliance with the requirements for shareholder nominees for director set forth in Section 2.4 (Advance Notice Procedures) or Section 2.15 (Proxy Access for Director Nominations) of our amended and restated bylaws.
•A Board policy to nominate for election or re-election as a director, or to fill director vacancies and new directorships, only candidates who agree to tender resignations that will be effective upon (i) the failure to receive a majority of votes cast at any such annual, non-binding advisory vote to approve the performance and continued service of each director and (ii) Board acceptance of such resignation.
•A requirement that the Governance and Nominating Committee promptly consider any tendered resignation following certification of the applicable shareholder vote and make a recommendation to the Board on whether to accept or reject the resignation or whether any other action should be taken with respect thereto.
•A requirement that the Board act on any such recommendation by the Governance and Nominating Committee within 90 days following certification of the applicable shareholder vote and promptly publicly disclose its decision in a filing with the Securities and Exchange Commission.
•A requirement that any director who tenders a resignation shall not participate in the deliberations or actions of the Governance and Nominating Committee or the Board regarding whether to accept such resignation or take other action with respect thereto.
•If implemented, the Annual Voting Policy would take effect starting at the 2027 annual meeting of shareholders.

138	2026 Proxy Statement

Proposal No. 5 Advisory Vote on Annual Voting Policy for Directors

Corporate Governance Review and Shareholder Engagement
Shareholder Engagement and Board Review
Our Governance and Nominating Committee, as well as the entire Board, are committed to continually reviewing and enhancing our corporate governance practices to ensure that they remain in the best interests of our shareholders.
Each year, our Governance and Nominating Committee considers the results of any governance-related proposals voted on at the prior year’s annual meeting of shareholders. At our 2025 annual meeting of shareholders, a non-binding shareholder proposal that requested annual elections for all directors received 93% support from our shareholders (“Director Annual Voting Proposal”). Our Governance and Nominating Committee treated this vote as a call to action. This call to action involved two primary components: first, extensive engagement with shareholders in fiscal 2026 focused on our corporate governance practices, and in particular to solicit feedback on the most important factors driving their vote in favor of the Director Annual Voting Proposal; and second, extensive Governance and Nominating Committee and Board deliberations reviewing both that feedback and various alternatives, including full declassification of the Board.
Our Lead Independent Director, who also serves as the Co-Chair of our Governance and Nominating Committee, again played a central role in leading our shareholder outreach efforts in fiscal 2026 to gain direct insight into our shareholders’ concerns and perspectives regarding annual elections of our directors and director accountability.
Our Lead Independent Director provided the Board with regular updates on his engagement efforts, providing summaries of the shareholder feedback received. In total, since the results of the 2025 annual meeting of shareholders, our Governance and Nominating Committee and the full Board collectively considered and deliberated on the results of the Director Annual Voting Proposal at five meetings during fiscal 2026.

69% Contacted	63% Engaged	24% Lead Independent Director Engaged
17 meetings with Lead Independent Director

We contacted shareholders representing 69% of our outstanding shares	We engaged in discussions with investors representing 63% of our outstanding shares	Our Lead Independent Director engaged in discussions with investors representing 24% of our outstanding shares, while offering meetings to investors representing 57% of our outstanding shares
What We Heard From Shareholders
The feedback we gathered from our shareholder outreach in fiscal 2026 is the foundation for the Annual Voting Policy. It shows a clear, consistent shareholder ask — annual accountability for every director — and a clear absence of support for the disruption that full Board declassification could invite.

2026 Proxy Statement	139

Proposal No. 5 Advisory Vote on Annual Voting Policy for Directors

What We Heard	What We Did Not Hear

•Overwhelming support for an ability to voice support or disapproval for each director on an annual basis	•No shareholder that we engaged with identified the ability to replace all the directors at a single meeting as a factor in their vote in favor of the Director Annual Voting Proposal

•That our Board has performed well and in the best interests of shareholders	•No shareholder that we engaged with expressed dissatisfaction with the performance of the Board

•That our Board has a commitment to director refreshment and focuses on appropriate overall director tenure	•No shareholder that we engaged with expressed a desire to be able to rapidly change the composition of the Board each year

•Shareholders understood our concerns regarding excessive Board turnover during the inflection point presented by AI and after our recent acquisition activity (notably our transformative acquisition of CyberArk)

•No shareholder that we engaged with disagreed with our desire to maintain Board stability during such an important juncture for the company, both as a result of the emergence of AI, as well as the impact of our recent acquisitions

Engagement with the Director Annual Voting Proposal Proponent
We also engaged with the proponent of the Director Annual Voting Proposal following the 2025 annual meeting of shareholders. The proponent communicated that a key objective of the Director Annual Voting Proposal was to promote director accountability and provide shareholders with additional influence through providing annual feedback on directors. In one communication that we received, the proponent proposed an alternative to Board declassification that would satisfy the objectives behind the Director Annual Voting Proposal. The proponent suggested that we amend our bylaws to provide for an annual advisory, non-binding vote to approve the performance of each director not up for election at an annual meeting of shareholders, but which would not include a director resignation requirement.

PROPONENT OF THE 2025 DIRECTOR ANNUAL VOTING PROPOSAL SUPPORTS PROPOSAL 5

Following further engagement with James McRitchie, the proponent of the Director Annual Voting Proposal, Mr. McRitchie, has indicated that he supports and intends to vote in favor of Proposal 5.
Purpose and Effect of the Annual Voting Policy
The Annual Voting Policy is designed to provide shareholders with an annual opportunity to provide direct and meaningful feedback on each director’s performance and continued service on our Board without requiring the Company to surrender the protections provided by a classified board. Under the Annual Voting Policy, the annual advisory vote on each director’s continued service is non-binding. A director who does not receive majority support would not automatically be removed. However, the resignation mechanism included in the Annual Voting Policy would create annual accountability for every director. This accountability is coupled with the protective benefits of the classified board that have contributed to the Company’s long-term success. The Board urges shareholders to support this proposal.
Why the Annual Voting Policy Reflects What We Heard from Shareholders
As Board deliberations progressed throughout fiscal 2026, the consistent theme from shareholders, as well as the proponent of the Director Annual Voting Proposal, was a desire for the ability to provide annual feedback on every director, not only those included in the class of directors standing for election in a given year. However, shareholders did not ask for the ability to rapidly replace the directors all at once.
After carefully considering the advantages and disadvantages of various approaches to director elections and the shareholder feedback received throughout our shareholder engagement efforts in fiscal 2026, the Board determined that it is advisable and in the best interests of the Company and our shareholders to present the Annual Voting Policy to shareholders for approval on an advisory or non-binding basis.

140	2026 Proxy Statement

Proposal No. 5 Advisory Vote on Annual Voting Policy for Directors

This decision reflects the Board’s ongoing commitment to strong corporate governance and its careful consideration of the feedback received from shareholders and from the proponent of the Director Annual Voting Proposal. Indeed, the proponent’s own alternative proposal, together with the feedback we heard directly from shareholders, formed the basis for the Annual Voting Policy.
In practical terms, the Annual Voting Policy gives shareholders the same annual opportunity to provide feedback on every director that they would have under a fully declassified board. The difference is accountability without disruption: each director, regardless of where they stand in their term, faces an annual shareholder vote, and any director who fails to earn majority support is expected to step down.
At the same time, maintaining a classified board structure preserves important benefits for all shareholders, particularly during this period of rapid transformation driven by the advancement of AI. A classified board provides stability and continuity of leadership, insulates the Board from short-term pressures, and allows our directors to stay focused on the long-term strategic decisions this moment demands — benefits that are especially valuable while the competitive landscape is evolving so quickly.
The Annual Voting Policy strikes the right balance: it gives shareholders a meaningful, annual voice on every director that they have asked for, while preserving the strategic advantages of a classified board that protect long-term shareholder value.
Commitment to Director Performance Assessment
The Annual Voting Policy would build upon and supplement the meaningful director performance assessment that our Board and Governance and Nominating Committee conduct annually. It reflects the Board’s desire to give our shareholders a direct, annual voice in that assessment.

REQUIRED VOTE
The approval, on a non-binding advisory basis, of this proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board The Board recommends that you vote “FOR” the approval, on an advisory basis, of the Annual Voting Policy.

2026 Proxy Statement	141

PROPOSAL NO. 6 Shareholder Proposal - Study of Broad-Based Employee Ownership Transaction

James McRitchie, a beneficial owner of 56 shares of our common stock (based on information provided to us by Mr. McRitchie), has notified us that he intends to present the following proposal for consideration at the Annual Meeting. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758.
In accordance with Rule 14a-8(h) of the Exchange Act, the shareholder proposal is required to be voted on at the Annual Meeting only if properly presented by the proponent or their qualified representative at the meeting. The text of the shareholder’s resolution and the statement that the proponent furnished to us in support thereof appear below, exactly as submitted, and we are not responsible for any inaccuracies or omissions therein.
For the reasons set forth following the proponent’s statement, the Board recommends that you vote “AGAINST” this proposal.
Shareholder’s Proposal and Supporting Statement
Study of Broad-Based Employee Ownership Transaction - Proposal 6
RESOLVED: Stockholders request that the Board prepare a report evaluating the feasibility, costs, and benefits of a potential extraordinary transaction through which a broad-based employee ownership vehicle, such as an employee stock ownership plan or employee ownership trust, would acquire ownership or equity interests in Palo Alto Networks or a substantial business unit. The report should be prepared at reasonable cost, omit proprietary or legally privileged information, and be made publicly available.
Supporting Statement
The proponent recommends that the study consider, at Board and management discretion:
•whether such a transaction could strengthen long-term retention, integration, innovation, productivity, and sustainable stockholder value; and
•what governance rights, if any, should accompany the employee ownership vehicle while preserving Board authority and avoiding employee control.
This proposal concerns a potential strategic ownership transaction. It does not request changes to individual compensation, employee benefits, hiring, promotion, workforce metrics, or plan administration.
Palo Alto Networks competes in cybersecurity, a market characterized by rapid technological change, intense competition, and high demand for specialized talent. Its value depends heavily on intangible assets: employee expertise, intellectual property, proprietary data, customer trust, and institutional knowledge. Integration of CyberArk makes retaining and motivating key employees especially important.
A substantial employee-owned stake could help bind employees to the combined enterprise while preserving public-market discipline and Board authority. This proposal is not a request for employee control. Any transaction considered by the Board could be structured as substantial but non-controlling, using ordinary common equity, no special voting class, no guaranteed Board seats, and safeguards against managerial entrenchment or hidden control blocs.

142	2026 Proxy Statement

Proposal No. 6 Shareholder Proposal - Study of Broad-Based Employee Ownership Transaction

Research supports Board consideration of broad-based ownership as a strategic productivity tool. Blasi, Kruse, and Bernstein report that average productivity rose 4.4 percent after adoption of employee stock ownership plans; a decade-long comparison found productivity growth seven points higher at public companies with more than 5 percent employee ownership. They also report annual stockholder returns about 2 points higher.(1) Recent Census-based research found larger productivity gains where employee ownership was paired with broad-based group performance pay.(2) Norges Bank Investment Management states that employee share ownership can create long-term value for companies, shareholders, employees, and society.(3)
The Board could consider an employee stock ownership plan, employee ownership trust, subsidiary-level ownership structure, share issuance, contribution, recapitalization, sale, or similar transaction. No alternative, transaction, ownership percentage, financing method, implementation timetable, or governance structure is prescribed.
This is a request to study a potential transaction, not a request to undertake one. The Board would retain full discretion over the scope of review, conclusions reached, and any subsequent action.
Enhance Stockholder Value, Vote FOR Proposal No. 6
(1)Blasi, Kruse and Bernstein, In the Company of Owners 156–57, 172–73 (2003), https://cleo.rutgers.edu/articles/in-the-company-of-owners-the-truth-about-stock-options-and-why-every-employee-should-have-them/
(2)Kurtulus et al., Employee Share Ownership, Management Practices, and Labor Productivity (2026) https://eohub.rutgers.edu/wp-content/uploads/2026/04/Rutgers_Productivity-Research-brief_2026.pdf
(3)Norges Bank Investment Management, Why Employee Share Ownership Matters for Long-Term Value Creation, (May 4, 2026) https://corpgov.law.harvard.edu/2026/05/04/why-employee-share-ownership-matters-for-long-term-value-creation/

Company Opposing Statement
The Board believes that our current equity compensation programs and employee retention strategies are appropriate and effective, serve the best interests of our shareholders, and advance the objectives of attracting, retaining, and motivating our dedicated workforce to drive long-term shareholder value. The Board has carefully considered the proposal and, for the reasons described below, believes that the proposal would not support these objectives, would not be in our best interests or the best interests of our shareholders, and would divert management resources from more productive endeavors.
The Board recommends a vote “AGAINST” this proposal.
Our Existing Equity Compensation Programs Already Achieve the Objectives of Broad-Based Employee Ownership
We already maintain robust equity compensation programs that are designed to align employee interests with shareholder interests and provide broad-based ownership opportunities through proven, market-standard vehicles. Our 2021 Equity Incentive Plan (the “2021 Plan”) provides for the grant of stock options, restricted stock units (“RSUs”), and performance-based restricted stock units (“PSUs”), among other awards, to our employees, directors, and consultants. As of July 31, 2026, nearly all of our 21,921 employees were eligible to receive equity awards under the 2021 Plan, and in fiscal 2026, we granted equity awards broadly across our workforce, creating meaningful opportunities for employee ownership in the Company. In fiscal 2026, we granted 17,255,058 RSUs and 1,200,395 PSUs (assuming the maximum achievement level is attained for each PSU) to our employees, excluding our executive officers and non-employee directors. Our RSUs generally vest over a period of four years from the date of grant, subject to continued service with us, and our PSUs incorporate performance conditions in addition to service-based vesting requirements, serving as a significant retention tool and closely tying our employees’ interests with those of our shareholders.
In addition to individual equity awards, we maintain our 2012 Employee Stock Purchase Plan (the “2012 ESPP”), which provides substantially all of our employees with the opportunity to purchase shares of our common stock at a significant discount through payroll deductions. The 2012 ESPP is a shareholder-approved plan that provides a direct, tax-advantaged mechanism for broad-based employee stock ownership. During fiscal 2026, 1,635,463 shares were purchased by our employees under our 2012 ESPP, and approximately 80% of our employees participated in our 2012 ESPP.

2026 Proxy Statement	143

Proposal No. 6 Shareholder Proposal - Study of Broad-Based Employee Ownership Transaction

Together, our 2021 Plan and our 2012 ESPP represent the market-standard vehicles through which public technology companies provide ownership opportunities to their employees. These programs are well-understood by employees, investors, and regulators alike, and they allow us to provide a meaningful ownership stake to our workforce while maintaining disciplined equity usage and minimizing dilution. In fact, these programs achieve the very retention, motivation, and alignment benefits that the proponent seeks through the requested report, without the complexity, cost, and risk of undertaking an extraordinary transaction through which a broad-based employee ownership vehicle, such as an employee stock ownership plan or employee ownership trust, acquires our shares.
On the other hand, the transaction structures that the requested report would evaluate are rare among public companies. Employee stock ownership vehicles of the type proposed to be evaluated can result in significantly increased costs as a result of their complex fiduciary and administrative rules and need for significant oversight while also introducing heightened litigation risk. In particular, employee benefit plans that invest in employer securities, and the fiduciaries of such plans, are frequently targets of employee claims when share prices decrease.
Moreover, although the proposal suggests that it would not change individual compensation, any arrangement that would provide for direct or indirect employee ownership would in fact be compensatory and come at an additional cost to us, unless other employee benefits or compensation arrangements were reduced.
The Requested Report Would Not Yield Actionable Benefits Given the Nature of the Transaction Structures Under Study
The transaction structures that the requested report would evaluate (including an employee stock ownership plan, employee ownership trust, subsidiary-level ownership structure, share issuance, contribution, recapitalization, or sale) are not, in the Board’s judgment, well-suited to a company of our size, public market profile, and existing equity compensation framework. These structures could involve significant capital allocation, financing costs, administrative burden, potential shareholder dilution that would far exceed any incremental benefit over our existing programs, and increased litigation risk. Because the Board does not believe any such extraordinary transaction would be advisable given our current circumstances, a report studying such structures would be unlikely to produce any recommendations that would be acted upon, rendering the expenditure of resources to prepare such a report unwarranted.
Our Compensation and People Committee Already Engages in Ongoing Evaluation of Employee Ownership and Incentive Strategies
Our Compensation and People Committee, which is composed entirely of independent directors and retains an independent compensation consultant, continuously evaluates our compensation and equity programs in light of competitive market conditions, shareholder feedback, and our strategic objectives. This ongoing evaluation already encompasses the types of questions the proposal asks us to study, in particular, how best to retain employees, align their interests with those of shareholders, and drive long-term productivity and innovation.
The Compensation and People Committee has adopted a principled and disciplined approach to equity usage, including a commitment to reducing stock-based compensation expense as a percentage of revenue in response to our shareholders’ feedback, which resulted in a reduction from levels above 20% in fiscal 2021 to 15.8% in fiscal 2026. A separate, publicly disclosed report studying a specific class of transaction structures would not enhance, and could constrain, the Compensation and People Committee’s ability to exercise its independent judgment regarding the most effective compensation and ownership strategies for our workforce and our Company as a whole.

144	2026 Proxy Statement

Proposal No. 6 Shareholder Proposal - Study of Broad-Based Employee Ownership Transaction

The Proposal is Unnecessary Given Our Strong Talent Retention and Integration Track Record
The proponent suggests that an employee ownership transaction warrants study, particularly in connection with the integration of CyberArk. However, our existing robust equity incentive, compensation, and benefit programs have enabled us to successfully attract, retain, and integrate talent across numerous acquisitions throughout our history. Our equity incentive programs, combined with our strong company culture, mission-driven purpose, competitive total compensation packages, and robust employee benefits, have proven effective in retaining key employee talent and integrating acquired teams. The Board does not believe that a report studying alternative ownership structures would reveal insights that our Compensation and People Committee has not already considered through its regular course of business.
The Requested Report Would Divert Management Resources Without Clear Benefit
While the Board recognizes that the proposal requests only a study and not a transaction, even a feasibility report of this nature would require the Company to expend significant management time, engage outside advisors, and allocate resources to evaluate complex transaction structures. Given that the Board does not believe such a transaction would be advisable, the cost of preparing a thorough, publicly available report (including legal, financial, tax, and governance analyses) would not be justified by the expected benefit of such a report to our shareholders. The Board and management are better served by continuing to focus their time and resources on executing our strategy, including our platformization efforts, the integration of CyberArk and other recent acquisitions, and our commitment to innovation in the rapidly evolving cybersecurity and AI landscape.
REQUIRED VOTE
The approval of this proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of the Board The Board recommends that you vote “AGAINST” this shareholder proposal.

2026 Proxy Statement	145

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 18, 2026 for:
•each of our directors and nominees for director;
•each of our NEOs;
•all of our current directors and executive officers as a group; and
•each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 818,443,112 shares of our common stock outstanding at September 18, 2026. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person listed in the table below, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units or performance stock unit awards) within 60 days of September 18, 2026. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares Outstanding
5% Shareholders:
Vanguard Capital Management(1)	60,785,782	7.4%
BlackRock, Inc.(2)	49,244,010	6.0%
Named Executive Officers and Directors:
Nikesh Arora(3)	2,158,729	*
William “BJ” Jenkins(4)	412,553	*
Dipak Golechha(5)	409,444	*
Lee Klarich(6)	1,074,205	*
Nir Zuk(7)	1,992,286	*
Aparna Bawa(8)	6,041	*
John M. Donovan(9)	40,409	*
Carl Eschenbach(10)	21,652	*
James J. Goetz(10)	314,580	*
Mark Goodburn(10)	784	*
Rt Hon Sir John Key(10)	9,428	*
Helle Thorning-Schmidt(10)	2,605	*
Lorraine Twohill(10)	43,947	*
All current directors and executive officers as a group (12 persons)(11)	4,494,377	*
*    Represents beneficial ownership of less than one percent (1%).

146	2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

(1)According to a Schedule 13G filed with the SEC on April 30, 2026, Vanguard Capital Management (“Vanguard”), as investment advisor, has sole voting power with respect to 8,020,126 of the reported shares and sole dispositive power with respect to 60,785,782 of the reported shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)According to a Schedule 13G/A filed with the SEC on January 26, 2024, BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 44,819,022 of the reported shares, and sole dispositive power with respect to 49,244,010 of the reported shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)Consists of (i) 1,886 shares held of record by Mr. Arora; (ii) 647,919 shares held of record by the Aurora Trust, for which Mr. Arora serves as trustee and beneficiary, (iii) 32,010 shares held of record by Bacchey Investments L.P., of which Bacchey Management LLC (the “LLC”) is the General Partner, and Mr. Arora is the manager of the LLC and the sole member of the LLC is the Aurora Trust, for which Mr. Arora serves as a trustee and beneficiary; (iv) 420,131 shares held by the Nikesh Arora 2025 Annuity Trust, for which Mr. Arora serves as trustee; and (v) 1,056,783 shares issuable upon the vesting of PSUs within 60 days of September 18, 2026, subject to Mr. Arora’s elections under our deferred compensation plan. Does not include 2,958,459 shares associated with RSUs and PSUs that vested and were deferred under our deferred compensation plan.
On October 12, 2026, Mr. Arora, through the Aurora Trust, for which Mr. Arora serves as trustee and beneficiary, entered into a prepaid variable share forward contract (the "Contract") with an unaffiliated financial institution with respect to up to 500,000 shares. Under the Contract, all 500,000 shares are pledged, while the Aurora Trust retains beneficial ownership and voting rights of such shares subject to the terms of the Contract. The Contract is expected to be settled in October 2029. For additional information, please see the section titled “Executive Compensation—Executive Compensation Policies and Practices—Hedging and Pledging Policies—CEO Prepaid Variable Share Forward Arrangement.”
(4)Consists of (i) 148,358 shares held of record by Mr. Jenkins and (ii) 264,195 shares issuable upon the vesting of PSUs within 60 days of September 18, 2026. Does not include 423,308 shares associated with RSUs and PSUs that vested and were deferred under our deferred compensation plan.
(5)Consists of (i) 145,250 shares held of record by Mr. Golechha and (ii) 264,194 shares that are issuable upon the vesting of PSUs within 60 days of September 18, 2026, subject to Mr. Golechha's elections under our deferred compensation plan. Does not include 140,410 shares associated with RSUs and PSUs that vested and were deferred under our deferred compensation plan.
(6)Consists of (i) 235,983 shares held of record by Mr. Klarich; (ii) 640,070 shares held of record by the Lee and Susan Klarich 2005 Trust, dated December 5, 2005, for which Mr. Klarich and his spouse serve as trustees; and (iii) 198,152 shares that are issuable upon the vesting of PSUs within 60 days of September 18, 2026.
(7)Consists of (i) 892,286 shares held of record by Mr. Zuk, which are pledged to an unaffiliated third-party dealer in connection with a variable prepaid forward contract and other arrangements (the "Zuk Contracts") described below, and (ii) 1,100,000 shares held of record by the Hawk Family Trust, for which Mr. Zuk serves as co-trustee, which shares are included in a diversified pool of liquid assets that may serve as collateral for an on-demand credit facility if and when drawn against. Mr. Zuk retired from his director and employee positions with the Company in August 2025 and is not a current executive officer.
Of the shares described in subclause (i), (a) 264,928 shares are pledged to a dealer under a prepaid forward contract with a one year term expiring May 17, 2027; (b) 327,358 are pledged to a dealer under a prepaid forward contract with a one-year term expiring on May 14, 2027; and (c) 300,000 pledged to a dealer under a sale of covered call options, expiring December 20, 2027. Mr. Zuk retains beneficial ownership and voting rights of such shares subject to the terms of each respective Zuk Contract.
(8)Consists of (i) 1,104 shares held of record by Ms. Bawa and (ii) 4,937 shares held of record by the Bawa Family Trust, for which Ms. Bawa as her spouse serve as trustees.
(9)Consists of (i) 13,559 shares held of record by Mr. Donovan; (ii) 24,924 shares held of record by The Donovan Family Living Trust U/A DTD 09/28/2012, for which Mr. Donovan serves as co-trustee, and Mr. Donovan disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein; and (iii) 1,926 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner, and Mr. Donovan disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(10)Consists of shares held of record by the respective director.
(11)Consists of (i) 2,711,053 shares beneficially owned by the current directors and executive officers and (ii) 1,783,324 shares issuable upon the vesting of RSUs and PSUs within 60 days of September 18, 2026. Mr. Zuk retired from his director and employee positions with the Company in August 2025 and is not a current executive officer.

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Related Person Transactions
The Audit Committee of the Board of Directors has adopted a written policy and procedures for the review, approval and ratification, if necessary, of the transactions among the Company and its directors, executive officers, and their related interests.
We have entered into employment arrangements with our executive officers. See also the section titled “Executive Compensation—Executive Compensation Tables—Executive Employment Agreements.”
We have also entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our restated certificate of incorporation, as amended, and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for reviewing and approving or ratifying transactions with related persons.
We have a formal written policy providing that any transactions in which the aggregate amount exceeds or may be expected to exceed $120,000 between us and a related person (defined as an executive officer, director, nominee for election as director, beneficial owner of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest) are reviewed and approved or ratified quarterly by our Audit Committee. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related person’s interest in the transaction. In addition, it is our policy that directors interested in a related person transaction will recuse themselves from any discussion or vote on a related person transaction in which they may have an interest.

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About the Annual Meeting
Why are you holding a virtual meeting and how can shareholders attend?
We have adopted a virtual meeting format for our Annual Meeting this year to provide a consistent experience to all shareholders regardless of geographic location and enhance shareholder access and engagement. To participate in our Annual Meeting, including to vote and ask questions during the meeting, visit www.virtualshareholdermeeting.com/PANW2026 with your 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials. If you did not receive a 16-digit control number, please reach out to your broker for instructions. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to submit questions or vote at the meeting.
How can I ask questions during the Annual Meeting?
The virtual format allows shareholders to communicate with us during the Annual Meeting. Shareholder questions may be submitted in the field provided in the web portal prior to or during the Annual Meeting for consideration. Detailed guidelines for submitting written questions during the Annual Meeting are available at www.virtualshareholdermeeting.com/PANW2026. You can submit questions in advance of the Annual Meeting by visiting www.proxyvote.com. The chairperson of the meeting will review the questions and determine whether the questions are relevant to the subject matter of the meeting and otherwise appropriate for answering at the meeting. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or our business, or are otherwise not appropriate for answering at the meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
Who is entitled to vote?
Only holders of our common stock as of the close of business on October 9, 2026 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 818,771,631 shares of our common stock were outstanding and entitled to vote. For each proposal at the Annual Meeting, each shareholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Shareholders may not cumulate votes in the election of directors. Our list of shareholders, as of the Record Date, will be available for inspection for the ten days prior to the Annual Meeting. If you would like to inspect the shareholder list, email our Investor Relations department at ir@paloaltonetworks.com to make arrangements.
Registered Shareholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice was provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the accompanying proxy card, or to vote online, by telephone, or virtually at the Annual Meeting as described above. Throughout this Proxy Statement, we refer to these registered shareholders as “shareholders of record.”
Street Name Shareholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank, or other nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to participate in and vote online at the Annual Meeting by using the 16-digit control number provided by your bank, broker, or other nominee. If you cannot locate your control number, you should contact your bank, broker, or other nominee sufficiently in advance of the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to shareholders who hold their shares through a broker, bank, or other nominee as “street name shareholders.”

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About the Annual Meeting

How do I vote?
If you are a shareholder of record, there are four ways to vote:
•by Internet until 11:59 p.m. Eastern Standard Time, on December 7, 2026 at http://www.proxyvote.com or by scanning the QR code included on your proxy card, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard Time, on December 7, 2026 (have your proxy card in hand when you call);
•by completing and mailing the accompanying proxy card in the envelope provided so it is received prior to the Annual Meeting; or
•by attending and voting during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2026. Please have your 16-digit control number to join the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you also vote by Internet, telephone, or returning a proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name shareholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee.
What if I own my shares through the Tel Aviv Stock Exchange (“TASE”)?
If you own shares of common stock that are traded through the Tel Aviv Stock Exchange (“TASE”), you may vote your shares in one of the following ways:
•By Mail. Complete, sign, and date the proxy card and attach to it an ownership certificate from the TASE member through which your shares are registered (i.e., your broker, bank, or other nominee), indicating that you were the beneficial owner of the shares as of the Record Date, prepared in accordance with the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000, and return the proxy card, along with the ownership certificate, by mail, to the Company’s registered office, 94a Yigal Alon St., Alon 1 Tower, 12th Floor, Tel Aviv-Yafo 6789155, Attention: Corporate Legal Department, to be received no later than 2:00 p.m., Eastern Standard Time (or 9:00 p.m., Israeli Time) on December 7, 2026.
•By Voting Electronically. Vote your shares through the electronic voting system of the Israel Securities Authority, subject to proof of ownership of the shares on the Record Date, as required by law. Voting through the electronic voting system will be allowed until 2:00 p.m., Eastern Standard Time (or 9:00 p.m., Israeli Time) on December 7, 2026. You may receive guidance on the use of the electronic voting system from the TASE member through which you hold your shares.

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About the Annual Meeting

Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet (at http://www.proxyvote.com or by scanning the QR code included on your proxy card) or by telephone on a later date;
•completing and returning a later-dated proxy card;
•sending a written notice of revocation to our Corporate Secretary at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, CA 95054; or
•attending and voting online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PANW2026. Please have your 16-digit control number to join the Annual Meeting.
If you are a street name shareholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote or revoke your proxy.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•“FOR” each of the Company’s nominees Nikesh Arora, Aparna Bawa, Carl Eschenbach, and Lorraine Twohill to be elected as Class III directors;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2027;
•“FOR” the approval, on an advisory basis, of the compensation of our named executive officers;
•“FOR” the approval of an amendment of our 2021 Equity Incentive Plan to increase the number of plan shares reserved for issuance;
•“FOR” the approval, on an advisory basis, of the annual voting policy for directors; and
•“AGAINST” a shareholder proposal regarding a study of a potential broad-based employee ownership transaction.

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About the Annual Meeting

How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” that nominee. You may vote “for,” “against,” or “abstain” on each of the nominees for election as a director. Broker non-votes and abstentions will have no effect on the outcome of this proposal.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2027 requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. We do not expect broker non-votes for this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our Board values our shareholders’ opinions. The Compensation and People Committee will review the results of the vote and, consistent with our record of shareholder responsiveness, consider shareholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
•Proposal No. 4: The approval of an amendment of our 2021 Equity Incentive Plan requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 5: The approval, on a non-binding advisory basis, of the annual voting policy for directors requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 6: The approval of a shareholder proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. When a proxy card is properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the shareholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our Board, as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled, unless you have properly revoked your proxy instructions, as described above.

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About the Annual Meeting

Why did I receive the Notice instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 27, 2026 to all shareholders entitled to vote at the Annual Meeting. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of shareholders.
What is a quorum?
A quorum is the minimum number of shares required to be present for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A broker, bank, or other nominee may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). See the question below titled “How may my broker, bank, or other nominee vote my shares if I fail to timely provide voting instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary voting results and will provide the final voting results in an amendment to the Current Report on Form 8-K as soon as they become available.
How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks, or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers, and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Georgeson LLC to assist us in soliciting proxies for a fee of approximately $25,000 plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.
How may my broker, bank, or other nominee vote my shares if I fail to timely provide voting instructions?
Brokerage firms, banks, or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank, or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2027. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will serve as the independent inspector of election and, in such capacity, will count and tabulate the votes.

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About the Annual Meeting

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice, and if applicable, our proxy materials to multiple shareholders who share the same address unless we receive contrary instructions from one or more of the shareholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate copies of the Notice, and if applicable, our proxy materials. Upon written or oral request, we will promptly deliver separate copies of the Notice or, if applicable, our proxy materials to any shareholder at a shared address to which we delivered a single copy of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of the Notice, or if applicable our proxy materials, shareholders may contact us at our principal executive address: Palo Alto Networks, Inc., Attention: Investor Relations, 3000 Tannery Way, Santa Clara, California 95054 or Tel: (408) 753-4000.
Shareholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?
SHAREHOLDER PROPOSALS
Shareholders may present proper proposals for inclusion in our Proxy Statement and for consideration at the next annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a Rule 14a-8 shareholder proposal to be considered for inclusion in our Proxy Statement for our 2027 annual meeting of shareholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than June 29, 2027. In addition, shareholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Shareholder proposals should be addressed to: Palo Alto Networks, Inc., Attention: Corporate Secretary, 3000 Tannery Way, Santa Clara, California 95054.
Our amended and restated bylaws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders but do not intend for the proposal to be included in our Proxy Statement pursuant to Rule 14a-8. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a shareholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2027 annual meeting of shareholders, our Corporate Secretary must receive the proper written notice at our principal executive offices:
•not earlier than 5:00 p.m. Pacific Time on August 10, 2027; and
•not later than 5:00 p.m. Pacific Time on September 9, 2027.
In the event that we hold our 2027 annual meeting of shareholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in our Proxy Statement must be received no earlier than 5:00 p.m. Pacific Time on the 120th day before such annual meeting and no later than 5:00 p.m. Pacific Time on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
If a shareholder who has notified us of his, her, or its intention to present a proposal at an annual meeting does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
We intend to file a proxy statement and a WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2027 annual meeting of shareholders.

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About the Annual Meeting

DIRECTOR NOMINATIONS
Shareholders may recommend director candidates for consideration by our Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding shareholder recommendations for director candidates, see the section titled “Identification and Evaluation of Director Nominees—Shareholder Recommendations for Nominations to the Board of Directors” beginning on page 61 of this Proxy Statement.
In addition, our amended and restated bylaws permit shareholders to nominate directors for election at an annual meeting of shareholders. To nominate a director, the shareholder must provide the information required by our amended and restated bylaws, which includes the information required by Rule 14a-19 of the Exchange Act. In addition, the shareholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received at the address set forth above within the time periods described above under the section titled “Shareholder Proposals” for shareholder proposals that are not intended to be included in a Proxy Statement.
Furthermore, our amended and restated bylaws permit shareholders or a group of shareholders that wish to nominate one or more directors through proxy access for inclusion in our Proxy Statement. To nominate a director using this process, the shareholder must provide the information required by the proxy access provision of our amended and restated bylaws. In addition, the shareholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary at our principal executive offices:
•not earlier than the close of business on May 30, 2027; and
•not later than the close of business on June 29, 2027.
In the event that we hold our 2027 annual meeting of shareholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a shareholder must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.
AVAILABILITY OF BYLAWS
A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

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Other Matters
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of filed reports or written representations from certain Reporting Persons relating to fiscal 2026, the Company believes that all reports were filed on a timely basis except that one sale transaction was reported late on one Form 4 filing on behalf of Dipak Golechha, our Chief Financial Officer; one grant of RSUs was reported late on one Form 4 filing on behalf of Josh Paul, our Chief Accounting Officer; and one acquisition of shares was reported late on one Form 4 filing on behalf of Aparna Bawa, a Board member.
Fiscal 2026 Annual Report and SEC Filings
Our financial statements for our fiscal year ended July 31, 2026, are included in our Annual Report on Form 10-K, as filed with the SEC, and is being made available to shareholders concurrently with this Proxy Statement. This Proxy Statement and our Annual Report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on your proxy card or execute and return, at your earliest convenience, your proxy card in the envelope provided.
THE BOARD OF DIRECTORS
Santa Clara, California
October 27, 2026

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Appendix A
Calculation of Billings, Organic Operating Margin, and Organic Revenue
CALCULATION OF BILLINGS
($ in millions)

Billings	FY’24
Total revenue	$8,027
Add: Change in total deferred revenue, net of acquired deferred revenue	2,181
Total billings	$10,208
CALCULATION OF ORGANIC OPERATING INCOME AND ORGANIC OPERATING MARGIN
($ in millions, except percentages)

Organic Operating Income and Operating Margin:	FY’26
GAAP operating income	$695
Share-based compensation-related charges	1,712
Acquisition-related costs(1)	295
Amortization expense of acquired intangible assets	638
Litigation-related charges(2)	16
Non-GAAP operating income	3,356
Operating income from acquired entities(3)	(199)
Incremental bonus payout(4)	30
Organic operating income	$3,187
Organic operating margin(5)	30.2%
(1)Consists of acquisition transaction costs, share-based compensation related to the cash settlement of certain equity awards, change in fair value of contingent consideration liability, and costs to terminate certain employment, operating lease, and other contracts of the acquired companies. Also includes integration costs related to our acquisition of CyberArk Software Ltd.
(2)Consists of the amortization of intellectual property licenses and covenant not to sue and legal contingency charges. Also includes a litigation settlement charge.
(3)Consists of operating income from the entities acquired in fiscal 2026.
(4)Consists of bonus payout in excess of 100% of the target cash incentive of the 2026 Incentive Compensation Plan.
(5)Calculated using organic revenue.
CALCULATION OF ORGANIC REVENUE
($ in millions)

FY'26
Total revenue	$11,480
Revenue from acquired companies(1)	932
Organic revenue	$10,548
(1)Consists of revenue from the entities acquired in fiscal 2026.

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Appendix A

Calculation of Non-GAAP Net Income Per Diluted Share and Non-GAAP Weighted-Average Shares
CALCULATION OF NON-GAAP NET INCOME PER DILUTED SHARE

	FY'25	FY'26
GAAP net income per share, diluted	$1.60	$0.40
Share-based compensation-related charges	1.98	2.23
Acquisition-related costs(1)	(0.15)	0.39
Amortization expense of acquired intangible assets	0.23	0.84
Litigation-related charges(2)	(0.04)	0.02
Change in fair value of convertible senior notes and capped calls(3)	0.00	0.74
Income tax and other tax adjustments(4)	(0.28)	(0.78)
Non-GAAP net income per share, diluted	$3.34	$3.84
(1)Consists of acquisition transaction costs, share-based compensation related to the cash settlement of certain equity awards, change in fair value of contingent consideration liability, and costs to terminate certain employment, operating lease, and other contracts of the acquired companies. In fiscal 2026, also includes integration costs related to our acquisition of CyberArk Software Ltd.
(2)Consists of the amortization of intellectual property licenses and covenant not to sue. Also includes legal contingency charges (credit) and a litigation settlement charge in fiscal 2026.
(3)Consists of changes in fair value of convertible senior notes acquired from CyberArk Software Ltd. that are included in earnings and changes in fair value of the related capped calls. Prior to fiscal 2026, also includes non-cash interest expense for amortization of debt issuance costs related to our convertible senior notes.
(4)Consists of income tax adjustments related to our long-term non-GAAP effective tax rate of 22%. In fiscal 2025, it included a one-time deferred tax provision adjustment relating to the enactment of One Big Beautiful Bill.
CALCULATION OF NON-GAAP WEIGHTED-AVERAGE SHARES, DILUTED
(Shares in millions)

	FY'25	FY'26
GAAP weighted-average shares used to compute net income per share, diluted	709	764
Weighted-average anti-dilutive impact of note hedge agreements and capped call transactions	(7)	—
Non-GAAP weighted-average shares used to compute net income per share, diluted	702	764

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Calculation of Organic Non-GAAP Net Income and Organic Non-GAAP Net Income Per Diluted Share
CALCULATION OF ORGANIC Non-GAAP NET INCOME

FY'26
GAAP net income	$307
Share-based compensation-related charges	1,712
Acquisition-related costs(1)	295
Amortization expense of acquired intangible assets	638
Litigation-related charges(2)	16
Change in fair value of convertible senior notes and capped calls(3)	562
Income tax and other tax adjustments(4)	(599)
Non-GAAP net income	2,931
Non-GAAP net income from acquired entities(5)	(155)
Organic Non-GAAP net income	$2,776
(1)Consists of acquisition transaction costs, share-based compensation related to the cash settlement of certain equity awards, change in fair value of contingent consideration liability, costs to terminate certain employment, operating lease, and other contracts of the acquired companies, and integration costs related to our acquisition of CyberArk Software Ltd.
(2)Consists of the amortization of intellectual property licenses and covenant not to sue. Also includes legal contingency charges (credit) and a litigation settlement charge.
(3)Consists of changes in fair value of convertible senior notes acquired from CyberArk Software Ltd. that are included in earnings and changes in fair value of the related capped calls.
(4)Consists of income tax adjustments related to our long-term non-GAAP effective tax rate of 22%.
(5)Consists of non-GAAP net income from the entities acquired in fiscal 2026.
CALCULATION OF ORGANIC Non-GAAP NET INCOME PER DILUTED SHARE

FY'26
GAAP net income per share, diluted	$0.40
Share-based compensation-related charges	2.23
Acquisition-related costs(1)	0.39
Amortization expense of acquired intangible assets	0.84
Litigation-related charges(2)	0.02
Change in fair value of convertible senior notes and capped calls(3)	0.74
Income tax and other tax adjustments(4)	(0.78)
Non-GAAP net income per share, diluted	3.84
Net income per share impact from acquired entities(5)	0.07
Organic net income per share, diluted	$3.91
(1)Consists of acquisition transaction costs, stock-based compensation related to the cash settlement of certain equity awards, change in fair value of contingent consideration liability, costs to terminate certain employment, operating lease, and other contracts of the acquired companies, and integration costs related to our acquisition of CyberArk Software Ltd.
(2)Consists of the amortization of intellectual property licenses and covenant not to sue. Also includes legal contingency charges (credit) and a litigation settlement charge.
(3)Consists of changes in fair value of convertible senior notes acquired from CyberArk Software Ltd. that are included in earnings and changes in fair value of the related capped calls.
(4)Consists of income tax adjustments related to our long-term non-GAAP effective tax rate of 22%.
(5)Consists of the impact to non-GAAP net income per share from the entities acquired in fiscal 2026.

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CALCULATION OF ORGANIC WEIGHTED-AVERAGE SHARES, DILUTED
(Shares in millions)

FY'26
GAAP weighted-average shares, diluted	764
Weighted-average anti-dilutive impact of note hedge agreements and capped call transactions	—
Non-GAAP weighted-average shares, diluted	764
Weighted-average shares from acquired entities(1)	54
Organic weighted-average shares, diluted	710
(1)Consists of weighted-average shares from the entities acquired in fiscal 2026.
Calculation of Adjusted Free Cash Flow Margin
CALCULATION OF ADJUSTED FREE CASH FLOW MARGIN
($ in millions)

	FY’23	FY’24	FY'25	FY'26
Net cash provided by operating activities	$2,777	$3,258	$3,716	$4,553
Less: purchase of property, equipment, and other assets	146	157	247	440
Free cash flow (non-GAAP)	2,631	3,101	3,469	4,113
Add: capital expenditures for headquarters(1)	—	—	—	91
Add: capital expenditures for certain corporate assets(2)	—	—	38	42
Add: payments of acquisition-related costs(3)	—	—	—	164
Add: litigation-related payment(4)	—	20	—	4
Add: cash payment related to tax settlement	40	—	—	—
Adjusted free cash flow (non-GAAP)	$2,671	$3,121	$3,507	$4,414
Net cash used in investing activities	$(2,034)	$(1,510)	$(2,205)	$(3,104)
Net cash used in financing activities	$(1,726)	$(1,343)	$(779)	$(1,202)
Free cash flow margin (non-GAAP)	38.2%	38.6%	37.6%	35.8%
Adjusted free cash flow margin (non-GAAP)	38.8%	38.9%	38.0%	38.4%
(1)Consists of land purchase of $91 million.
(2)Consists of one-time purchase of a corporate asset which was paid through July 2026.
(3)Consists of payments of acquisition-related costs in connection with our acquisitions of CyberArk Software Ltd. and Koi Security Ltd.
(4)Consists of non-recurring litigation settlement payments in Q4’24 and Q2’26.

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Non-GAAP Financial Measures and Other Key Metrics
This Proxy Statement includes financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). We use these non-GAAP financial measures and other key metrics internally to set targets for employee compensation programs.
Billings. We define billings as total revenue plus the change in total deferred revenue, net of acquired deferred revenue, during the period. We have previously considered billings to be a key metric used by management to manage our business. Billings growth is the percentage change in billings for a fiscal year as compared to the prior fiscal year. Starting in the first fiscal quarter of 2025, billings ceased being a key financial metric and ceased being reported by us.
Next Generation Security Annual Recurring Revenue, or NGS ARR, represents the annualized allocated revenue of all active contracts as of the final day of the reporting period related to all product, subscription and support offerings, excluding revenue from hardware products, and legacy attached subscriptions, support offerings and professional services. NGS ARR is an operating metric that we use to assess the strength and trajectory of our business. NGS ARR should be viewed independently of revenue, deferred revenue and remaining performance obligations and does not represent our revenue under U.S. GAAP on an annualized basis, as it is an operating metric that can be impacted by contract start and end dates and renewal rates. NGS ARR is not intended to be a replacement for forecasts of revenue. The scope of products, subscriptions, and support offerings that contribute to NGS ARR will generally increase over time as we introduce or acquire new next-generation products, subscriptions, and support offerings.
Non-GAAP Operating Margin. We define non-GAAP operating margin as non-GAAP operating income divided by total revenue. We define non-GAAP operating income as operating income plus share-based compensation-related charges, including stock-based payroll tax expense, acquisition-related costs, including change in fair value of contingent consideration liability, amortization expense of acquired intangible assets, and litigation-related charges, including legal settlements. We believe that non-GAAP operating margin provides management and investors with greater visibility into the underlying performance of our core business operating results.
Organic operating margin. We define organic operating margin as non-GAAP operating margin, excluding the effects of acquisitions and dispositions and bonus payout in excess of 100% of the target cash incentive under the 2026 Short-Term Incentive Compensation Plan. We define organic operating income as non-GAAP operating income, excluding the effects of acquisitions and dispositions and bonus payout in excess of 100% of the target cash incentive under the 2026 Short-Term Incentive Compensation Plan.
Organic Revenue. We define organic revenue as our total revenue, excluding the revenue contribution from companies that we acquired during our fiscal 2026 (unless such acquisition was taken into account when setting the organic revenue target under the 2026 Short-Term Incentive Compensation Plan).
Non-GAAP Net Income and Non-GAAP Net Income per share, diluted (Non-GAAP EPS). We define non-GAAP net income as net income plus share-based compensation-related charges, including share-based payroll tax expense, acquisition-related costs, including change in fair value of contingent consideration liability, amortization expense of acquired intangible assets, litigation-related charges, including legal settlements, and non-cash charges related to convertible notes. We also exclude from non-GAAP net income tax adjustments related to our long-term non-GAAP effective tax rate in order to provide a complete picture of our recurring core business operating results. We define non-GAAP net income per share, diluted, as non-GAAP net income divided by the weighted-average diluted shares outstanding, which includes the potentially dilutive effect of our employee equity incentive plan awards and our convertible senior notes and related warrants, after giving effect to the anti-dilutive impact of our note hedge agreements, which reduced the potential economic dilution that otherwise would have occurred in connection with the conversion and settlement of our convertible senior notes. Under GAAP, the anti-dilutive impact of the note hedge is not reflected in diluted shares outstanding. We consider these non-GAAP financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating margin.
Organic Non-GAAP Net Income and Organic Non-GAAP Net Income per share, diluted (Organic Non-GAAP EPS). We define organic non-GAAP net income as non-GAAP net income, excluding the impact of companies that we acquired during our fiscal 2026 (unless such acquisition was taken into account when setting the non-GAAP net income per share, diluted, target for the relevant performance period under the PSUs). We define organic non-GAAP net income per share diluted as non-GAAP net income per share, diluted, excluding the impact of companies that we acquired during our fiscal

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2026, including and shares of our common stock issued as consideration in such transaction, during our fiscal 2026 (unless such acquisition was taken into account when setting the organic non-GAAP net income per share diluted target for the relevant performance period under the PSUs).
Adjusted free cash flow margin, adjusted free cash flow, and free cash flow. We define adjusted free cash flow margin, a non-GAAP measure, as adjusted free cash flow divided by total revenue. We define adjusted free cash flow, a non-GAAP measure, as free cash flow, plus certain capital expenditures for our headquarters and certain corporate assets, plus payments of acquisition-related costs, plus litigation-related payments. We define free cash flow, a non-GAAP measure, as net cash provided by operating activities less purchases of property, equipment, and other assets. We consider free cash flow, adjusted free cash flow, and adjusted free cash flow margin to be operating metrics as well as liquidity measures that provide useful information to management and investors about the amount of cash generated by the business after necessary capital expenditures and before the impact of certain qualifying non-recurring cash payments from operating activities, as applicable. A limitation of the utility of free cash flow, adjusted free cash flow, and adjusted free cash flow margin as a measure of our liquidity is that it does not represent the total increase or decrease in our cash balance for the period. In addition, it is important to note that other companies, including companies in our industry, may not use free cash flow or adjusted free cash flow, may calculate free cash flow or adjusted free cash flow in a different manner than we do, or may use other financial measures to evaluate their liquidity, all of which could reduce the usefulness of free cash flow or adjusted free cash flow as a comparative measure.
Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures and key metrics as analytical tools. For example, NGS ARR metrics reported by us may include annualized value of contracts that was not yet recognized as revenue. Many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future, such as stock-based compensation, which is an important part of our employees' compensation and impacts their performance. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that we exclude in our calculation of non-GAAP financial measures may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, we may also exclude non-recurring expenses and other expenses that do not reflect our core business operating results.

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Appendix B
Amended and Restated 2021 Equity Incentive Plan
PALO ALTO NETWORKS, INC.
2021 EQUITY INCENTIVE PLAN
(As amended and restated, subject to, and contingent upon, stockholder approval at the 2026 annual meeting of the Company’s stockholders)
1.Purpose of the Plan. The purpose of this Plan is to:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide additional incentive to Employees, Directors and Consultants, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.Definitions. The following definitions are used in this Plan:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Amendment Date” means August 14, 2025.
(c)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and issuance of shares of Common Stock, including under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan. Reference to a specific section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation or other official guidance issued under that section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding that section or regulation.
(d)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(e)“Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)“Board” means the Board of Directors of the Company.
(g)“Change in Control” means the occurrence of any of the following events:
(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, if any one Person is already considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by such Person will not be considered a Change in Control; or
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has

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acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(g)“Code” means the U.S. Internal Revenue Code of 1986.
(h)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(i)“Common Stock” means the common stock of the Company.
(j)“Company” means Palo Alto Networks, Inc., a Delaware corporation, or any successor thereto.
(k)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning used with respect to Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(l)“Director” means a member of the Board.
(m)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(n)“Employee” means any person, including Officers and Inside Directors, providing services as an employee to the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(o)“Exchange Act” means the U.S. Securities Exchange Act of 1934.
(p)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. As described in Section 4(i), the Administrator may not institute an Exchange Program.
(q)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market or Nasdaq Capital Market of Nasdaq

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Stock Market or the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or, the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or the closing bid, if no sales were reported), as reported by such source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
If the Fair Market Value is to be determined under subsection (i) or (ii) above and the determination date for the Fair Market Value occurs on a day other than a Trading Day, the Fair Market Value will be the price as determined under subsection (i) or (ii) above, as applicable, on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of withholding Tax-Related Items may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(r)“Fiscal Year” means the fiscal year of the Company.
(s)“Incentive Stock Option” means an Option that is intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(t)“Inside Director” means a Director who is an Employee.
(u)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(v)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(w)“Option” means a stock option granted pursuant to the Plan.
(x)“Outside Director” means a Director who is not an Employee.
(y)“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.
(z)“Participant” means the holder of an outstanding Award.
(aa)    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(bb)    “Performance Unit” means an Award denominated in Shares or cash, which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(cc)    “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(dd)    “Plan” means this Palo Alto Networks, Inc. 2021 Equity Incentive Plan.
(ee)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(ff)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(gg)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

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(hh)    “Section 16(b)” means Section 16(b) of the Exchange Act.
(ii)    “Section 409A” means Section 409A of the Code.
(jj)    “Securities Act” means the U.S. Securities Act of 1933.
(kk)    “Service Provider” means an Employee, Director or Consultant.
(ll)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(mm)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(nn)    “Subsidiary” means a “subsidiary corporation” of the Company whether now or hereafter existing, as defined in Section 424(f) of the Code.
(oo)    “Substituted Award” means an Award granted in substitution for an equity award of an acquired entity in connection with a merger, reorganization, separation, or other transaction to which Section 424(a) of the Code applies.
(pp)    “Tax-Related Items” means any U.S. and non–U.S. federal, state, or local taxes (including, without limitation, income tax, social insurance, payroll tax, fringe benefits tax, payment on account and any other tax-related items) related to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant, or have been transferred to the Participant.
(qq)    “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed is open for trading.
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 79,370,000 Shares, plus (ii) any Shares subject to awards granted under the Company’s 2012 Equity Incentive Plan, as amended, that, (A) on or after the date stockholders initially approved the Plan through the Amendment Date, have been added to the Plan pursuant to the prior terms of this Section 3 and (B) after the Amendment Date, expire or otherwise terminate without having been exercised or issued in full, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 63,480,126 Shares. In addition, Shares may become available for issuance under the Plan pursuant to Section 3(b). The Shares may be authorized, but unissued, or reacquired Common Stock. If the Committee grants Substituted Awards in substitution for equity awards outstanding under a plan maintained by an entity acquired by or consolidated with the Company, the grant of those Substituted Awards will not decrease the number of Shares available for issuance under the Plan.
(b)Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross number of Shares underlying the portion of a Stock Appreciation Right that is exercised will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company due to failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).
(c)Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

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4.Administration of the Plan.
(a)Procedure.
(i)General. The Plan will be administered by (A) the Board or (B) a Committee constituted to satisfy Applicable Laws. The Board or Committee will be the Administrator. Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may, at any time, revoke the delegation of some or all authority previously delegated.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(b)Powers of the Administrator. Subject to the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including to:
(i)determine the Fair Market Value;
(ii)select the Service Providers to whom Awards may be granted hereunder;
(iii)determine the number of Shares to be covered by each Award granted hereunder;
(iv)approve forms of Award Agreements for use under the Plan;
(v)determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;
(vi)establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations, and sub-plans for the purposes of facilitating compliance with non-U.S. laws, easing the administration of the Plan and/or taking advantage of tax-favorable treatment for Awards granted to Service Providers outside the U.S.;
(vii)interpret the Plan and make any decision necessary to administer the Plan;
(viii)interpret, modify or amend each Award (subject to Section 17(c) of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards;
(ix)allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15 of the Plan;
(x)authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)delegate ministerial duties to any of the Company’s employees;
(xii)temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes;
(xiii)allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award; and
(xiv)make all other determinations deemed necessary or advisable for administering the Plan.
(c)Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.
(d)Waiver. The Administrator may waive any terms, conditions or restrictions.
(e)Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be cancelled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.

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(f)Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or its agent) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).
(g)Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.
(h)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
(i)Exchange Program. The Administrator may not institute an Exchange Program.
5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.Stock Options.
(a)Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)Stock Option Agreement. Each Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(d)Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the Grant Date or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the Grant Date or such shorter term as may be provided in the Award Agreement.
(e)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
Agranted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the Grant Date.
Bgranted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date.

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(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator and may no less than 100% of the Fair Market Value per Share on the Grant Date unless otherwise required by Applicable Laws.
(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check or wire transfer; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) net exercise, under which Shares are withheld from otherwise deliverable Shares that has been approved by the Board or a Committee; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(f)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which the Option will vest or become exercisable. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any amounts necessary to satisfy withholding obligations for Tax-Related Items). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant and approved by the Administrator, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 3 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to

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the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following cessation of the Participant’s Service Provider status. Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified in the Award Agreement or herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(v)Tolling Expiration. A Participant’s Award Agreement may also provide that:
(1)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in liability under Section 16(b); or
(2)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of 30 days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
7.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator determines in its sole discretion.
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 7 of the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

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(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. Notwithstanding the foregoing, at any time after the grant of an Option, the Administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.Restricted Stock Units.
(a)Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify vesting criteria, the number of Restricted Stock Units granted, and such other terms and conditions as the Administrator determines in its sole discretion.
(c)Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws or any other basis determined by the Administrator in its discretion.
(d)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(e)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.
(f)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.Stock Appreciation Rights.
(a)Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator determines in its sole discretion. Notwithstanding the foregoing, at any time after the grant of a Stock Appreciation Right, the Administrator, in its sole discretion, may accelerate the time at which the Stock Appreciation Right will vest or become exercisable.
(c)Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

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(d)Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the Grant Date. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(e)Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date as determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the tolling and expiration rules of Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.
(f)Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and
(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.
10.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator determines in its sole discretion. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable U.S. or non-U.S. federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/ Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. Notwithstanding the foregoing, at any time after the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/ Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/ Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

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11.Award Limitations.
(a)Outside Director Award Limitations. No Outside Director may be paid compensation for service as an Outside Director that, in the aggregate, exceeds $2,000,000, increased to $4,000,000 for such Outside Director for the Fiscal Year in which he or she joins the Board as an Outside Director. Compensation includes equity awards, including any Awards issued under this Plan, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles and any other compensation (including without limitation any cash retainers or fees). Any Awards or other compensation paid or provided to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 11(a).
(b)Dividends and Other Distributions. No dividends or other distributions shall be paid with respect to any Shares underlying any unvested portion of an Award.
12.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or Applicable Laws require otherwise, vesting of Awards will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or the Participant’s employer is not so guaranteed, then 6 months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
13.Transferability of Awards.
(a)General Rule. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.
(b)Domestic Relations Orders. If approved by the Administrator, an Award may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). An Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)Limited Transfers for the Benefit of Family Members. The Administrator may permit an Award or Share issued under this Plan to be assigned or transferred subject to the applicable limitations, set forth in the General Instructions to Form S-8 Registration Statement under the Securities Act, if applicable, and any other Applicable Laws. For the avoidance of doubt, during the lifetime of the Participant, no Award may be assigned or transferred to a third-party financial institution.
(d)Permitted Transferees. Any individual or entity to whom an Award is transferred will be subject to all of the terms and conditions applicable to the Participant who transferred the Award, including the terms and conditions in this Plan and the Award Agreement. If an Award is unvested, then the service of the Participant will continue to determine whether the Award will vest and when it will terminate.
14.Adjustments; Dissolution or Liquidation; Merger or Change in Control; Death.
(a)Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits in Section 3 of the Plan.

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(b)Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or its Parent. The Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Stock Appreciation Right (or portion thereof) that are not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
For the purposes of this Section 14(c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
Notwithstanding anything in this Section 14(c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other written agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

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(d)Outside Director Awards. With respect to Awards granted to Outside Directors for their service as Outside Directors, in the event of a Change in Control, such Participants will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Awards, including those Shares which would not be vested or exercisable, all restrictions on such Participants’ Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Participants’ Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreements or other written agreements between the Participants and the Company or any of its Subsidiaries or Parents, as applicable.
15.Tax Matters.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any withholding obligations for Tax-Related Items are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy any Tax-Related Items required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding obligation for Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount) if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or such greater amount as the Administrator may determine (including up to a maximum statutory amount), in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) to cover the amount of the withholding obligation for Tax-Related Items, (v) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, (vi) any other method of withholding determined by the Administrator, or (vii) any combination of the foregoing methods of payment. The withholding amount will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum statutory rates applicable in a Participant’s jurisdiction with respect to the Award on the date that the amount of Tax-Related Items to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the amount of Tax-Related Items to be withheld is calculated.
(c)Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.

2026 Proxy Statement	175

Appendix B

16.Miscellaneous.
(a)Stockholder Approval and Term of Plan. The Plan will become effective upon its approval by the Company’s stockholders within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan will continue in effect until terminated earlier under Section 17 of the Plan, but no Incentive Stock Options may be granted after 10 years from the date the Plan is adopted by the Board.
(b)Legal Compliance. Shares will not be issued pursuant an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(c)Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(d)Inability to Obtain Authority. If the Company determines it to be impossible or impracticable to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
(e)No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
(f)Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award and any other compensation paid or payable to a Participant (including, but not limited to, equity awards issued outside of this Plan) (such compensation, “Other Compensation”) will be subject to the Company’s clawback policy in effect as of the adoption of this Plan, and will be subject to any other clawback policy of the Company as may be established and/or amended from time to time (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award or Other Compensation and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this subsection (f) specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary.
17.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator, at any time, may amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)Consent of Participants Generally Required. Subject to Section 17(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.

176	2026 Proxy Statement

Appendix B

(d)Exceptions to Consent Requirement.
(i)A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights, and
(ii)Subject to the limitations of Applicable Laws, if any, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done
(1)in a manner expressly permitted under the Plan;
(2)to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(3)to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;
(4)to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A; or
(5)to comply with other Applicable Laws.

2026 Proxy Statement	177

BOARD OF DIRECTORS
Nikesh Arora
Chief Executive Officer and
Chair of the Board of Directors
Lee Klarich
Chief Product and Technology Officer and Director
Aparna Bawa
Chief Legal & People Officer
Intel Corporation

John M. Donovan
Former Chief Executive Officer
AT&T Communications
Carl Eschenbach
Partner, Sequoia Capital

James J. Goetz
Partner, Sequoia Capital
Mark Goodburn
Former Chairman and Global Head of Advisory of KPMG International
Rt Hon Sir John Key
Former Prime Minister of New Zealand
Helle Thorning-Schmidt
Former Prime Minister of Denmark
Lorraine Twohill
Chief Marketing Officer, Google
CORPORATE EXECUTIVES
Nikesh Arora
Chief Executive Officer and
Chair of the Board of Directors
Dipak Golechha
Chief Financial Officer
William “BJ” Jenkins
President
Lee Klarich
Chief Product and Technology Officer
and Director
CORPORATE HEADQUARTERS
Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, California 95054
T: (408) 753-4000
www.paloaltonetworks.com
VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
Tuesday, December 8, 2026 at 11:00 a.m. PST www.virtualshareholdermeeting.com/PANW2026 paloalto® NETWORKS

3000 Tannery Way
Santa Clara, CA 95054

Main: +1.408.753.4000

Sales: +1.866.320.4788

Support: +1.866.898.9087

www.paloaltonetworks.com

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paloalto NETWORKS

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 7, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PANW2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you own shares of common stock that are traded through the Tel Aviv Stock Exchange and are voting your shares by mailing the proxy card or through the Israeli Securities Authority electronic voting system, you must vote by 2:00 PM ET (or 9:00 PM Israeli Time) on December 7, 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04462-P55797

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PALO ALTO NETWORKS, INC.

The Board of Directors recommends you vote "FOR" each of the following director nominees and "FOR" proposals 2, 3, 4 and 5.

	For	Against	Abstain
1. Election of Class III Directors			
Nominees:			
1a. Nikesh Arora	☐	☐	☐
1b. Aparna Bawa	☐	☐	☐
1c. Carl Eschenbach	☐	☐	☐
1d. Lorraine Twohill	☐	☐	☐
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2027.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4. To approve an amendment to the Palo Alto Networks, Inc. 2021 Equity Incentive Plan to increase the number of plan shares reserved for issuance.	☐	☐	☐
5. To approve, on an advisory basis, an annual voting policy for directors.	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" proposal 6.

NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

T04463-P55797

PALO ALTO NETWORKS, INC.
Annual Meeting of Shareholders
December 8, 2026 at 11:00 AM Pacific Standard Time
This proxy is solicited by the Board of Directors

The undersigned shareholder of Palo Alto Networks, Inc., a Delaware corporation ("Palo Alto Networks"), hereby appoints Nikesh Arora, Dipak Golechha and Bruce Byrd, or any of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Palo Alto Networks to be held on December 8, 2026 at 11:00 AM Pacific Standard Time, virtually via a live webcast at www.virtualshareholdermeeting.com/PANW2026 and at any adjournment or postponement thereof, and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 9, 2026, as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS. IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2, 3, 4 AND 5 AND "AGAINST" PROPOSAL 6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side